PARTICIPATION AGREEMENT

dated as of March 16, 2001

among

YAHOO! INC.

as Lessee,

LEASE PLAN NORTH AMERICA, INC.,
as Lessor and as a Participant,

ABN AMRO BANK N.V.,
as a Participant,

THE OTHER BANKS AND FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTY HERETO,
as Participants,

YAHOO! INC.,
as Tranche Y Participant,

and

ABN AMRO BANK N.V.,
as Agent

Sunnyvale, California Corporate Headquarters

SCHEDULES
SCHEDULE I	Participants' Commitments
SCHEDULE II	Notice Information and Funding Offices
SCHEDULE III	Subsidiaries
SCHEDULE 10.1(b)(i)	Existing Indebtedness
SCHEDULE 10.1(b)(ii)	Existing Liens
SCHEDULE 10.1(b)(iv)(D)	Existing Investments

APPENDICES
APPENDIX 1	Definitions and Interpretation

EXHIBITS
EXHIBIT A	Form of Acquisition Request
EXHIBIT B	Form of Funding Request
EXHIBIT C	Form of Environmental Certificate
EXHIBIT D	Form of Closing Date Opinions of Counsel to Lessee
EXHIBIT E	Form of Land Interest Acquisition Date Opinions of Counsel to Lessee
EXHIBIT F	Form of Architect's Certificate
EXHIBIT G	Form of Lessee Certification
EXHIBIT H	Form of Assignment of Lease and Consent to Assignment
EXHIBIT I	Form of Cash Collateral Agreement
EXHIBIT J	Form of Mortgage
EXHIBIT K	Form of Assignment and Acceptance
EXHIBIT L	Form of Participant's Letter
EXHIBIT 10.2	Financial Covenant Worksheet

PARTICIPATION AGREEMENT

             THIS PARTICIPATION AGREEMENT, dated as of March 16, 2001 (this "Participation Agreement"), is entered into by and among YAHOO! INC., a Delaware corporation, as Lessee (together with its permitted successors and assigns, the "Lessee"); LEASE PLAN NORTH AMERICA, INC., an Illinois corporation, as Lessor (together with its permitted successors and assigns in such capacity, the "Lessor") and as a Participant; YAHOO! INC., a Delaware corporation, as Tranche Y Participant (in such capacity, the "Tranche Y Participant"), ABN AMRO BANK N.V. and each of the other banks or financial institutions from time to time party hereto, as Participants (together with the Lessor in its capacity as a Participant and its permitted successors and assigns, and together with the Tranche Y Participant in its capacity as a Participant, each a "Participant" and collectively the "Participants"); and ABN AMRO BANK N.V., as Agent (in such capacity, together with its successors in such capacity, the "Agent") for the Participants.

PRELIMINARY STATEMENT

             In accordance with the terms of this Participation Agreement, the Lease and the other Operative Documents,

                           A.         the Lessor contemplates acquiring a fee simple interest in (i) the Phase I Facility on the initial Land Interest Acquisition Date, and (ii) if requested by the Lessee, the Phase II Facility on the second Land Interest Acquisition Date, in each case by acquiring such Property, as purchaser, from the Existing Owner, which Property will be used by Lessee and its Subsidiaries as a corporate headquarters facility; and

                           B.          the Lessor wishes to obtain, and the Participants are willing to provide, financing of the funding of the costs of acquisition of the Property through the purchase of Participation Interests in the Advances, the Lease and the Rent.

             In consideration of the mutual agreements contained in this Participation Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS; INTERPRETATION

             Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix 1 hereto for all purposes hereof; and the rules of interpretation set forth in Appendix 1 hereto shall apply to this Participation Agreement.

SECTION 2

CLOSING DATE

             The closing date (the "Closing Date") shall occur on the date of the execution and delivery of this Agreement and the other Operative Documents referred to in Section 6.1 hereof, which shall be the earliest date on which all the conditions precedent thereto set forth in Sections 6.1 and 6.3 hereof shall have been satisfied or waived by the applicable parties as set forth therein.

SECTION 3

ACQUISITION OF THE PROPERTY; FUNDING OF ADVANCES

             Section 3.1      Lessor Commitment; Lessee Covenants.

                           (a)         Subject to the conditions and terms hereof, the Lessor shall take the following actions at the written request of the Lessee on or after to the Closing Date or from time to time during the Commitment Period, as the case may be:

                           (i)          enter into the Operative Documents to be entered into by it pursuant to the terms hereof;

                           (ii)         make Advances (out of funds provided by the Participants) for the purpose of financing the acquisition of the Phase I Facility and, subject to the satisfaction or waiver of the conditions set forth in Sections 6.2 and 6.3 hereof, the Phase II Facility, and the payment of Transaction Expenses; and

                           (iii)        acquire the Phase I Facility and, if requested by the Lessee, the Phase II Facility (using funds provided by the Participants).

             Upon the applicable Lease Commencement Date, subject to the terms and conditions hereof and of the other Operative Documents, the Lessor shall lease the applicable portion of the Property, as lessor, to the Lessee under the Lease.

                           (b)        Lessee Covenants .  The Lessee shall, on or prior to the Closing Date, enter into the  Operative Documents to be entered into by it pursuant to the terms hereof and, upon the applicable Lease Commencement Date, subject to the terms and conditions hereof and of the other Operative Documents, the Lessee shall lease the applicable portion of the Property as Lessee from the Lessor under the Lease.

             Section 3.2      Participants' Commitments. Subject to the terms and conditions hereof, each Participant other than the Lessor severally shall purchase a Participation Interest in the Advances being made by the Lessor at the request of the Lessee from time to time during the Commitment Period by making available to the Lessor on each Funding Date an amount in immediately available funds equal to such Participants' Commitment Percentage (as then in effect) of the amount of the Advance being funded on such Funding Date. Notwithstanding any other provision hereof, no Participant shall be obligated to purchase its Participation Interest in any Advance if (i) the amount of such purchase would exceed its Available Commitment, or (ii) if, after giving effect to the proposed Advance, the outstanding aggregate amount of such Participant's Participation Interest in the Advances would exceed such Participant's Commitment.  Lessor shall repay the Participation Interests, together with accrued interest and yield thereon as provided herein to the extent such amounts are received under the Lease.

             Section 3.3      Procedures for Acquisition of the Property. The Lessee shall give the Lessor and the Agent prior written notice not later than 12:00 noon, Chicago time, three Business Days prior to the proposed applicable Land Interest Acquisition Date (unless the initial Land Interest Acquisition Date is the Closing Date and the Advance on such date is to be an Alternate Base Rate Advance, in which case such notice may be given not later than 12:00 noon, Chicago time, on such Land Interest Acquisition Date), pursuant to an Acquisition Request substantially in the form of Exhibit A (an "Acquisition Request"), specifying: (i) the proposed Land Interest Acquisition Date, (ii) the portion of the Property to be acquired, (iii) the Existing Owner of such portion of the Property, and (iv) the date on which the Lessee will request the Lessor to fund the Property Acquisition Costs in respect of such portion of the Property.  The Agent shall provide notice of each such Acquisition Request to each Participant.

             Section 3.4      Procedures for Advances. With respect to each funding of an Advance, the Lessee shall give the Lessor and the Agent prior written notice not later than 12:00 noon, Chicago time, three Business Days prior to the proposed Funding Date (other than for the Advance, if any, on the Closing Date, if such Advance is to be an Alternate Base Rate Advance, in which case such notice may be given not later than 12:00 noon, Chicago time, on the same Business Day) pursuant, in each case, to a Funding Request substantially in the form of Exhibit B (a "Funding Request"), specifying (i) the proposed Funding Date, (ii) the amount and purpose of the Advance requested, (iii) the Lessee's election to cause all or a specified portion of such Advance to bear interest or yield by reference to the Eurodollar Rate or the Alternate Base Rate and including, in the case of a Eurodollar Rate Advance, the initial Interest Period therefor (all on a Tranche by Tranche basis), (iv) the payees of such Advance, (v) that the Advance will be used to fund Property Acquisition Costs in respect of the portion of the Property specified in such Funding Request, and (vi) that to the knowledge of the Lessee, no Default or Event of Default (other than a Limited Default or a Limited Event of Default, provided that if a Limited Default or a Limited Event of Default exists, the provisions of Section 6.5 shall apply) has occurred and is continuing as of the date of such Funding Request.  The Agent shall promptly provide notice of such Funding Request to each Participant.  Each Advance (other than an Interest Payment Advance or an amount capitalized pursuant to Section 3.7(e)) shall be in a minimum amount of $500,000.  Subject to the satisfaction or waiver of the conditions precedent to such Advance set forth in Section 6, each Participant, other than the Lessor, shall fund its pro rata share of such Advance by making available to the Lessor its proportionate share of such Advance in immediately available federal funds by wire transfer to the Agent for deposit to the Lessor's demand deposit account with the Agent not later than 12:00 noon, Chicago time, on the applicable Funding Date.  Upon (i) the Lessor's receipt of the funds provided by the Participants with respect to an Advance, and (ii) satisfaction or waiver of the conditions precedent to such Advance set forth in Section 6, the Lessor shall (A) in the case of an Advance for the acquisition of a portion of the Property, pay the Property Acquisition Costs therefor to the Existing Owner thereof, and (B) in the case of an Advance for Transaction Expenses, pay the specified amount to the payees specified in the applicable Funding Request as payment of such Transaction Expenses (which may include reimbursement of such Transaction Expenses previously paid by the Lessee), in each case from the funds provided by the Participants for such Advance.

             Section 3.5      Allocation of Commitments. Schedule I hereto contains an allocation for each Participant of (i) the amount of its Commitment representing its Tranche A Participation Interest ("Tranche A Participation Interest Commitment"), (ii) the amount of its Commitment representing its Tranche B Participation Interest ("Tranche B Participation Interest Commitment"), and (iii) the amount of its Commitment representing its Tranche C Equity Interest ("Tranche C Equity Interest Commitment").  The Lessee, the Lessor, the Agent and the Participants have approved all such allocations and percentages.  Schedule I shall be amended as required to reflect changes in the allocations set forth thereon due to the addition of additional Participants pursuant to Section 12.1.

             Section 3.6      Termination, Reduction or Extension of Participants' Commitments.

                           (a)         The Lessor shall have the right, upon not less than five (5) Business Days' written notice to the Agent, to terminate the Participants' Commitments or, from time to time, to reduce the amount of the Participants' Commitments, provided that (i) after giving effect to such reduction, the aggregate outstanding principal amount of the Tranche A Participation Interests shall not exceed the aggregate Tranche A Participation Interest Commitments, (ii) after giving effect to such reduction, the aggregate outstanding principal amount of the Tranche B Participation Interests shall not exceed the aggregate Tranche B Participation Interest Commitments, (iii) after giving affect to such reduction, the aggregate outstanding principal balance of the Tranche C Equity Interests shall not exceed the aggregate Tranche C Equity Interest Commitments, and (iv) any such reduction shall be made pro rata among the Participants' Commitments within each Tranche.  Prior to the occurrence and continuance of an Event of Default, the Lessor shall exercise such right only as directed by the Lessee and after the occurrence and during the continuance of an Event of Default the Lessor shall exercise such right only as directed by the Required Participants; provided that in the case of the occurrence and continuance of a Limited Event of Default, such right may not be exercised on the basis of such Limited Event of Default until from and after the second Land Interest Acquisition Date.

                           (b)        The Lessee may, by written request to the Lessor and Agent (which the Agent shall promptly forward to each Participant, together with the related Renewal Request received by the Agent pursuant to Section 21.1 of the Lease) given not later than 180 days prior to the Maturity Date then in effect, request (each, an "Extension Request") that such Maturity Date be extended to a date following the Maturity Date then in effect as specified in such Extension Request.  No later than the date (the "Extension Response Date") which is 90 days after any such request has been delivered to each of the Participants, each Participant will notify the Lessor in writing (with a copy to the Agent and the Lessee) whether or not it consents to such Extension Request (which consent may be granted or denied by each Participant in its sole discretion and may be conditioned on receipt of such financial information or other documentation as may be specified by such Participant including without limitation satisfactory appraisals of the Property), provided that (i) any Participant that fails to so advise the Lessor on or prior to the applicable Extension Response Date shall be deemed to have denied such Extension Request, and (ii) notwithstanding anything contained herein to the contrary, the Tranche Y Participant shall be deemed to have consented to any such Extension Request.  The extension of the then-current Maturity Date contemplated by an Extension Request shall become effective as of the Maturity Date then in effect (the "Extension Effective Date") on or after the Extension Response Date on which all of the Participants (other than the Tranche Y Participant and any Non–Consenting Participants which have been replaced by Replacement Participants in accordance with Section 3.6(c)) shall have consented to such Extension Request; provided that:

                           (i)          on both the date of the applicable Extension Request and the applicable Extension Effective Date, (x) each of the representations and warranties made by the Lessee and the Lessor in or pursuant to the Operative Documents shall be true and correct in all material respects as if made on and as of each such date, except for representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, (y) no Default or Event of Default shall have occurred and be continuing, and (z) on each of such dates the Agent shall have received a certificate of the Lessee and the Lessor, each as to itself, as to the matters set forth in clause (x) above and from the Lessee as to the matters set forth in clause (y) above; and

                           (ii)         the Agent and the Required Participants shall have received satisfactory evidence that the Expiration Date shall, after giving effect to any extension thereof which has become effective on or prior to such Extension Effective Date, occur on the Maturity Date then in effect as so extended.

As promptly as practicable following any Extension Effective Date, the Agent shall deliver to the Lessee, the Lessor and each Participant a written notice (each, an "Extension Notice" setting forth the Extended Maturity Date then in effect.

                           (c)         The Lessor (after consultation with, and at the direction of, the Lessee) shall be permitted to replace any Non-Consenting Participant with one or more replacement banks or other financial institutions acceptable to the Agent (a "Replacement Participant") at any time on or prior to the date which is 90 days after the Extension Response Date; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) the Replacement Participant shall purchase, at par, all of the Participation Interest of such Non-Consenting Participant on or prior to the date of replacement, (iii) the Lessee shall be liable to such Non-Consenting Participant under Section 13.6 of this Agreement if any Advance (or any Participation Interest therein) shall be prepaid (or purchased) other than on the last day of the Interest Period or Interest Periods relating thereto, (iv) the Replacement Participant, if not already a Participant, shall be reasonably satisfactory to the Agent, (v) such replacement shall be made in accordance with the provisions of Section 12 of this Agreement (provided that the Lessee shall be obligated to pay the Transaction Expenses arising in connection therewith), and (vi) the Replacement Participant shall have agreed to be subject to all of the terms and conditions of this Agreement (including the extension of the Maturity Date contemplated by the Extension Request) and the other Operative Documents.  The Agent hereby agrees to cooperate with the Lessee and the Lessor in their efforts to arrange one or more Replacement Participants as contemplated by this Section 3.6(c).

                           (d)        On the earlier of the Land Interest Acquisition Date with respect to the Phase II Facility or the last day of the Commitment Period, the Participants' Commitments shall be reduced automatically without any notice or other action by Lessor or any Participant hereunder, to be equal to the then aggregate outstanding principal amount of the respective Participant's Participation Interests with respect to the Commitments.

             Section 3.7       Interest Rates, Yield and Payment Dates.

                           (a)         Each outstanding Advance (other than that portion of the Advance, if any, to be made on the Closing Date to finance Tranche C Equity Interests, which shall bear yield at a rate equal to the Alternate Base Rate unless and until such portion of such Advance is converted to a Eurodollar Rate Advance in accordance with this Section 3.7(a)) shall bear interest (in the case of the Tranche A Participation Interests and Tranche B Participation Interests therein) or yield (in the case of the Tranche C Equity Interest therein) for each day during each Interest Period with respect thereto (i) in respect of the Tranche A Participation Interests in any Advance, a rate per annum equal to zero percent; (ii) in respect of the Tranche B Participation Interests, a rate per annum for such Interest Period equal to zero percent plus the Applicable Margin; and (iii) in respect of the Tranche C Equity Interests in any Advance, a rate per annum (x) in the case of any Eurodollar Rate Advance, the Eurodollar Rate two (2) Business Days prior to the first day of such Interest Period, plus the Applicable Margin then in effect and (y) in the case of any Alternate Base Rate Advance, at a rate per annum equal to the Alternate Base Rate, in each case with respect to either clause (x) or (y) as elected by Lessee in its Funding Request in respect of the relevant Advance or in a notice delivered pursuant to this Section 3.7(a).  The Lessee shall give irrevocable notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Appendix 1 and this Section 3.7(a), of the length of each Interest Period to be applicable to any Tranche C Equity Interests accruing yield by reference to the Eurodollar Rate, which election shall become effective three Business Days following the date of such notice. Each of the Participants, Agent, Lessor and Lessee hereby agree that Lessee shall have the right, by delivering a notice to Agent on or before 12:00 noon (Chicago, Illinois time) on a Business Day, to elect irrevocably, on not less than three nor more than five Business Days' written notice prior to the last day of any then current Interest Period in the case of a notice requesting a conversion of a Eurodollar Rate Advance into an Alternate Base Rate Advance, or the continuation of a Eurodollar Rate Advance as such, that all or any portion of the Tranche C Equity Interests in the Advances (in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess thereof, in the case of the conversion of an Alternate Base Rate Advance into a Eurodollar Rate Advance or the continuation of a Eurodollar Rate Advance as an Advance of such type) (a) be converted into an Alternate Base Rate Advance or a Eurodollar Rate Advance, or (b) be continued as a Eurodollar Rate Advance.  Any conversion into, or continuation of, a Eurodollar Rate Advance shall have Interest Periods (subject to the limitations set forth in the definition thereof) of the length set forth in such notice (in the absence of delivery of such notice at least three Business Days before the last day of any then current Interest Period with respect to any Eurodollar Rate Advance, Lessee shall be deemed to have elected to continue the applicable Advance as a Eurodollar Rate Advance and the Interest Period with respect thereto shall be one month).  There shall not be more than four (4) Interest Periods outstanding at any time.

                       (b)        If all or a portion of (i) the amount of any Advance, (ii) any interest or yield payable thereon or (iii) any other amount payable hereunder, shall not be paid by Lessee when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest or yield at a rate per annum which is equal to the Overdue Rate.

                           (c)         Except as otherwise provided in paragraph (d) of this Section 3.7, interest and yield shall be payable in cash in arrears on each Scheduled Payment Date, provided that (i) interest and yield accruing pursuant to paragraph (b) of this Section 3.7 shall be payable from time to time on demand and (ii) each prepayment of Advances shall be accompanied by accrued interest and yield to the date of such prepayment on the amount of Advances so prepaid.

                           (d)        On each date which is three Business Days prior to any Scheduled Payment Date occurring prior to the initial Land Interest Acquisition Date, the Lessee shall be deemed to have requested an Advance comprised of an Interest Payment Advance pursuant to Section 3.4 and the Lessor shall be deemed to have requested a purchase pursuant to Section 3.2 of Participation Interests in such Advance in an amount equal to the aggregate amount of the interest or yield due and payable on such date with respect to accrued interest and yield on the outstanding Advances.  The Funding Date with respect to any such Interest Payment Advance and purchase of Participation Interests therein shall be the relevant Scheduled Payment Date (provided that such Advance and the purchase of such Participation Interests shall be subject to satisfaction of the applicable conditions precedent set forth in Section 6) and the proceeds of such payment shall be applied to pay such accrued interest and yield.

                           (e)         Capitalization of Certain Amounts.  On each date prior to the initial Land Interest Acquisition Date that any amount is payable under the Operative Documents on account of (A) accrued interest and accrued yield on outstanding Advances (to the extent provided in Section 3.7(d)), (B) fees pursuant to Section 4, (C) Transaction Expenses of the Lessor, the Agent or any Participant pursuant to Section 9, or (D) any other amounts required by any provision of the Operative Documents to be capitalized prior to the initial Land Interest Acquisition Date, such amounts shall be capitalized by automatically treating such amount as an Advance and a related purchase of Participation Interests therein made on such date.

                           (f)         Cash Collateral Agreement.  On each Funding Date the Lessee shall deposit cash collateral pursuant to the Cash Collateral Agreement against the Tranche B Participation Interests and the Tranche C Equity Interests and shall maintain the Cash Collateral from time to time pursuant to and in accordance with the terms of the Cash Collateral Agreement.  The Lessee shall also pledge Cash Collateral when required by the Cash Collateral Agreement in connection with the capitalization of the interest, yield and fees and amounts capitalized under Section 3.7(e).

             Section 3.8      Computation of Interest and Yield.

                           (a)         Whenever it is calculated on the basis of the Alternate Base Rate, interest and yield shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; otherwise, interest and yield shall be calculated on the basis of a 360-day year for the actual days elapsed.  The Agent shall as soon as practicable notify the Lessor, the Lessee and the Participants of each determination of a Eurodollar Rate.  Any change in the interest rate or yield rate on an Advance resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Agent shall as soon as practicable notify the Lessor, the Lessee and the Participants of the effective date and the amount of each such change in interest rate or yield rate.

                       (b)        Each determination of an interest rate or a yield rate by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Lessor, the Lessee and the Participants in the absence of manifest error.  The Agent shall, at the request of such parties, deliver to such parties a statement showing the quotations used by the Agent in determining any interest rate or yield rate pursuant to Section 3.8(a).

             Section 3.9      Pro Rata Treatment and Payments.

                           (a)         Each participation in the Advances by the Participants and each reduction of the Commitments of the Participants shall be made pro rata among the Tranche A Participants, Tranche B Participants and Tranche C Participants according to the respective Commitment Percentages of each such Participant then in effect.  Except as otherwise provided in Sections 3.11 through 3.21, each payment (including each prepayment) by the Lessor on account of Participation Interests representing the amount of principal and interest or yield on the Advances shall be made pro rata among the applicable Tranche A Participants, Tranche B Participants and Tranche C Participants according to the respective Participation Interests of each such Participant then in effect.  Any payment required to be made to the Participants in any particular Tranche shall be made pro rata among such Participants, without priority of any one such Participant over any others within such Tranche, in the proportion that such Participant's Participant Balance within such Tranche bears to the aggregate Participant Balances of all Participants within such Tranche. All payments (including prepayments) to be made by the Lessor hereunder to the Participants with respect to their Participation Interests, whether on account of principal, interest, yield or otherwise, shall be payable to the extent received by the Lessor from or on behalf of the Lessee, shall be made without setoff or counterclaim and shall be made prior to 2:00 p.m., Chicago time, on the due date thereof to the Agent, for the account of the Participants, at the Agent's office referred to in Section 15.3 of this Agreement, in Dollars and in immediately available funds.  The Agent shall distribute such payments to the Participants promptly upon receipt in like funds as received; it being understood that any such payment received by the Agent on a timely basis and in accordance with the provisions of the Lease shall be distributed on the date on which such funds are so received.  If any payment hereunder (other than payments of Participation Interests in the Advances) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment of Participation Interests in an Advance becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension or shortening of the due date of any payment pursuant to the preceding two sentences, interest or yield thereon shall be payable at the then applicable rate during such extension or until such shortened due date, as the case may be.

                       (b)        Unless the Agent shall have been notified in writing by any Participant prior to funding its Participation Interest in an Advance that such Participant will not make its share of such Advance available to the Agent, the Agent may assume that such Participant is making such amount available to the Agent.  If such Participant's share of such Advance is not made available to the Agent by such Participant on or prior to such Funding Date, the Lessor shall not be required to make such portion of such Advance to the Lessee.

             Section 3.10    The Account. The Agent may if it so desires establish an account (the "Account") into which the Agent and the Lessor shall deposit all payments, receipts and other consideration of any kind whatsoever paid under the Lease and received by the Agent or the Lessor pursuant to this Agreement, the Lease and any other Operative Document.  Each of the Agent and the Lessor hereby irrevocably instructs the Lessee, and the Lessee hereby agrees, until otherwise notified by the Agent and except as otherwise expressly provided in Section 3.22 hereof, that all payments to be made by the Lessee to or for the benefit of the Lessor or the Agent pursuant to the Lease or any of the other Operative Documents shall be made directly to the Agent.  The Agent shall make distributions of such payments, receipts and other consideration (and, if an Account is used, from the Account) pursuant to the requirements of Sections 3.11 through 3.21 hereof.

             Section 3.11    Basic Rent. Each payment (or portion thereof) of Basic Rent comprising interest or yield on the Advances (and any payment of interest on overdue installments of such components of Basic Rent) received by the Agent shall be distributed by the Agent (i) first, to the Tranche A Participants and Tranche B Participants pro rata, and (ii) second to the Tranche C Participants pro rata, in accordance with, and for application to, the portion of their Participation Interests in such portion of Basic Rent, as well as in any overdue interest due to such Participant (to the extent permitted by applicable law).

             Section 3.12    Purchase Payments by Lessee. Any payment received by the Agent as a result of:

                           (a)         the purchase of the Lessor's interest in the Property in connection with the Lessee's exercise of its Purchase Option under Section 20.1 of the Lease, or

                           (b)        the Lessee's compliance with its obligation to purchase the Lessor's interest in the Property in accordance with Section 20.2 or 20.3 of the Lease, or

                           (c)         the payment of the Asset Termination Value in accordance with Sections 16.2(b) or 16.3 of the Lease,

shall, subject to the provisions of Section 3.22, be distributed by the Agent in the following order of priority:

                           first, to the Tranche A Participants and the Tranche B Participants, pro rata, for application to pay in full the Tranche A Participant Balance and Tranche B Participant Balance of each such Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among such Participants; and

                           second, to the Tranche C Participants for application to pay in full the Tranche C Participant Balance of each Tranche C Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche C Participants.

             Section 3.13    Residual Value Guarantee Amount Payments by Lessee.  The payment by the Lessee of any Residual Value Guarantee Amount in accordance with Section 17.2(h) of the Lease or Article XXII of the Lease shall be distributed by the Agent in the following order of priority (it being acknowledged and agreed that any payment of the Residual Value Guarantee Amount payable to the Tranche Y Participant shall be paid in accordance with Section 3.22 hereof prior to any distribution hereunder):

                           first, to the Tranche A Participants for application to pay in full the Tranche A Participant Balance of each Tranche A Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among such Participants; and

                           second, to the Tranche B Participants for application to pay in full Tranche B Participant Balance of each Tranche B Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among such Participants; and

                           third, to the Tranche C Existing Participants for application to pay in full the Tranche C Participant Balance of each Tranche C Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among such Participants.

             Section 3.14    Sales Proceeds of Property. Any payments received by the Agent as proceeds from the sale of the Property sold following the occurrence of an Event of Default under Article XVII of the Lease (in the case of any portion of such proceeds which, pursuant to Section 3.17, is required to be distributed in accordance with this Section 3.14) or pursuant to the Lessee's exercise of the Remarketing Option pursuant to Article XXII of the Lease, together with any payment made by the Lessee as a result of an appraisal pursuant to Section 13.2 of this Agreement, shall be distributed by the Agent in the following order of priority:

                           first, to the Tranche B Participants for application to pay in full the Tranche B Participant Balance of each Tranche B Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche B Participants;

                           second, to the Tranche A Participants for application to pay in full the Tranche A Participant Balance (other than any portion thereof paid in accordance with Section 3.22) of each Tranche A Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche A Participants;

                           third, to the Tranche C Participants for application to pay in full the Tranche C Participant Balance  of each Tranche C Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then pro rata among the Tranche C Participants; and

                          fourth, the balance, if any, shall be promptly distributed to, or as directed by, the Lessee.

             Section 3.15    Supplemental Rent.All payments of Supplemental Rent received by the Agent (excluding any amounts payable pursuant to the preceding provisions of this Section 3) shall be distributed promptly by Agent upon receipt thereof to the Persons entitled thereto pursuant to the Operative Documents.

             Section 3.16    Excepted Payments. Notwithstanding any other provision of this Agreement or the Operative Documents, any Excepted Payment received at any time by the Agent shall be distributed promptly to the Person entitled to receive such Excepted Payment pursuant to the Operative Documents.

             Section 3.17    Distribution of Payments After Event of Default. All payments received and amounts realized by the Lessor or the Agent after an Event of Default exists (except under the Cash Collateral Agreement), including proceeds from the sale of any of the Property, proceeds of any amounts from any insurer or any Governmental Authority in connection with any Casualty or Condemnation, or from Lessee as payment in accordance with the Lease, including any payment received from Lessee pursuant to Article XVII of the Lease, shall, if received by Lessor, be paid to the Agent as promptly as possible and shall be distributed by the Agent in the following order of priority:

                           first, so much of such payment or amount as shall be required to reimburse the Lessor or the Agent for any tax, expense or other loss incurred by the Lessor or the Agent (including, to the extent not previously reimbursed, those incurred in connection with any duties of the Agent as the Agent) and any unpaid ongoing fees of the Lessor and the Agent shall be distributed to each of them for its own account;

                           second, so much of such payments or amounts as shall be required to reimburse the then existing or prior Participants for payments made by them to the Lessor pursuant to Section 18.1 of the Lease (to the extent not previously reimbursed or not paid in accordance with Section 3.22) and to pay such then existing or prior Participants the amounts payable to them pursuant to any expense reimbursement or indemnification provisions of the Operative Documents shall be distributed to each such Participant without priority of one over the other in accordance with the amount of such payment or payments payable to each such Person;

                           third, (i) in the case of a sale of the Property, in the order set forth in Section 3.14 (other than any payment of the Residual Value Guarantee Amount paid by the Lessee in connection with a sale of the Property, which payment shall be distributed in the order set forth in Section 3.13), and (ii) in all other cases, so much of such amount as shall be required  to pay in full the Participant Balance of each Participant, and in the case where the amount so distributed shall be insufficient to pay in full as aforesaid, then in the order of priority set forth in Section 3.12; and in any case where the amount of any such payment in this clause (ii) shall be insufficient to pay in full as aforesaid, then pro rata within a Tranche without priority of any Participation Interest in such Tranche over any other Participation Interest within such Tranche; and

                          fourth, the balance, if any, of such payment or amounts remaining thereafter shall be promptly distributed to, or as directed by, the Lessee.

             Section 3.18    Other Payments.

                           (a)         Except as otherwise provided in Sections 3.11, 3.12, 3.17, 3.19 and paragraph (b) below,

                           (i)          any payment received by the Agent for which no provision as to the application thereof is made in the Operative Documents or elsewhere in this Section 3, and

                           (ii)         all payments received and amounts realized by the Lessor or the Agent under the Lease or otherwise with respect to the Property or the Cash Collateral to the extent received or realized at any time after indefeasible payment in full of the Participant Balances of all of the Participants and any other amounts due and owing to the Lessor, the Participants or the Agent, shall be distributed forthwith by the Agent in the order of priority set forth in Section 3.12 (in the case of any payment described in clause (i) above) or in Section 3.17 hereof (in the case of any payment described in clause (ii) above), except that in the case of any payment described in clause (ii) above, such payment shall be distributed omitting clause third of such Section 3.17; and the balance, if any (in the case of any payment described in clause (i) or (ii) above), shall be distributed to, or as directed by, the Lessee.

                           (b)        Except as otherwise provided in Sections 3.11 and 3.12 hereof, any payment received by the Agent for which provision as to the application thereof is made in an Operative Document but not elsewhere in this Section 3 shall be distributed forthwith by the Agent to the Person and for the purpose for which such payment was made in accordance with the terms of such Operative Document.

             Section 3.19    Cash Collateral.  Notwithstanding anything herein in the contrary, proceeds of the Cash Collateral shall be applied in the following order of priority:

                           first, among the Tranche B Participants, pro rata, to pay in full the Tranche B Participant Balances of such Tranche B Participants; and

                           second, among the Tranche C Participants, pro rata, to pay in full the Tranche C Participant Balances of such Tranche C Participants.

                           (a)         In order to comply with the limitations on recourse to the Lessee contained in SFAS 13 with respect to a particular application of the Cash Collateral, the Agent and the applicable Participants may retain an amount thereof equal to the amount of the Lessee's recourse liability in respect of the Tranche B Participation Interests and Tranche C Participation Interests in the Lease Balance under the applicable provisions of the Operative Documents which, under the circumstances, may be the Asset Termination Value, as the case may be (and any of such collateral or proceeds not permitted to be so retained shall be returned to the Lessee).

             Section 3.20    Casualty and Condemnation Amounts. Any amounts payable to the Lessor as a result of a Casualty or Condemnation pursuant to Section 15.1 of the Lease (but excluding any amounts payable pursuant to Section 16.2 of the Lease) shall, if no Event of Default exists, be paid over to Lessee for the rebuilding or restoration of that portion of the Property to which such Casualty or Condemnation applied, and any excess proceeds shall be paid to the Lessee.  If a Event of Default exists, then during the continuance of such Event of Default, all such amounts shall be delivered to the Agent and upon exercise of the Lessor's remedies under the Operative Documents shall be distributed pursuant to Section 3.17.

             Section 3.21    Order of Application. To the extent any payment made to any Participant pursuant to Sections 3.12, 3.13, 3.14 or 3.17 is insufficient to pay in full the Participant Balance of such Participant, then each such payment shall first be applied to its Participation Interest in accrued interest or yield and then to its Participation Interest in principal or the equity component of the Advances.

             Section 3.22    Payments to the Tranche Y Participant. Notwithstanding anything in this Agreement or the other Operative Documents to the contrary, the parties hereto acknowledge and agree that (a) in the case of any payment required to be made in respect of the Participant Balance of the Tranche Y Participant, such amount shall be paid by offsetting against such amount the related portion of the Lease Balance owed by the Lessee to the Lessor in respect of the Tranche Y Participant's Participant Balance without the necessity of a cash payment being made by the Lessee to the Lessor or the Agent or by the Lessor to the Agent, and (b) in the context of all distributions required to be made by the Agent to the Participants or the Lessee pursuant to Sections 3.11 through 3.20 hereof, all such distributions shall be made by the Agent assuming that such offsetting payment has in fact been so made immediately prior to the making by the Agent of any such distributions.

SECTION 4

FEES

             Section 4.1      Commitment Fees. The Lessor shall pay to the Agent for the account of each Participant (other than the Tranche Y Participant) a commitment fee (the "Commitment Fees") for the period from and including the Closing Date to the earlier of the last day of the Commitment Period computed in the case of each such Participant at a rate per annum equal to the Commitment Fee Rate multiplied by the Available Commitments of such Participant, in each case during the period for which payment is made, payable in arrears on each Commitment Fee Payment Date.  Commitment Fees shall be calculated on the basis of a 365– (or 366–, as the case may be) day year for the actual days elapsed.  Commitment Fees payable on any Commitment Fee Payment Date occurring prior to the initial Land Interest Acquisition Date shall be funded by Advances funded by the Participants and capitalized as provided in Section 3.7(e).

             Section 4.2      Arrangement Fee. The Lessor shall pay to the Arranger an arrangement fee (the "Arrangement Fee") on the Closing Date as set forth in the Fee Letter.  The Arrangement Fee shall be funded by an Advance funded by the Participants.

             Section 4.3      Overdue Fees. If all or a portion of any fee due hereunder shall not be paid when due, such overdue amount shall bear interest, payable by the Lessee on demand, at a rate per annum equal to the Overdue Rate from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

SECTION 5

CERTAIN INTENTIONS OF THE PARTIES

             Section 5.1      Nature of Transaction.

                           (a)         It is the intent of the parties hereto that: (i) the Lease constitutes an "operating lease" pursuant to Statement of Financial Accounting Standards No. 13, as amended and interpreted, for purposes of the Lessee's financial reporting, and (ii) for purposes of federal, state and local income or franchise taxes (and for any other tax imposed on or measured by income), and documentary, intangibles and transfer taxes, the transaction contemplated hereby is a financing arrangement and preserves ownership in the Property in the Lessee.  The parties shall take no action inconsistent with such intention.  Nevertheless, the Lessee acknowledges and agrees that neither the Agent, the Lessor nor any Participant (other than the Tranche Y Participant) has made any representations or warranties to the Lessee concerning the tax, accounting or legal characteristics of the Operative Documents and that the Lessee has obtained and relied upon such tax, accounting and legal advice concerning the Operative Documents as it deems appropriate.

                           (b)        Specifically, without limiting the generality of subsection (a) of this Section 5.1, the parties hereto intend and agree that with respect to the nature of the transactions evidenced by the Lease in the context of the exercise of remedies under the Operative Documents, including, without limitation, in the case of any insolvency or receivership proceedings or a petition under the United States bankruptcy laws or any other applicable insolvency laws or statute of the United States of America, any State or Commonwealth thereof or any foreign country affecting the Lessee, the Lessor or any Participant or any enforcement or collection actions arising out of or relating to bankruptcy or insolvency laws, (i) the transactions evidenced by the Operative Documents shall be deemed to be loans made by the Lessor and the Participants to the Lessee secured by the Property, (ii) the obligations of the Lessee under the Lease to pay Basic Rent, Supplemental Rent, Asset Termination Value or Residual Value Guarantee Amount in connection with any purchase or sale of the Property pursuant to the Lease shall be treated as payments of interest on and principal of, respectively, loans from the Lessor and the Participants to the Lessee, and (iii) the Lease grants a security interest and mortgage or deed of trust lien, as the case may be, in the Property to the Lessor and assigned by the Lessor to the Agent for the benefit of the Participants to secure the Lessee's performance and payment of all amounts under the Lease and the other Operative Documents.

                       (c)         If the transaction evidenced by this Agreement and the other Operative Documents can no longer be treated as an operating lease pursuant to GAAP for accounting purposes (other than by reason of the failure of the Lessor to maintain the minimum equity required by EITF Issues 96-21 and 97-1), all provisions in the Operative Documents limiting the Lessee's obligation to pay the Asset Termination Value (including the Remarketing Option) shall no longer apply.  If any such change in accounting treatment shall occur, the Lessee, the Guarantor, the Lessor, the Agent and the Participants shall negotiate in good faith to enter into such amendments to the Operative Documents as may be reasonably necessary or desirable to reflect the foregoing.

                           (d)        In the event that, after the date hereof, the UCC as enacted and in effect in any applicable jurisdiction shall be revised or amended or amendments thereto shall become effective, the Lessee, the Lessor, the Agent and the Participants shall negotiate in good faith to enter into such amendments to the Operative Documents as may be reasonably necessary or desirable to effect the intended purposes of this Agreement and the other Operative Documents in light of such revisions or amendments.

             Section 5.2      Amounts Due Under Lease. Anything else herein or elsewhere to the contrary notwithstanding, it is the intention of the Lessee, the Participants and the Agent that: (i) the amount and timing of installments of Basic Rent due and payable from time to time from the Lessee under the Lease shall be equal to the aggregate payments due to the Participants in respect of their Participation Interests on each Payment Date; (ii) if the Lessee elects the Purchase Option or becomes obligated to purchase the Property under the Lease, the Participation Interests, all fees and all of the interest on overdue amounts thereon and all other obligations of the Lessee owing to the Lessor, the Participants and the Agent shall be paid in full by the Lessee; (iii) if the Lessee properly elects the Remarketing Option, the Lessee shall only be required to pay to the Lessor the proceeds of the sale of the Property, the Residual Value Guarantee Amount and any amounts due pursuant to Section 13 of this Participation Agreement and Section 22.2 of the Lease (which aggregate amounts may be less than the Asset Termination Value); and (iv) upon a Event of Default resulting in an acceleration of the Lessee's obligation to purchase the Property under the Lease, except as otherwise expressly limited in Section 17.2(h) of the Lease, the amounts then due and payable by the Lessee under the Lease shall include all amounts necessary to pay in full the Asset Termination Value, plus all other amounts then due from the Lessee to the Participants, the Agent and the Lessor under the Operative Documents.

SECTION 6

CONDITIONS PRECEDENT TO CLOSING DATE AND ADVANCES

             Section 6.1      Conditions Precedent – Closing Date. The occurrence of the Closing Date and the obligation of the Lessor, the Agent and the Participants to execute and deliver the Operative Documents required to be entered into by any of them on such date are subject to satisfaction or waiver of the following conditions precedent (it being understood that the Tranche Y Participant's obligation to enter into any such Operative Documents on the Closing Date shall not be subject to the conditions precedent set forth in this Section 6.1 to the extent such conditions are actions required of the Lessee) on or prior to the Closing Date:

                          (a)         Operative Documents.  Each of the Operative Documents to be entered into on or prior to the Closing Date shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect, including, without limitation, (i) this Participation Agreement, (ii) the Lease, (iii) the Assignment of Lease, (iv) the Consent to Assignment, (v) the Assignment of Property Purchase Agreement and (vi) the Cash Collateral Agreement.  No Default or Event of Default shall exist thereunder (both before and after giving effect to the transactions contemplated by the Operative Documents), and the Lessor, the Agent and each Participant (other than the Tranche Y Participant) shall each have received a fully executed copy of each of the Operative Documents (other than the Lease, of which the Agent shall receive the original and the Lessor and the Participants shall receive specimens).  On or prior to the Closing Date, the Operative Documents and/or any financing statements in connection therewith required under the Uniform Commercial Code shall have been recorded, registered and filed, if necessary, in such manner as to enable the Lessee's counsel to render its opinion referred to in clause (c) below.

                           (b)        Taxes.  On or prior to the Closing Date, all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents on such date, if any, shall have been paid or provisions for such payment shall have been made to the satisfaction of the Agent and the Lessor.

                           (c)         Opinion of Counse l. On or prior to the Closing Date the Lessee shall have delivered to the Agent, each Participant (other than the Tranche Y Participant) and the Lessor the opinion of Shartsis, Friese & Ginsburg LLP, counsel to the Lessee, addressing the matters set forth in Exhibit D, which opinions shall be in form and substance reasonably satisfactory to the Agent and the Lessor.

                           (d)        Approvals.  All necessary (or, in the reasonable opinion of the Lessor, the Participants (other than the Tranche Y Participant) or the Agent or any of their respective counsel, advisable) Governmental Actions and consents and approvals of or by any Governmental Authority or other Person, in each case required by any Requirement of Law or the transactions contemplated by the Operative Documents shall have been obtained or made and be in full force and effect by the time required by any Requirement of Law.

                           (e)         Litigation .  No action or proceeding shall have been instituted before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority  (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, the Lease or any other Operative Document or any transaction contemplated hereby or thereby or (ii) which is reasonably likely to have a Material Adverse Effect.

                           (f)         Requirements of Law.  In the reasonable opinion of the Lessor, the Participants (other than the Tranche Y Participant), the Agent and their respective counsel, the transactions contemplated by the Operative Documents do not and will not violate any Requirement of Law and do not and will not subject the Lessor, the Agent or any Participant to any adverse regulatory or tax prohibitions or constraints.

                           (g)        Responsible Officer's Certificate of the Lessee.  On or prior to the Closing Date, the Lessor, each Participant (other than the Tranche Y Participant) and the Agent shall each have received a Responsible Officer's Certificate, dated as of the Closing Date, of the Lessee stating that (i) each and every representation and warranty of the Lessee contained in the Operative Documents to which it is a party is true and correct in all material respects on and as of the Closing Date; (ii) no Default or Event of Default has occurred and is continuing; (iii) each Operative Document to which the Lessee is a party is in full force and effect with respect to the Lessee; and (iv) the Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Document required to be performed or complied with by the Lessee on or prior to the Closing Date.

                           (h)        The Lessee's Resolutions and Incumbency Certificate, etc.  On or prior to the Closing Date, the Lessor, each Participant (other than the Tranche Y Participant) and the Agent shall each have received (i) a certificate of the Secretary or an Assistant Secretary of the Lessee attaching and certifying as to (A) the resolutions of the Board of Directors of the Lessee, duly authorizing the execution, delivery and performance by the Lessee of documents and agreements of the type represented by each Operative Document to which it is or will be a party, (B) its articles of incorporation and bylaws, and (C) the incumbency and signature of persons authorized to execute and deliver on its behalf the Operative Documents to which it is a party, and (ii) a certificate of good standing from the appropriate officer of the Lessee's state of incorporation and of the state in which the Property is located.

                           (i)          No Material Adverse Effect.  As of the Closing Date, no event or condition shall have occurred that would result in a Material Adverse Effect.

                           (j)          Intentionally Omitted.

                           (k)         Intentionally Omitted.

                           (l)          Legal Fees and Expenses.  The Lessor and the Lessee shall have caused to be paid or capitalized as Advances as provided in Section 9 all reasonable fees and expenses of attorneys for the Agent, the Lessor and any Participant (other than the Tranche Y Participant) (which attorneys may be employees of such Person) paid or incurred in connection with the preparation, negotiation, execution and delivery of the Operative Documents.

                           (m)        Appraisal.  On or prior to the Closing Date, the Agent, the Lessor and the Participants shall have received an Appraisal of the Property, which Appraisal shall show as of the Closing Date and as of the Expiration Date the Fair Market Sales Value of the Property (including the respective Fair Market Sales Values of the Land Interest and the Improvements thereon), which Fair Market Sales Value shall not be less than $270,000,000, and which Appraisal shall meet the other requirements set forth in the definition of the term "Appraisal" contained in Appendix 1.

                           (n)        Funding Request .  If an Advance is to be made on the Closing Date, the Agent and the Lessor shall have received a fully executed counterpart of a Funding Request with respect thereto appropriately completed by the Lessee and in accordance with Section 3.4.

                           (o)        Representations and Warranties .  On the Closing Date the representations and warranties of the Lessee, the Lessor and each Participant contained herein and in each of the other Operative Documents shall be true and correct as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

                           (p)        Performance of Covenant s.  The parties hereto shall have performed their respective agreements contained herein and in the other Operative Documents to be performed by them on or prior to the Closing Date.

                           (q)        No Default.  There shall not have occurred and be continuing any Default or Event of Default under any of the Operative Documents, and no Default or Event of Default under any of the Operative Documents will have occurred after giving effect to the occurrence of the Closing Date and/or the making of the Advance requested pursuant to the Funding Request, if any, delivered in respect of the Closing Date, as the case may be.

                           (r)         Cash Collateral .  If an Advance is to be made on the Closing Date, the Lessee shall have deposited with the Agent, in accordance with the Cash Collateral Agreement, Cash Collateral in immediately available funds in an amount equal to the aggregate amount of the Tranche B Participation Interests and Tranche C Participation Interests in such Advance to be so made on the Closing Date and otherwise as of such date shall have made all deposits of Cash Collateral then required pursuant to the Cash Collateral Agreement.

             Section 6.2      Conditions Precedent – Land Interest Acquisition Dates. The occurrence of each Land Interest Acquisition Date, the obligation of the Lessor to make an Advance to finance Property Acquisition Costs or Transaction Expenses on any Funding Date following the Closing Date and to acquire any portion of the Property on any such date and the obligation of each Participant to purchase its Participation Interest in, and to make available to the Lessor its related portion of, each such Advance on any such Funding Date following the Closing Date, are subject to satisfaction or waiver of the following conditions precedent and the conditions precedent set forth in Section 6.3 (it being understood that the Tranche Y Participant's obligation to purchase its Participation Interest in any Advance on any Funding Date shall not be subject to the conditions precedent set forth in this Section 6.2 or Section 6.3 to the extent such conditions are actions required of the Lessee) on or prior to such Land Interest Acquisition Date, or such Funding Date, as the case may be:

                           (a)         Acquisition and Funding Request.  On or prior to each Land Interest Acquisition Date, the Agent and the Lessor shall have received a fully executed counterpart of the Acquisition Request with respect to the applicable portion of the Property and the related Funding Request, in each case appropriately completed by the Lessee, in accordance with Sections 3.3 and 3.4, respectively.

                           (b)        Operative Documents and Amendments to Operative Documents.  Each of the Operative Documents to be entered into on or prior to such Land Interest Acquisition Date shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect, and the following documents shall have been duly authorized, executed and delivered by the parties thereto, and shall be in full force and effect: (i) amendments to any of the Operative Documents referred to in Section 6.1(a), as reasonably required by the Agent or the Participants (other than the Tranche Y Participant), (ii) the Lease Supplement with respect to the applicable portion of the Property, (iii) the Mortgage with respect to the applicable portion of the Property, (iv) the Deed with respect to the applicable portion of the Property, and (v) any other document or agreement reasonably required by Agent or the Participants (other than the Tranche Y Participant) with respect to such Land Interest Acquisition Date and/or the portion of the Property to be acquired on such date.  No Default or Event of Default (other than a Limited Default or a Limited Event of Default, provided that if a Limited Default or Limited Event of Default exists, the provisions of Section 6.5 shall apply) shall exist (both before and after giving effect to the transactions contemplated by the relevant Acquisition Request and Funding Request), and the Lessor, the Agent and each Participant (other than the Tranche Y Participant) shall each have received a fully executed copy of each such Operative Document.  On or prior to each such Land Interest Acquisition Date, the Operative Documents (or memoranda thereof), any supplements thereto and any financing statements in connection therewith required under the Uniform Commercial Code shall have been recorded, registered and filed, or updates to prior filings shall have been made, if necessary, in such manner as to enable the Lessee's counsel to render its opinion referred to in clause (m) below.

                           (c)         Environmental Certificate.  On or prior to the applicable Land Interest Acquisition Date, the Agent, each Participant (other than the Tranche Y Participant) and the Lessor shall have received an Environmental Certificate substantially in the form of Exhibit C (an "Environmental Certificate") with respect to the relevant portion of the Property, accompanied by the Environmental Audit for such portion of the Property, addressed to the Agent, each Participant and the Lessor, each of which shall have been approved by the Agent, the Required Participants and the Lessor.

                           (d)        Land Interest Acquisition Dates.  The Land Interest Acquisition Date in respect of the Phase I Facility shall occur no later than April 13, 2001 and the Land Interest Acquisition Date in respect of the Phase II Facility shall occur no later than July 30, 2001.

                           (e)         Property Purchase Agreement Conditions; Acquisition Documents.  On or prior to the initial Land Interest Acquisition Date, the Lessor, the Agent and the Participants shall have received a copy of the Property Purchase Agreement with respect to the relevant portion of the Property.  On or prior to each Land Interest Acquisition Date, the Property Purchase Agreement shall be in full force and effect and shall have been validly assigned to the Lessor pursuant to the Assignment of Property Purchase Agreement; and the conditions to closing under the Property Purchase Agreement with respect to the relevant portion of the Property shall have been satisfied to satisfaction of, or waived by, the Lessor, the Agent and the Participants (other than the Tranche Y Participant).  On each Land Interest Acquisition Date, the Lessor shall have received a grant deed (each, a "Deed") with respect to the relevant portion of the Property in conformity with Applicable Law and appropriate for recording with the applicable Governmental Authorities, conveying fee simple title to such portion of the Property to the Lessor, subject only to Permitted Exceptions.

                           (f)         Funding by Tranche Y Participant.  No Participant shall be obligated to fund its Participation Interest in any Advance unless the Tranche Y Participant shall have funded its Participation Interest in such Advance.

                           (g)        Lease Supplement .  The Lessee and the Lessor shall have delivered to the Agent on or prior to each Land Interest Acquisition Date an original counterpart of the Lease Supplement with respect to the relevant portion of the Property executed by the Lessee and the Lessor.

                           (h)        Survey and Title Insurance. On or prior to the Land Interest Acquisition Date, the Lessee shall have delivered (i) an ALTA/ACSM (1992)(Urban) Survey of the Property, including Table A numbers  2, 3, 4, 6, 8, 9, 10 and 11, certified to the Lessor, the Participants and the title company, (ii) an ALTA (1992) owners title insurance policy with extended coverage over the general exceptions, insuring fee title in the Lessor to the Property, subject only to the Permitted Exceptions with comprehensive (110.1), access (103.7), street address (116), survey (116.1), deletion of creditor's rights, synthetic lease, tax parcel, mechanic’s lien, subdivision, CLTA Form 103.3, tie-in and CLTA Form 123.1 endorsements, and (iii) an ALTA (1992) Loan Policy with extended coverage over the general exceptions, insuring the Agent that the Lien of the Mortgage is a first and primary Lien on the Lessor's interest in the fee title to the Property, subject only to the Permitted Exceptions with comprehensive (110.1), access (103.7), street address (116), survey (116.1), variable rate, usury, doing business, deletion of creditor's rights, subdivision, CLTA 103.3, CLTA Form 123.1, environmental protection, tax parcel, mechanic’s lien, pending disbursements and tie-in endorsements; such policies each in an amount not less than the Land Interest Acquisition Cost and other amounts funded on the Land Interest Acquisition Date.

                           (i)          Evidence of Recording and Filing.  On or prior to each Land Interest Acquisition Date, the Agent shall have received evidence reasonably satisfactory to it that (i) each of the Deed with respect to the relevant portion of the Property, the Lease Supplement with respect to the relevant portion of the Property, the Assignment of Lease, and the Consent to Assignment and the Mortgage have been delivered to the title company for recording or are being recorded with the appropriate Governmental Authorities in the order in which such documents are listed in this clause and (ii) that the UCC Financing Statements with respect to the Property being acquired have been delivered to the title company for filing or are being filed with the appropriate Governmental Authorities on such Land Interest Acquisition Date.

                           (j)          Evidence of Insurance.  On or prior to the initial Land Interest Acquisition Date, the Agent, the Lessor and each Participant (other than the Tranche Y Participant) shall have received certificates of insurance with respect to the Property required to be maintained pursuant to the Lease setting forth the respective coverages, limits of liability, carrier, policy number and period of coverage.

                           (k)         Plans and Specifications.  On or prior to the initial Land Interest Acquisition Date, the Lessor, the Agent and each Participant (other than the Tranche Y Participant) shall have received a copy of  the Plans and Specifications with respect to the Phase I Facility and the Phase II Facility, each in a form reasonably satisfactory to each of them.

                          (l)          Taxes.  On or prior to each Land Interest Acquisition Date, all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of the Operative Documents on such date shall have been paid or provisions for such payment shall have been made to the satisfaction of the Agent and the Lessor.

                           (m)        Opinion of Counsel . On or prior to each Land Interest Acquisition Date, the Lessee shall have delivered to the Agent, the Lessor and the Participants an opinion of Shartsis, Friese & Ginsburg LLP, counsel to the Lessee, addressing the matters set forth in Exhibit E with respect to the portion of the Property to be acquired on such date, which opinion shall be in form and substance reasonably satisfactory to the Agent and the Lessor.

                           (n)        Approvals.  All necessary (or, in the reasonable opinion of the Lessor, the Participants or the Agent or any of their respective counsel, advisable) Governmental Actions and consents and approvals of or by any Governmental Authority or other Person, in each case required by any Requirement of Law, covenant or restriction affecting the relevant portion of the Property or the transactions contemplated hereby, shall have been obtained or made and be in full force and effect by the time required by any Requirement of Law.

                           (o)        Litigation.  No action or proceeding shall have been instituted before any Governmental Authority, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority  (i) to set aside, restrain, enjoin or prevent the full performance of this Participation Agreement, the Lease or any other Operative Document or any transaction contemplated hereby or thereby or (ii) which is reasonably likely to have a Objective Material Adverse Effect.

                           (p)        Requirements of Law .  In the reasonable opinion of the Lessor, the Participants (other than the Tranche Y Participant), the Agent and their respective counsel, the transactions contemplated by the Operative Documents in connection with the relevant portion of the Property do not and will not violate any Requirement of Law and do not and will not subject the Lessor, the Agent or any Participant (other than the Tranche Y Participant) to any adverse regulatory or tax prohibitions or constraints.

                           (q)        Responsible Officer's Certificate of the Lessee.  On or prior to each Land Interest Acquisition Date, the Lessor, Participants (other than the Tranche Y Participant) and the Agent shall each have received a Responsible Officer's Certificate, dated as of such Land Interest Acquisition Date, of the Lessee stating that (i) each and every representation and warranty of the Lessee contained in the Operative Documents to which it is a party is true and correct on and as of such date; (ii) no Default or Event of Default has occurred and is continuing (other than a Limited Default or a Limited Event of Default, provided that if a Limited Default or a Limited Event of Default exists, the provisions of Section 6.5 shall apply); (iii) each Operative Document to which the Lessee is a party is in full force and effect with respect to it; and (iv) the Lessee has duly performed and complied with all covenants, agreements and conditions contained herein or in any Operative Document required to be performed or complied with by it on or prior to such date.

                          (r)         No Objective Material Adverse Effect; No Material Adverse Effect.  As of each Land Interest Acquisition Date, no event or condition shall have occurred that would result in (i) an Objective Material Adverse Effect, or (ii) a Material Adverse Effect.

                           (s)         Legal Fees and Expenses.  The Lessee shall have caused to be paid from the proceeds of the relevant Advance all reasonable fees and expenses of attorneys for the Agent, the Lessor and any Participant (other than the Tranche Y Participant) (which attorneys may be employees of such Person) paid or incurred in connection with the preparation, negotiation, execution and delivery of the Operative Documents on the relevant Land Interest Acquisition Date.

                           (t)         Construction Completion.  The construction of the Phase I Facility or Phase II Facility, as the case may be, shall have been completed substantially in accordance with the applicable Plans and Specifications and all Requirements of Law and Insurance Requirements, and the Phase I Facility or Phase II Facility, as the case may be, shall be ready for occupancy and use as a facility of the type described in Recital A of this Agreement.  This shall require, without limiting the generality of the preceding sentence, that (i) all utilities required to adequately service the Phase I Facility or Phase II Facility, as the case may be, for their intended use are available and "tapped on" and hooked up pursuant to adequate permits (including any that may be required under applicable Environmental Laws), and (ii) access to the Phase I Facility or Phase II Facility, as the case may be, for motor vehicles and, if required, pedestrians from publicly dedicated streets and public highways is available.  All Fixtures, furniture, furnishings, Equipment and other property contemplated under the applicable Plans and Specifications to be incorporated into or installed such portion of the Property shall have been incorporated or installed free and clear of all Liens except for Permitted Exceptions.

                           (u)        Architect's Certificate .  The Lessee shall have furnished to the Lessor and Agent (i) a certificate of the Architect (substantially in the form of Exhibit F) dated at or about the Land Interest Acquisition Date with respect to the relevant portion of the Property and stating that (a) such portion of the Property has been completed substantially in accordance with the applicable Plans and Specifications and such portion of the Property is ready for occupancy and (b) such portion of the Property, as so completed, complies in all material respects with applicable laws and ordinances, and that attached thereto are true and complete copies of an "as built" or "record" set of the applicable Plans and Specifications and a plat of survey of the Property "as built" showing all paving, driveways, fences and exterior improvements and (ii) a certificate of occupancy for the applicable Improvements issued by the City of Sunnyvale, California.

                           (v)        Lessee Certification .  The Lessee shall have furnished the Lessor and the Agent with a certification of the Lessee (substantially in the form of Exhibit G) as follows:

                           (i)          All amounts owing to third parties for the construction of the applicable Improvements and the acquisition of any Equipment have been, or on the relevant Land Interest Acquisition Date will be, paid in full, other than with respect to post-closing punch list items to be performed and paid for by the Existing Owner pursuant to the Property Purchase Agreement.

                       (ii)         No changes or modifications were made to the related Plans and Specifications after the Closing Date that have resulted in, or, in the commercially reasonable judgment of the Lessor, could reasonably be expected to result in, (x) a decrease in the value of the Property by 10% or more from the value thereof as of the Closing Date, or (y) a decrease in the useful life of the Property of ten (10) years or more.

                           (iii)        The conditions set forth in Sections 6.2(t), (u)(ii), and (w) hereof have been satisfied.

                           (w)        Insurance.  The Lessee shall have obtained and there shall be in full force and effect all insurance policies (including all endorsements thereto) required under Article XIV of the Lease in respect of the relevant portion of the Property as of the applicable Land Interest Acquisition Date and the Lessee shall have delivered to the Lessor and the Agent certificates of insurance in form and substance satisfactory to the Lessor and the Agent.

                           (x)         Lockheed Indemnification Agreements.  The Lockheed Indemnification Agreements shall be in form and substance satisfactory to the Lessor and the Agent and shall be in full force and effect, and such agreement shall have been duly assigned to the Lessor and the Lessor shall be fully entitled to all rights and benefits of the Existing Owner, in its capacity as "Buyer", thereunder with respect to the relevant portion of the Property as of the applicable Land Interest Acquisition Date.

             Section 6.3      Further Conditions Precedent. The occurrence of each Land Interest Acquisition Date, the obligation of the Lessor to acquire the Phase I Facility or the Phase II Facility on the Land Interest Acquisition Date therefor or to make an Advance on any Funding Date following the Closing Date and the obligation of each applicable Participant to purchase its Participation Interest in, and to make available its related portion of, such Advance on any such Funding Date are subject to satisfaction or waiver of the following conditions precedent and to satisfaction on or before the relevant Land Interest Acquisition Date as the case may be of the following additional conditions precedent (it being understood that without limitation of the foregoing, the Tranche Y Participant's obligation to make available to the Lessor its portion of any Advance on any Funding Date following the Closing Date shall not be subject to the conditions precedent set forth in this Section 6.3 to the extent such conditions are actions required of the Lessee):

                           (a)         Representations and Warranties.  On such date the representations and warranties of the Lessee, the Lessor and each Participant contained herein and in each of the other Operative Documents shall be true and correct as though made on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

                          (b)        Performance of Covenants .  The parties hereto shall have performed their respective agreements contained herein and in the other Operative Documents to be performed by them on or prior to such date (but excluding in the case of the Lessee any agreements contained in the Operative Documents where the failure to perform such agreement would result in a Limited Default or a Limited Event of Default, provided that if such a Limited Default or Limited Event of Default exists, the provisions of Section 6.5 shall apply).

                          (c)         Title .  Title to the Property shall conform to the representations and warranties set forth in Sections 8.1(p), 8.2(c) and 8.3(b).

                           (d)        No Default.  Other than a Limited Default or a Limited Event of Default, there shall not have occurred and be continuing any Default or Event of Default under any of the Operative Documents, and no Default or Event of Default under any of the Operative Documents will have occurred after giving effect to the acquisition of the relevant portion of the Property and/or the making of the Advance requested by such Funding Request, as the case may be, provided that if a Limited Default or a Limited Event of Default exists or would have so occurred, the provisions of Section 6.5 shall apply.

                           (e)         Cash Collateral .  In the case of any Advance to be made on any Funding Date following the Closing Date, the Lessee shall have deposited with the Agent, in accordance with the Cash Collateral Agreement, Cash Collateral in immediately available funds in an amount equal to the aggregate amount of the Tranche B Participation Interests and Tranche C Participation Interests in such Advance to be made on such Funding Date and otherwise as of such date shall have made all deposits of Cash Collateral then required pursuant to the Cash Collateral Agreement.

             Section 6.4      Satisfaction of Conditions Precedent to Closing Date.  The parties hereto acknowledge and agree that, with respect to the conditions precedent to the Closing Date set forth in Section 6.1 hereof, the Lessor, the Agent and the Participants (other than the Tranche Y Participant), by their execution and delivery of the Operative Documents to be entered into by them on the Closing Date, and absent fraud, gross negligence or willful misconduct on the part of the Lessee, shall be deemed to have agreed that such conditions precedent were satisfied or waived as of the Closing Date.

             Section 6.5      Effect of Failure to Satisfy Conditions Precedent to Land Interest Acquisition Dates and Subsequent Funding Dates.  The parties hereto acknowledge and agree that in the event the conditions precedent set forth in Section 3.4, Section 6.2 or Section 6.3 to the occurrence of each Land Interest Acquisition Date, the obligation of the Lessor to make an Advance to finance Property Acquisition Costs on any Land Interest Acquisition Date and to acquire any portion of the Property on any such date, and the obligation of each Participant to purchase its Participation Interest in, and to make available to the Lessor its related portion of, each such Advance on any such Land Interest Acquisition Date (such conditions precedent being collectively referred to as the "Acquisition/Funding Conditions"), are not met solely as a result of the failure of the Lessee to satisfy a Limited Condition Precedent by reason of (a) the occurrence of a Limited Default or a Limited Event of Default, or (b) the existence or occurrence of an event, condition or circumstance that has Material Adverse Effect but which does not also have an Objective Material Adverse Effect, then, notwithstanding the failure of such Limited Conditions Precedent to be satisfied, the Lessor shall be required to acquire the relevant portion of the Property and make the related Advance to finance Property Acquisition Costs or Transaction Expenses on the relevant Land Interest Acquisition Date, and each Participant shall be obligated to purchase its Participation Interest in, and make available to Lessor its related portion of, such Advance on such date; provided that immediately following the consummation of such purchase and the making of, and purchases of Participation Interests in, such Advance, the Lessor, the Agent and the Participants (excluding the Tranche Y Participant) shall be entitled in their sole discretion to declare that a Limited Default or Limited Event of Default has occurred and is continuing and to exercise their rights and remedies in respect of such Limited Default or Limited Event of Default, subject only to the limitations set forth in Section 17.2(h) of the Lease.  The parties hereto further acknowledge and agree that in the event the Acquisition/Funding Conditions are otherwise not satisfied, the Lessor shall have no obligation to acquire the relevant portion of the Property and make the related Advance to finance Property Acquisition Costs or Transaction Expenses on the relevant Land Interest Acquisition Date, nor shall any Participant be obligated to purchase its Participation Interest in, or make available to Lessor its related portion of, such Advance on such date.

SECTION 7

REPRESENTATIONS OF THE LESSOR AND THE PARTICIPANTS

             Section 7.1      Representations of the Lessor.  The Lessor represents and warrants to each of the other parties hereto as follows:

                           (a)         Due Organization, etc.  It is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has the corporate power and authority to enter into and perform its obligations under each of the Operative Documents to which it is or will be a party and each other agreement, instrument and document to be executed and delivered by it in connection with or as contemplated by each such Operative Document to which it is or will be a party.

                           (b)        Authorization; No Conflict.  The execution, delivery and performance of each Operative Document to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any current United States or Illinois law, governmental rule or regulation, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its certificate of incorporation or by–laws, or any indenture, mortgage, deed of trust, conditional sales contract, credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected or (iv) does or will require any Governmental Action by any Governmental Authority, except such as have been obtained on the Lessee's or the Lessor's behalf.

                           (c)         Enforceability, etc.  Each Operative Document to which the Lessor is or will be a party has been, or on or before the Closing Date (or the applicable Land Interest Acquisition Date, as the case may be) will be duly executed and delivered by the Lessor and each such Operative Document to which the Lessor is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against the Lessor in accordance with the terms thereof, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting creditors' rights or by general equitable principles.

                          (d)        Litigation .  There is no action or proceeding pending or, to its knowledge, threatened to which it is a party, before any Governmental Authority that, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Documents to which it is a party, would have a material adverse effect on the financial condition of the Lessor or would question the validity or enforceability of any of the Operative Documents to which it is or will become a party.

                           (e)         Assignment .  It has not assigned or transferred any of its right, title or interest in or under the Lease except to the Agent and the Participants in accordance with this Agreement and the other Operative Documents.

                           (f)         Defaults .  No default or event of default under the Operative Documents attributable to it has occurred and is continuing.

                           (g)        Securities Act .  Neither the Lessor nor any Person authorized by the Lessor to act on its behalf has offered or sold any interest in the Lease, or in any similar security relating to the Property, or in any security the offering of which for the purposes of the Securities Act would be deemed to be part of the same offering as the offering of the aforementioned securities to, or solicited any offer to acquire any of the same from, any Person other than the Agent and the Participants, and neither the Lessor nor any Person authorized by the Lessor to act on its behalf will take any action which would subject the issuance or sale of any interest in the Lease or the Property to the provisions of Section 5 of the Securities Act or require the qualification of any Operative Document under the Trust Indenture Act of 1939, as amended.

                           (h)        Chief Place of Business .  The Lessor's chief place of business, chief executive office and office where the documents, accounts and records relating to the transactions contemplated by this Participation Agreement and each other Operative Document are kept are located at 135 South LaSalle Street, Chicago, Illinois 60603.

                           (i)          Federal Reserve Regulations.  The Lessor is not engaged principally in, and does not have as one of its important activities, the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board), and no part of the proceeds of the purchase of the Participation Interests will be used by it to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulations T, U, or X of the Board.

                           (j)          Investment Company Act.  The Lessor is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act.

                           (k)         No Plan Assets .  The Lessor is not acquiring its interests in the Property with the assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).

             Section 7.2      Representations of the Participants. Each Participant represents and warrants to the Lessor, each of the other Participants and, other than in the case of the Tranche Y Participant, to the Lessee, as follows:

                           (a)         No Plan Assets .  Such Participant is not and will not be funding its Participation Interest hereunder, and is not performing its obligations under the Operative Documents, with the assets of an "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code).  The advancing of any amount with respect to its Participation Interest on any Funding Date shall constitute an affirmation by the subject Participant of the preceding representation and warranty as of such date.

                           (b)        Due Organization, etc .  It is either (i) a duly organized and validly existing corporation in good standing under the laws of the state of its incorporation, or (ii) a national banking association duly organized and validly existing under the laws of the United States or (iii) a banking corporation duly organized and validly existing under the laws of the jurisdiction of its organization, and, in each case, has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Operative Documents to which it is a party.

                           (c)         Authorization; No Conflict.  The execution, delivery and performance of each Operative Document to which it is or will be a party has been duly authorized by all necessary action on its part and neither the execution and delivery thereof, nor the consummation of the transactions contemplated thereby, nor compliance by it with any of the terms and provisions thereof (i) does or will require any approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any current law, governmental rule or regulation of the United States or the state or country of its organization, (iii) does or will contravene or result in any breach of or constitute any default under, or result in the creation of any Lien upon any of its property under, its certificate of incorporation or bylaws, articles of association or other organizational documents or any indenture, mortgage, deed of trust, conditional sales contract, credit agreement or other agreement or instrument to which it is a party or by which it or its properties may be bound or affected or (iv) does or will require any Governmental Action by any Governmental Authority.

                           (d)        Enforceability, etc.  Each Operative Document to which it is a party has been, or on or before the Closing Date will be, duly executed and delivered by it and each such Operative Document to which it is a party constitutes, or upon execution and delivery will constitute, a legal, valid and binding obligation enforceable against it in accordance with the terms thereof, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to or affecting creditors' rights or by general equitable principles.

                           (e)         Litigation .  There is no action or proceeding pending or, to its knowledge, threatened to which it is or will be a party before any Governmental Authority that is reasonably likely to be adversely determined and, if adversely determined, would materially and adversely affect its ability to perform its obligations under the Operative Documents to which it is a party.

                           (f)         Investment .  The Participation Interest being acquired by such Participant is being acquired by such Participant for investment and not with a view to the resale or distribution of such interest or any part thereof, but without prejudice, however, to the right of such Participant at all times to sell or otherwise dispose of all or any part of such interest under a registration available under the Securities Act or under an exemption from such registration available under the Securities Act, it being understood that the disposition of the Participation Interest to be purchased by such Participant shall, at all times, remain entirely within its control subject to the provisions of Section 12 below.

                           (g)        Offer of Securities, etc.   Neither such Participant nor any Person authorized to act on its behalf has, directly or indirectly, offered to sell its Participation Interest or any other similar securities (the sale or offer of which would be integrated with the sale or offer of the Participation Interest), for sale to, or solicited any offer to acquire any of the same from, any Person.

                           (h)        No Registration .  Such Participant understands and acknowledges that the Participation Interests have not been and will not be registered under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act or any other applicable exemption, that Participation Interests have not and will not be registered or qualified under the securities or "blue sky" laws of any jurisdiction, that the Participation Interests may be resold or otherwise transferred only if so registered or qualified or if an exemption from registration or qualification is available, that neither Lessee nor Lessor is required to register the Participation Interests and that any transfer must comply with the provisions of the Operative Documents relating thereto.  Such Participant will comply with all applicable federal and state securities laws in connection with any subsequent resale of the Participation Interests held by it.

                           (i)          Accredited Investor.  Such Participant is a sophisticated investor and an "accredited investor" as defined in paragraph (1), (2), (3) or (7) of Rule 501(a) of the Securities Act, and has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Participation Interests and is able to bear the economic risk of such investment.  Such Participant has been given such information concerning the Participation Interests, the other Operative Documents, the Property, the Guarantor and the Lessee as it has requested.

SECTION 8

REPRESENTATIONS OF THE LESSEE

             Section 8.1      Representations of the Lessee. The Lessee represents and warrants to each of the other parties hereto (other than the Tranche Y Participant) that:

                           (a)         Organization; Powers; Qualification. Each of the Lessee and its Restricted Subsidiaries (a) is a corporation or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its properties, to carry on its business, to enter into the Operative Documents to which it is a party and to carry out the transactions contemplated hereby and thereby, and (c) is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed or in good standing has not had, and could not be reasonably expected to have, an Objective Material Adverse Effect.  The Lessee's chief place of business is located in Santa Clara County, California.

                           (b)        Authorization of Operative Documents; No Conflict.  The execution, delivery and performance by the Lessee of the Operative Documents to which it is or will be a party have been or as of the relevant date of execution and delivery thereof will be duly authorized by all necessary corporate action on the part of the Lessee.  The execution, delivery and performance by the Lessee of the Operative Documents to which it is or will be a party and the consummation by the Lessee of the transactions contemplated by the Operative Documents do not and will not (i) violate any material provision of any law or any governmental rule or regulation applicable to the Lessee, any of the certificate of incorporation or bylaws of the Lessee, or any order, judgment or decree of any court or other agency of government binding on the Lessee or the Property or any portion thereof; (ii) conflict with, result in a breach or an acceleration of or entitle any other Person to accelerate (with due notice or lapse of time or both) any indenture, loan agreement, other agreement for borrowed money or other agreement or contractual arrangement of the Lessee required by Regulation S–K to be made part of the Lessee's filings with the SEC pursuant to the Exchange Act; (iii) result in or require the creation or imposition of any Lien (or the obligation to create or impose any Lien) upon any of the properties or assets of the Lessee (other than any Liens created under any of the Operative Documents and other than Permitted Liens); or (iv) require any approval of stockholders or any approval or consent of any Person under any indenture, loan agreement, other agreement for borrowed money or other agreement or contractual arrangement of the Lessee required by Regulation S–K to be made part of the Lessee's filings with the SEC pursuant to the Exchange Act, except for such approvals or consents which will be obtained on or before the Closing Date.

                           (c)         Governmental Consents.  The execution, delivery and performance by the Lessee of the Operative Documents to which it is or will be a party and the consummation by the Lessee of the transactions contemplated by the Operative Documents do not and will not require any Governmental Action by any Governmental Authority except for filings and recordings of the Operative Documents (as listed in Section 8.2(f) hereof with respect to each portion of the Property) the appropriate Governmental Authorities, all of which will have been completed on or prior to the applicable Land Interest Acquisition Date.

                           (d)        Binding Obligation .  Each Operative Document to which the Lessee is or will be a party has been or will be duly executed and delivered by the Lessee and (assuming due authorization by the other parties thereto, other than the Lessee) is or will be the legally valid and binding obligation of the Lessee, enforceable against the Lessee in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to the enforcement of, or limiting, creditors' rights generally or by general equitable principles.

                           (e)         Historical Financial Statements.  The Historical Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Lessee and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (except in the case of interim period financial information for normal year-end adjustments).  Neither Lessee nor any of its Subsidiaries has any contingent liability, any liability for taxes, or any other outstanding obligation that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Lessee and its Subsidiaries taken as a whole.

                          (f)         No Material Adverse Effect.  Since December 31, 1999, no event or change has occurred that has caused, either in any case or in the aggregate, a Material Adverse Effect.

                           (g)        Litigation; Adverse Proceedings.  There are no Adverse Proceedings pending individually or in the aggregate, (i) that seek to enjoin, either directly or indirectly, the execution, delivery or performance by the Lessee of the Operative Documents or the transactions contemplated hereby or thereby, or question the validity of the Operative Documents or the rights or remedies of the Lessor, the Agent or the Participants with respect to the Lessee or the Property under the Operative Documents or (ii) could reasonably be expected to have an Objective Material Adverse Effect.  Neither the Lessee nor any of its Restricted Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have an Objective Material Adverse Effect.

                           (h)        Payment of Taxes .  All federal and all material state, local and foreign tax returns and reports of the Lessee and its Restricted Subsidiaries required to be filed by any of them have been filed where the failure to file would have an Objective Material Adverse Effect, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon the Lessee and its Restricted Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, other than those contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made and subject, in the case of the Property, to the terms of the Lease.  The Lessee knows of no material proposed tax adjustment against the Lessee or any of its Subsidiaries which is not being actively contested by the Lessee or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor, and provided further that, in the case of the Property, any such contest shall be subject to the terms of the Lease.

                           (i)          No Defaults .  Neither the Lessee nor any of its Restricted Subsidiaries is in violation of or in default with respect to (i) any provision of any Applicable Law, other than violations or defaults which could not reasonably be expected to have an Objective Material Adverse Effect, or (ii) the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any indenture, mortgage, deed of trust, conditional sale contract, credit agreement or other material agreement or instrument to which it is a party or by which it or its properties may be bound or affected, other than violations or defaults which could not reasonably be expected to have an Objective Material Adverse Effect.

                          (j)          Governmental Regulation. The Lessee is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, or, any state public utilities code or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or to grant Liens on any of its property or assets, or which may otherwise render all or any portion of the obligations of the Lessee to the Lessor, the Agent or the Participants under the Operative Documents unenforceable.  As of the date hereof the Lessee is subject to regulation under the Investment Company Act of 1940, as amended, provided that the SEC has issued an exemption order in favor of the Lessee with respect to such Act, and provided further that neither such status of the Lessee with respect to such Act, nor the terms of such exemption order, limits the Lessee's ability to incur Indebtedness or otherwise renders all or any portion of the obligations of the Lessee to the Lessor, the Agent or the Participants under the Operative Documents unenforceable.

                           (k)         Employee Benefit Plans.

                           (i)          Neither the Lessee nor any ERISA Affiliate maintains or contributes to, or has ever maintained a Pension Plan. Neither the Lessee nor any ERISA Affiliate has any liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan coverage is not reasonably likely to have an Objective Material Adverse Effect.

                           (ii)         Each Employee Benefit Plan complies, in both form and operation, in all material respects, with its terms, ERISA and the Code, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by either the Lessee or any ERISA Affiliate of any material liability, fine or penalty.  Each Employee Benefit Plan, related trust agreement, arrangement and commitment of the Lessee or any ERISA Affiliate is legally valid and binding and in full force and effect in all material respects.  No Employee Benefit Plan is being audited or investigated by any governmental authority or is subject to any pending or, to the best knowledge of Lessee, threatened, claim or suit.  Neither the Lessee nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or section 4975 of the Code. No breach of fiduciary responsibility has occurred with respect to any Employee Benefit Plan under Section 404 of ERISA or Section 4975 of the Code.

                           (iii)        Neither the Lessee nor any ERISA Affiliate contributes to or has ever contributed to any Multiemployer Plan.

                           (iv)       If the Lessee or any ERISA Affiliate on or after the date of this Participation Agreement:  (1) maintains or contributes to a Pension Plan; (2) contributes or has any material contingent obligations to any Multiemployer Plan; or (3) incurs a liability with respect to any post-retirement benefit under any Employee Benefit Plan which is a welfare plan (as defined in Section 3(1) of ERISA), other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, which liability for health plan coverage is not reasonably likely to have an Objective Material Adverse Effect, then the Lessee shall promptly provide a written notice thereof and a statement affirming that no Objective Material Adverse Effect could reasonably be expected to occur as a result thereof.

                          (l)          Licenses, Permits, etc.  The Lessee and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, copyrights, service marks, trademarks and trade names or rights thereto, and to their knowledge possess all patents, that individually or in the aggregate, are material to the conduct of its business and, in the case of patents, excluding those the failure of which to own or possess would not reasonably be expected to result in an Objective Material Adverse Effect.  To the best knowledge of the Lessee, no such license, permit, franchise, authorization, patent, copyright, service mark, trademark or trade name, and no product of the Lessee or any of its Restricted Subsidiaries infringes in any material respect on any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person, except for such infringement as would not reasonably be expected to result in an Objective Material Adverse Effect.  To the best knowledge of the Lessee, there is no material violation by any Person of any right of the Lessee or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Lessee or any of its Subsidiaries other than violations which would not reasonably be expected to have an Objective Material Adverse Effect.

                           (m)        Subsidiaries.  Schedule III identifies each Subsidiary of the Lessee as of the date hereof, the jurisdiction of its incorporation or formation, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Lessee and its Subsidiaries and, if such percentage is not 100% (excluding directors' qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares of each class issued and outstanding.

                           (n)        Offer of Securities, et c.  Neither the Lessee nor any Person authorized to act on its behalf has, directly or indirectly, offered or will offer any interest in the Property or any portion thereof or the Lease or any other interest similar thereto (the sale or offer of which would be integrated with the sale or offer of such interest in the Property or the Lease), for sale to, or solicited or will solicit any offer to acquire any of the same from, any Person other than the Agent or Participants, the Lessor and other "accredited investors" (as defined in Regulation D of the Securities and Exchange Commission).

                           (o)        Disclosure.  The representations and warranties of the Lessee contained in any Operative Document and in any other document, certificate or written statement furnished to the Lessor, the Agent and/or the Participants by or on behalf of the Lessee pursuant to the Operative Documents for use in connection with the transactions contemplated hereby, when taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact (known to the Lessee, in the case of any document not furnished by the Lessee) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  There are no facts known to the Lessee that, individually or in the aggregate, could reasonably be expected to result in either an Objective Material Adverse Effect or a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lessor, the Agent and/or the Participants for use in connection with the transactions contemplated hereby.

                          (p)        Intentionally Omitted.

                           (q)        Environmental Matters .  Except as disclosed in the Environmental Audit delivered as of the Closing Date:

                           (i)          The Property does not contain, any Materials of Environmental Concern in amounts or concentrations which (A) constitute a violation of, or (B) could reasonably be expected to give rise to liability under, any Environmental Law.

                           (ii)         The Property complies in all material respects with all applicable Environmental Laws, and there is no contamination at or under (or, to the knowledge of the Lessee, about) the Property.

                           (iii)        The Lessee has not received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Property, nor does the Lessee have knowledge or reason to believe that any such notice will be received.

                           (iv)       Materials of Environmental Concern are not being transported or disposed of from the Property by Lessee or any of its Affiliates in violation of, or in a manner or to a location which could reasonably be expected to give rise to material liability under, any Environmental Law, nor are any Materials of Environmental Concern being generated, treated, stored or disposed of at, on or under any of the Property in violation of, or in a manner that could reasonably be expected to give rise to material liability under, any applicable Environmental Law.

                           (v)        There are no judicial proceedings or governmental or administrative actions pending under any Environmental Law in which the Lessee or any of its Subsidiaries is named as a party with respect to the Property nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or any administrative or judicial requirements outstanding under any Environmental Law with respect to the Property.

                           (vi)       There has been no release of Materials of Environmental Concern at or from the Property, or arising from or related to the operations of the Lessee or in connection with the Property in violation of or in amounts or in a manner that could reasonably give rise to material liability under Environmental Laws.

                           (r)         Solvency .  The Lessee is solvent and has assets having a value both at fair value and at present fair saleable value at least equal to the amount of its liabilities.

             Section 8.2      Representations of the Lessee with Respect to the Property. The Lessee hereby represents and warrants to each of the other parties hereto (other than the Tranche Y Participant), on the Closing Date and on each other date on which representations and warranties of the Lessee are made or deemed made pursuant to the Operative Documents, as follows:

                           (a)         Representations .  The representations and warranties of the Lessee set forth in the Operative Documents to which it is a party are true and correct on and as of such date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.  The Lessee is in compliance with its obligations under the Operative Documents to which it is a party and there exists no Default or Event of Default.

                           (b)        Property.  The Property consists of the Phase I Land Interest on which the Phase I Improvements (which are of the type described in Recital A to this Agreement) will have been constructed as of the initial Land Interest Acquisition Date and, from and after the Land Interest Acquisition Date in respect thereof, the Phase II Land Interest on which the Phase II Improvements (which will be of the type described in Recital A to this Agreement) will have been constructed as of such Land Interest Acquisition Date. The Property is located in Sunnyvale, California.  The Property does, and as improved in accordance with the applicable Plans and Specifications will as of the applicable Land Interest Acquisition Date, and the use thereof by the Lessee, its Subsidiaries and their respective agents, assignees, employees, invitees, lessees, licensees, contractors and tenants does and will comply in all material respects with all Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, all zoning and land use laws, all Environmental Laws and all building, planning, zoning and fire codes), except for such Requirements of Law as the Lessee shall be contesting in good faith by appropriate proceedings and in accordance with the applicable provisions of the Lease, and complies with all Insurance Requirements.  The applicable Plans and Specifications have been prepared in all material respects in accordance with applicable Requirements of Law (including, without limitation, Title III of the Americans with Disabilities Act, all zoning and land use laws, all Environmental Laws and all building, planning, zoning and fire codes) and neither the Phase I Improvements nor, upon completion thereof in accordance with the applicable Plans and Specifications, the Phase II Improvements, encroach in any manner onto any adjoining land (except as permitted by express written easements or as insured by appropriate title insurance).  Each of the Phase I Improvements, and upon completion thereof in accordance with the related Plans and Specifications, the Phase II Improvements (including in each case, without limitation, structural members, the plumbing, heating, air conditioning and electrical systems of any such Improvements), and all water, sewer, electric, gas, telephone and drainage facilities, have been or will be completed in a workmanlike manner and in accordance with the applicable Plans and Specifications and will be fit for use as first class facilities of the type described in Recital A to this Agreement, and all other utilities required to adequately service any such Improvements for their intended use are or will be available and "tapped on" and hooked up pursuant to adequate permits (including any that may be required under applicable Environmental Laws).  There is no action, suit or proceeding (including any proceeding in condemnation or eminent domain or under any Environmental Law) pending or, to the best of the Lessee's knowledge, threatened with respect to the Lessee, its Affiliates or the Property which materially adversely affects the title to, or the use, operation or value of, the Property or any portion thereof.  Except as may be disclosed to the Lessor and the Agent in writing in accordance with Section 15.1(c) of the Lease, no fire or other casualty with respect to the Property or any portion thereof has occurred.  The Property has available (or will have available by the applicable Land Interest Acquisition Date) all material services of public facilities and other utilities necessary for use and operation of such facilities and the other Improvements for their primary intended purposes, including, without limitation, adequate water, gas and electrical supply, storm and sanitary sewerage facilities, telephone, other required public utilities and means of access to such facilities from publicly dedicated streets and public highways for pedestrians and motor vehicles.  All utilities serving the Property, or proposed to serve the Property in accordance with the applicable Plans and Specifications, are (or will be) located in, and vehicular access to each of the Phase I Improvements and the Phase II Improvements on the Property is (or will be) provided by, either public rights-of-way abutting such portion of the Property or Appurtenant Rights.  All material licenses, approvals, authorizations, consents, permits (including, without limitation, building, and environmental permits, licenses, approvals, authorizations and consents), easements and rights–of–way, including proof and dedication, required for the use and operation of any of the Improvements in accordance with the applicable Plans and Specifications have either been obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, or will be obtained from the appropriate Governmental Authorities having jurisdiction or from private parties, as the case may be, prior to commencing any such use and operation, and will in each case be maintained by the Lessee during the periods for which they are required by Applicable Law or such Governmental Authorities.

                           (c)         Title.  Each Deed providing for the acquisition of a portion of the Property is sufficient to convey title to such portion of the Property in fee simple, subject only to Permitted Exceptions.  Upon conveyance of the relevant Deed on the relevant Land Interest Acquisition Date, the Lessor will own fee simple title to the relevant portion of the Property and the applicable Improvements thereon, subject to Permitted Exceptions, and will have the right to grant a Mortgage on such portion of the Property.

                           (d)        Insurance.  The Lessee has obtained insurance coverage covering the Property which meets the requirements of Article XIV of the Lease, and such coverage is in full force and effect.

                           (e)         Lease.  (i) Upon the execution and delivery of each Lease Supplement, the Lessee will have unconditionally accepted the portion of the Property covered thereby and will be bound by the terms of such Lease Supplement and, upon the applicable Lease Commencement Date will have a valid leasehold interest in the related portion of the Property, subject only to the Permitted Exceptions; (ii) from and after the applicable Lease Commencement Date, the Lessee's obligation to pay Rent will be an independent covenant and no right of deduction or offset will exist with respect to any Rent or other sums payable under the Lease; and (iii) from and after the applicable Lease Commencement Date, no Rent under the Lease will have been prepaid and the Lessee will have no right to prepay the Rent, except as specifically set forth therein.

                           (f)         Protection of Interests. (i) On each Land Interest Acquisition Date, the applicable Lease Supplement, the Assignment of Lease, the Consent to Assignment and the applicable Mortgage are each in a form sufficient, and have been or will be recorded with the Office of the Recorder of Santa Clara County, California, which is the only recording office necessary to grant perfected first priority liens on the applicable portion of the Property covered thereby to the Agent or the Lessor, as the case may be, (ii) the Agent Financing Statements are each in a form sufficient, and have been delivered to the title company for filing or will be filed with the Secretary of State of the State of California and the Office of the Recorder of Santa Clara County, California, which are all filing offices necessary to create a valid and perfected first priority security interest in the Lessor's interest in the relevant Improvements; and (iii) the Lessor Financing Statements are each in a form sufficient, and have been delivered to the title company for filing or will be filed with the Secretary of State of the State of California and the Office of the Recorder of Santa Clara County, California, which are all filing offices necessary to perfect the Lessor's interest under the Lease to the extent the Lease is a security agreement.

                           (g)        Flood Hazard Areas.  No portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, or if any portion of the Property is located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or other applicable agency, then flood insurance has been obtained for the Property or such portion thereof in accordance with Section 14.3 of the Lease and in accordance with the National Flood Insurance Act of 1968, as amended.

                           (h)        Conditions Precedent .  All conditions precedent (other than the Limited Conditions Precedent, provided that if a Limited Condition Precedent has not been satisfied, the provisions of Section 6.5 shall apply) contained in this Agreement and in the other Operative Documents relating to the acquisition and, upon the applicable Lease Commencement Date, leasing of the applicable portion of the Property by the Lessor have been satisfied in full.

             Section 8.3      Representations of the Lessee With Respect to Each Advance.  The Lessee hereby represents and warrants as of each Funding Date on which an Advance is made as follows:

                           (a)         Representations .  The representations and warranties of the Lessee set forth in the Operative Documents to which it is a party (including the representations and warranties set forth in Sections 8.1 and 8.2) are true and correct on and as of such Funding Date, except to the extent such representations or warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.  The Lessee is in compliance with its obligations under the Operative Documents and there exists no Default or Event of Default (other than a Limited Default or a Limited Event of Default, provided that if a Limited Default or a Limited Event of Default exists, the provisions of Section 6.5 shall apply).  No Default or Event of Default (other than a Limited Default or a Limited Event of Default, provided that if a Limited Default or a Limited Event of Default exists, the provisions of Section 6.5 shall apply) will occur as a result of, or after giving effect to, the Advance requested by the Acquisition Request or the Funding Request on such date.

                           (b)        No Liens.  There are no Liens against the Property other than Permitted Exceptions.  The Participation Interests funding such Advance are secured by the Lien of the Mortgage.

                           (c)         Advance.  The amount of the Advance requested represents amounts owing in respect of the acquisition price of the applicable portion of the Property and related Transaction Expenses or amounts paid by the Lessee to third parties in respect of Transaction Expenses for which the Lessee has not previously been reimbursed by an Advance.  The conditions precedent on the part of the Lessee to such Advance and the related remittances by the Participants with respect thereto set forth in Section 6 have been satisfied (other than the Limited Conditions Precedent, provided that if a Limited Condition Precedent has not been satisfied, the provisions of Section 6.5 shall apply).

                           (d)        Insurance.  The Lessee has obtained insurance coverage covering the Property which meets the requirements of Article XIV of the Lease, and such coverage is in full force and effect.

SECTION 9

PAYMENT OF CERTAIN EXPENSES

             The Lessee agrees, for the benefit of the Lessor, the Agent and the Participants, that:

             Section 9.1      Transaction Expenses.  At all times from and after the Closing Date, the Lessee shall pay from time to time all Transaction Expenses unless requested to be capitalized and funded by related fundings of Participation Interests (and permitted to be so capitalized by the Participants).

             Section 9.2      Brokers' Fees and Stamp Taxes. The Lessee shall pay or cause to be paid any brokers' fees and any and all stamp, transfer and other similar taxes, fees and excises, if any, including any interest and penalties, which are payable in connection with the transactions contemplated by this Participation Agreement and the other Operative Documents.

             Section 9.3      Obligations.  At all times from and after the Closing Date, the Lessee shall pay, on or before the due date thereof, all costs, expenses and other amounts required to be paid by any Mortgage and the Assignment of Lease (other than the principal amount or equity component of, or interest or yield on, the Advances).

SECTION 10

OTHER COVENANTS AND AGREEMENTS

             Section 10.1    Covenants of the Lessee.

                           (a)         Affirmative Covenants.  The Lessee hereby agrees that, so long as this Agreement is in effect or any amount is owing to any Participant, the Lessor or the Agent hereunder or under any other Operative Document, the Lessee shall and (except in the case of delivery of financial information, reports, and notices) shall cause each of its Restricted Subsidiaries to perform each of the following covenants:

                           (i)          General Business Operations.  Each of the Lessee and its Restricted Subsidiaries shall (i) preserve and maintain its corporate existence and all of its rights, privileges and franchises reasonably necessary to the conduct of its business, and (ii) conduct its business activities in compliance with all applicable laws and governmental rules and regulations, and all indentures, loan agreements or other agreements for borrowed money or other material agreements or contractual arrangements applicable to such entity or its property or assets, the violation of which is reasonably likely to have a Material Adverse Effect; provided, however, that the Lessee and its Subsidiaries may dissolve, liquidate or dispose of any of its Subsidiaries if such dissolution, liquidation or disposition is not reasonably likely to have a Material Adverse Effect.  The Lessee shall maintain its chief executive office and principal place of business in the United States and shall not relocate its chief executive office of principal place of business outside of the State of California except upon not less than thirty (30) days prior written notice to the Agent.

                           (ii)         Maintenance of Properties.  Subject, in the case of the Property, to the provisions of the Lease, the Lessee will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in all material respects in good repair, working order and condition, ordinary wear and tear excepted, all property useful and necessary in the business of the Lessee and its Subsidiaries.

                           (iii)        Payment of Taxes and Claims.  Subject, in the case of the Property, to the provisions of the Lease, the Lessee will, and will cause each of its Restricted Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which appropriate reserves as required by GAAP are maintained.  The Lessee will not file or consent to the filing of any consolidated income tax return with any Person (other than its Subsidiaries).

                           (iv)       Books and Records; Financial Statements and Other Reports. The Lessee and its Restricted Subsidiaries shall at all times keep proper books of record and account in which full, true and correct entries will be made of their transactions in accordance with GAAP.  The Lessee will deliver or cause to be delivered to the Agent (with sufficient copies for each of the Participants, other than the Tranche Y Participant) and to the Lessor:

                           (A)       as soon as available and in any event within ninety (90) days after the end of each Fiscal Year of the Lessee, an audited statement of financial position of the Lessee and its consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, shareholder's equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all accompanied by the unqualified opinion of PriceWaterhouseCoopers LLP or other independent public accountants of nationally recognized standing stating that such consolidated financial statements present fairly the financial position of the Lessee and its consolidated Subsidiaries for the periods indicated, in conformity with GAAP, and applied on a basis consistent with prior years; together with a Responsible Officer's Certificate containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 10.2 and stating that the Responsible Officer executing such certificate is not aware of any Event of Default or Default that has occurred and is continuing, or if such officer is aware of any such Event of Default or Default, describing it and the steps, if any, being taken to cure it;

                           (B)        as soon as available and in any event within forty-fifty (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Lessee, a consolidated statement of financial position of the Lessee as of the end of such Fiscal Quarter and the related consolidated statements of income, shareholder's equity and cash flows for such Fiscal Quarter and for the portion of the Lessee's Fiscal Year ended at the end of such Fiscal Quarter, together with a Responsible Officer's Certificate containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 10.2 and stating that no Default or Event of Default has occurred or is continuing or, if any Default or Event of Default has occurred and is continuing, describing it and the steps, if any, being taken to cure it;

                           (C)        if, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Lessee and its Subsidiaries delivered pursuant to Sections 10.1(a)(iv)(A) or 10.1(a)(iv)(B) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such Sections had no such change in accounting principles and policies been made, then together with the first delivery of such financial statements after such change a statement of reconciliation for all such prior financial statements in form and substance satisfactory to the Required Participants;

                           (D)        promptly upon their becoming available, copies of (i) all financial statements sent or made available generally by the Lessee to its Security holders acting in such capacity or by any Subsidiary of the Lessee to its Security holders other than the Lessee or another Subsidiary of the Lessee and (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Lessee or any of its Subsidiaries with any securities exchange or with the SEC;

                          (E)        promptly upon any Responsible Officer of the Lessee obtaining knowledge (or in the case of clause (iii) below, promptly following the filing of such 8-K report with the SEC) (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to the Lessee by the Lessor, the Agent or any Participant with respect thereto; (ii) that any Person has given any notice to the Lessee or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 17.1(e) of the Lease; (iii) of any condition or event of a type required to be disclosed in a current report on Form 8-K of the SEC (excluding Item 3 as in effect on the date hereof) which condition or event could reasonably be expected to have a Material Adverse Effect; or (iv) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, an Objective Material Adverse Effect or a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Lessee has taken, is taking and proposes to take with respect thereto;

                           (F)        promptly upon any Responsible Officer of the Lessee obtaining knowledge of the institution of any Adverse Proceeding not previously disclosed in writing by the Lessee to the Lessor, the Agent and the Participants which either (i) if adversely determined, could reasonably be expected to result in monetary damages payable by Lessee or its Subsidiaries of $10,000,000 or more (alone or in the aggregate), or (ii) seeks to enjoin or otherwise prevent the consummation or performance of, or to recover any damages or obtain relief as a result of, the transactions contemplated by the Operative Documents, written notice thereof together with such other information as may be reasonably available to the Lessee to enable the Lessor, the Agent and the Participants and their counsel to evaluate such matters including information from time to time of any material development in any such Adverse Proceeding;

                           (G)        (i) promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Lessee, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon request of the Agent and with reasonable promptness, copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Agent shall reasonably request;

                           (H)        promptly, written notice of any change in either Moody's or S&P's rating for the Lessee's long term Indebtedness, if applicable; and

                          (I)         with reasonable promptness, such other instruments, agreements, certificates, opinions, statements, documents and other information and data with respect to the operations or condition (financial or otherwise) of the Lessee or any of its Subsidiaries and compliance by the Lessee with the terms of this Agreement and the other Operative Documents as from time to time may be reasonably requested by the Lessor, the Agent or any Participant; and

                           (J)         Notwithstanding the foregoing, the requirement for delivery of financial statements under this Section 10.1(a)(iv) may be satisfied by delivery of a copy of Forms 10–K or 10–Q as the case may be as filed by the Lessee with the SEC for the most recent Fiscal Year or Fiscal Quarter then ended.  The Lessee may remit its financial statements and its filings and reports required to be delivered pursuant to Section 10.1(a)(iv)(D) via electronic format through delivery by e-mail or otherwise.

                           (v)        Inspection Rights .  Subject, in the case of the Property, to the requirements of the Lease, the Lessee will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by the Lessor, the Agent or any Participant (other than the Tranche Y Participant) to visit and inspect its and their financial and accounting records (to the extent reasonably requested by the Lessor, the Agent or any Participant other than the Tranche Y Participant), and to discuss its and their affairs, finances and accounts with its and their Responsible Officers (provided, the Lessee may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice to the chief financial officer, treasurer or the vice president of finance of the Lessee, at such reasonable times during normal business hours and as often as may reasonably be requested (but not more than once per Fiscal Year absent the occurrence and continuance of an Event of Default); provided, the Participants (other than the Tranche Y Participant) shall use their reasonable efforts to coordinate with the Lessor and the Agent in order to minimize the number of such inspections and discussions.  The Lessee will, upon the request of the Lessor, the Agent or the Required Participants, participate in a meeting of the Lessor, the Agent and the Participants once during each Fiscal Year to be held at the Lessee's corporate offices (or at such other location as may be agreed to by the Lessee and the Agent) at such time as may be agreed to by the Lessee and the Agent.

                           (vi)       Environmental.

                           (A)       Environmental Disclosure . The Lessee will deliver to the Lessor and the Agent:

                           (1)         as soon as practicable following the Lessee's or any of its Restricted Subsidiaries' receipt thereof, copies of all environmental audits, investigations, analyses and reports with respect to any material environmental matter at any facility or property of the Lessee or any of its Restricted Subsidiaries or with respect to any Environmental Claim arising after the Closing Date at any such facility or property which (other than in the case of the Property) could reasonably be expected to have an Objective Material Adverse Effect;

                          (2)         promptly upon the Lessee or any of its Restricted Subsidiaries becoming aware of the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, which Release could reasonably be expected to have an Objective Material Adverse Effect, and (2) any remedial action taken by the Lessee or any other Person in response to (x) any Hazardous Activities the existence of which could be reasonably be expected to result in one or more Environmental Claims that (other than in the case of the Property) could reasonably be expected to have, individually or in the aggregate, an Objective Material Adverse Effect, or (y) any Environmental Claims that (other than in the case of the Property), individually or in the aggregate, have a reasonable possibility of resulting in an Objective Material Adverse Effect;

                           (3)         as soon as practicable following the sending or receipt thereof by the Lessee or any of its Restricted Subsidiaries, a copy of any and all material written communications with any third party with respect to (1) any Environmental Claims that (other than in the case of the Property), individually or in the aggregate, have a reasonable possibility of giving rise to an Objective Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, which Release could reasonably be expected to have an Objective Material Adverse Effect, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether the Lessee or any of its Restricted Subsidiaries may be potentially responsible for any Hazardous Activity, the liability for which could reasonably be expected to have an Objective Material Adverse Effect;

                           (4)         prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by the Lessee or any of its Restricted Subsidiaries that could reasonably be expected to (A) expose the Lessee or any of its Restricted Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, an Objective Material Adverse Effect or (B) affect the ability of the Lessee or any of its Restricted Subsidiaries to maintain in full force and effect all material Governmental Actions required under any Environmental Laws for their respective operations, which failure to maintain could reasonably be expected to have an Objective Material Adverse Effect, and (2) any proposed action to be taken by the Lessee or any of its Restricted Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Lessee or any of its Restricted Subsidiaries to any additional material obligations or requirements under any Environmental Laws, which obligations or requirements could reasonably be expected to have an Objective Material Adverse Effect; and

                          (5)         with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Lessor or the Agent in relation to any matters disclosed pursuant to this Section 10.1(a)(vi).

                           (B)        Hazardous Materials Activities, Etc.  The Lessee shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by the Lessee or such Restricted Subsidiaries that (other than in the case of the Property) could reasonably be expected to have, individually or in the aggregate, an Objective Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against the Lessee or such Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where (other than in the case of the Property) failure to do so could reasonably be expected to have, individually or in the aggregate, an Objective Material Adverse Effect.

                           (vii)      Compliance with Laws.  The Lessee will comply, and shall cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could (other than in the case of the Property) reasonably be expected to have, individually or in the aggregate, an Objective Material Adverse Effect.

                           (b)        Negative Covenants .  The Lessee hereby agrees that, so long as this Agreement remains in effect or any amount is owing to any Participant, the Lessor or the Agent hereunder or under any other Operative Document, the Lessee shall, and shall cause each of its Subsidiaries to, comply with each of the following covenants:

                           (i)          Indebtednes s.  The Lessee shall not nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

                          (A)       Indebtedness of the Lessee and its Subsidiaries arising from the endorsement of instruments for collection in the ordinary course of the Lessee's or a Subsidiary's business;

                           (B)        Indebtedness of the Lessee and its Subsidiaries for accounts payable, provided that (i) such accounts arise in the ordinary course of business and (ii) no material account is more than ninety (90) days past due (unless subject to a bona fide dispute and for which adequate reserves as required by GAAP have been established);

                           (C)        Indebtedness owed to any Person providing worker's compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Lessee or any Subsidiary thereof, or which may be deemed to exist pursuant to reimbursement or indemnification obligations to such Person;

                           (D)        Indebtedness of the Lessee and its Subsidiaries with respect to performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

                           (E)        Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

                           (F)        Guaranties by the Lessee of Indebtedness of its Subsidiaries or guaranties by a Subsidiary of the Lessee of Indebtedness of the Lessee or another Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 10.1(b)(i);

                           (G)        Indebtedness described in Schedule 10.1(b)(i), but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms thereof are no less favorable to the obligor thereon or to the Participants (other than the Tranche Y Participant), but giving effect to then-current market conditions, than the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under clause (i) or clause (ii) above shall not be (1) Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (2) in a principal amount which exceeds the Indebtedness being renewed, extended or refinanced or (3) incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

                           (H)        Indebtedness with respect to Capital Leases in an aggregate amount not to exceed five percent (5.0%) of Consolidated Assets in any Fiscal Year with respect to the Lessee and all of its Subsidiaries in the aggregate;

                          (I)         Purchase Money Indebtedness in an aggregate amount not to exceed at any time five percent (5.0%) of Consolidated Assets with respect to the Lessee and all of its Subsidiaries in the aggregate; provided, (i) any such Indebtedness shall be recourse only to the asset acquired in connection with the incurrence of such Indebtedness, (ii) any such Indebtedness is incurred by such Person at the time of, or not later than thirty (30) days after, the acquisition by such Person of the property so financed, (iii) any such Indebtedness does not exceed the purchase price of the relevant property so financed, and (iv) no Default or Event of Default has occurred and is continuing at the time any such Indebtedness is incurred or will occur after giving effect to any such Indebtedness;

                           (J)         The obligations of the Lessee to the Lessor, the Agent and the Participants under the Operative Documents, to the extent they are deemed to constitute Indebtedness;

                           (K)        Intercompany Indebtedness among the Lessee and its Subsidiaries; and

                           (L)        Other Indebtedness of the Lessee and its Subsidiaries, provided that the aggregate principal amount of all such other Indebtedness does not exceed twenty percent (20.0%) of Consolidated Assets at any time.

                           (ii)         Liens .  The Lessee shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of the Lessee or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any state or under any similar recording or notice statute, except:  (A) Permitted Exceptions, in the case of the Property, and (B) Permitted Liens, in all other cases.

                           (iii)        Dividends, Redemptions, Etc.  Neither the Lessee nor any of its Subsidiaries shall pay any dividends or make any distributions on its Equity Securities; purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities; return any capital to any holder of its Equity Securities as such; make any distributions of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such; or set apart any sum for any such purpose; except as follows:

                          (A)       either the Lessee or any of its Subsidiaries may pay dividends on its capital stock payable solely in such Person's own capital stock or rights or other instruments providing a right to acquire shares of such Person's Capital Stock;

                           (B)        any Subsidiary of the Lessee may pay dividends to the Lessee or to such Subsidiary's direct parent (or, in the case of foreign subsidiaries, to such foreign subsidiary's direct parent or other direct owners) or Lessee or any Subsidiary may enter into any transaction not otherwise prohibited under the Operative Documents, which does not call for a dividend to be payable by any such entity, but the consideration payable pursuant to such transaction is accorded dividend treatment under any Applicable Law;

                           (C)        the Lessee may purchase or otherwise acquire for value shares of its capital stock for its employee stock option plans or otherwise, provided that no Default or Event of Default has occurred and is continuing at the time of any such purchase or will occur after giving effect to any such purchase.

                           (D)        the Lessee or any Subsidiary may engage in any transaction or issuance pursuant to the Lessee's Stockholder Rights Plan, adopted on March 1, 2001, by Lessee's Board of Directors.

                           (E)        the Lessee or any Subsidiary may issue or redeem or repurchase any Equity Security or securities convertible into any Equity Security of Lessee or any Subsidiary provided that any such action would not cause an Event of Default or no Event of Default exists at the time any such action is consummated.

                           (iv)       Investments.  Neither the Lessee nor any of its Subsidiaries shall directly or indirectly make any Investment except for Investments in the following:

                           (A)       Investments of Lessee and its Subsidiaries in Cash Equivalents;

                           (B)        Any transaction permitted by Section 10.1(b)(i);

                           (C)        Money market mutual funds registered with the SEC, meeting the requirements of Rule 2a-7 promulgated under the Investment Company Act of 1940;

                           (D)        Investments listed on Schedule 10.1(b)(iv)(D) existing on the date of this Agreement; and

                           (E)        Other Investments, in, or mergers or consolidations by the Lessee or any Subsidiary with, or acquisitions of capital stock or other securities or assets of, Persons principally involved in activities permitted under Section 10.1(b)(vii), provided, that both before and after giving effect to any such transaction, (1) the Lessee is in compliance with the covenants set forth in Section 10.2 and (2) there exists no Default or Event of Default.

                          (v)        Fundamental Changes; Disposition of Assets.  The Lessee shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of the Lessee or any of its Subsidiaries if any such alteration could reasonably be expected to have an Objective Material Adverse Effect or a Material Adverse Effect, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                           (A)       Any Domestic Subsidiary of the Lessee  may be merged with or into Lessee or any Wholly-Owned Domestic Subsidiary or any other Person that as part of such transaction becomes a Subsidiary of the Lessee, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Lessee or any Wholly-Owned Domestic Subsidiary; provided, in the case of such a merger, the Lessee or, in a transaction not involving the Lessee, such Wholly-Owned Domestic Subsidiary or a newly formed or acquired Domestic Subsidiary of the Lessee, shall be the continuing or surviving Person;

                           (B)        Any Foreign Subsidiary of the Lessee may be merged with or into the Lessee or any Foreign Subsidiary or Domestic Subsidiary or any other Person that as part of such transaction becomes a Subsidiary of the Lessee, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Lessee or any Foreign Subsidiary or Domestic Subsidiary; provided, in the case of such a merger, the Lessee or, in a transaction not involving the Lessee, such Foreign Subsidiary or Domestic Subsidiary (or a newly formed or acquired Foreign Subsidiary or Domestic Subsidiary of the Lessee), shall be the continuing or surviving corporation;

                           (C)        Sales or other dispositions of Investments permitted by subparts (A) and (C) of Section 10.1(b)(iv) for not less than fair value;

                           (D)        Sales of surplus, damaged, worn or obsolete equipment or inventory for not less than fair market value;

                           (E)        Sales or assignments of defaulted receivables to a collection agency in the ordinary course of business;

                           (F)        Licenses to other Persons of intellectual property by the Lessee or any Subsidiary thereof in the ordinary course of business provided that, in each case, the terms of the transaction are terms which then would prevail in the market for similar transactions between unaffiliated parties dealing at arm's length;

                           (G)        Sales or other dispositions of assets and property by the Lessee to any of the Lessee's Subsidiaries or by any of the Lessee's Subsidiaries to the Lessee or any of its other Subsidiaries, provided that the terms of any such sales or other dispositions by or to the Lessee are terms which are no less favorable to the Lessee than would prevail in the market for similar transactions between unaffiliated parties dealing at arm's length;

                           (H)        Transactions permitted under Section 10.1(b)(iv);

                           (I)         Sales of accounts receivable of the Lessee and its Subsidiaries, provided that (A) each such sale is (1) for not less than fair market value and (2) for cash, and (B) the aggregate book value of all such accounts receivable so sold in any consecutive four Fiscal Quarter period does not exceed ten percent (10%) of the consolidated total accounts receivable of the Lessee and its Subsidiaries on the last day immediately preceding such four Fiscal Quarter period;

                           (J)         Other sales, leases, transfers and disposal of assets and property for not less than fair market value, provided that the aggregate book value of all such assets and property so sold, leased, transferred or otherwise disposed of in any consecutive four Fiscal Quarter period does not exceed ten percent (10%) of the Consolidated Assets of the Lessee and its Subsidiaries on the last day immediately preceding such four Fiscal Quarter period; and

                           (K)        subleases by the Lessee or any of its Subsidiaries of excess leased space;

provided, however, that the foregoing exceptions shall not be construed to permit any sales, leases, subleases, transfers or disposals of any of the Property, except as expressly permitted by the Operative Documents.

                           (vi)       Accounting Changes. Neither the Lessee nor any of its Subsidiaries shall change (i) its Fiscal Year (currently January 1 through December 31) or (ii) its accounting practices except as permitted by GAAP.

                           (vii)      Change in Business.  Neither the Lessee nor any of its Subsidiaries shall engage, either directly or indirectly through Affiliates thereof, in any material line of business other than the business conducted by such Persons as of the Closing Date, logical extensions of any such existing lines of business, new lines of business which are of a type now or hereafter required by customers or pursued by competitors of the Lessee or any of its Subsidiaries in the existing lines of business, and other businesses incidental or reasonably related to any of the foregoing.

                           (viii)     ERISA.  Neither the Lessee nor any ERISA Affiliate shall (i) adopt or institute any Employee Benefit Plan that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (ii) take any action which will result in the partial or complete withdrawal, within the meanings of Section 4203 and 4205 of ERISA, from a Multiemployer Plan, (iii) engage or permit any Person to engage in any transaction prohibited by Section 406 of ERISA or Section 4975 of the Code involving any Employee Benefit Plan or Multiemployer Plan which would subject either the Lessee or any ERISA Affiliate to any tax, penalty or other liability including a liability to indemnify, (iv) incur or allow to exist any accumulated funding deficiency (within the meaning of Section 412 of the Code or Section 302 of ERISA), (v) fail to make full payment when due of all amounts due as contributions to any Employee Benefit Plan or Multiemployer Plan, (vi) fail to comply with the requirements of Section 4980B of the Code or Part 6 of Title I(B) of ERISA, or (vii) adopt any amendment to any Employee Benefit Plan which would require the posting of security pursuant to Section 401(a)(29) of the  Code, which, in the case of clauses (i) through (vii) above, singly or cumulatively, could reasonably be expected to have an Objective Material Adverse Effect.

             Section 10.2    The Lessee's Financial Covenants. So long as this Agreement remains in effect or any amount is owing to any Participant, the Lessor or the Agent hereunder or under any other Operative Document, the Lessee will comply and will cause compliance, on a consolidated basis with the following financial covenants (for illustration purposes, a calculation of such financial covenants as of December 31, 2000, is set forth on Exhibit 10.2 ("Financial Covenant Worksheet") and the parties hereto agree that such covenants shall be calculated in accordance with the methodology demonstrated on the Financial Covenant Worksheet):

                           (a)         Maximum Leverage Ratio.  The Lessee shall not permit the Leverage Ratio to be greater than 1.25 to 1.00 as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended.

                           (b)        Quick Ratio.  The Lessee shall not permit its Quick Ratio for any Fiscal Quarter to be less than 2.00 to 1.00.

                           (c)         Fixed Charge Coverage Ratio.  The Lessee shall not permit its Fixed Charge Coverage Ratio to be less than 2.50 to 1.00 as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended.

                           (d)        Consolidated Net Worth .  The Lessee shall not permit the sum of (x) its Consolidated Net Worth on the last day of any Fiscal Quarter (such date to be referred to herein as a "determination date"), plus (y) with respect to each Fiscal Quarter after the base date and through the determination date in which Lessee had a quarterly loss, all charges taken for the purchase of in-process research and development and amortization expense, in each case to the extent deducted in determining the Lessee's consolidated quarterly net income for each such Fiscal Quarter, plus (z) the value of Lessee's treasury stock, calculated at the fair market value of such stock as of the date such stock was repurchased by the Lessee, to be less than the sum on such determination date of the following:

                           (i)          eighty-five percent (85%) of the Consolidated Net Worth of the Lessee and its Subsidiaries as of December 31, 1999 (the "base date");

plus

                           (ii)         fifty percent (50%) of the sum of the Lessee's consolidated quarterly net income (but with no deduction of any quarterly losses unless such negative quarterly consolidated net income was caused solely by charges taken for the purchase of in-process research and development and amortization expense, in which case such charges shall be excluded in the determination of such quarterly consolidated net income) by the Lessee and its Subsidiaries for each Fiscal Quarter after the base date through and including the Fiscal Quarter ending on the determination date;

plus

                           (iii)        one hundred percent (100%) of the net proceeds (including the fair market value of property other than cash, as determined in good faith by the Lessee's board of directors) of all Equity Securities issued by the Lessee and its Subsidiaries during the period commencing on the base date and ending on the determination date, including any Equity Securities issued upon the conversion or exchange of any Indebtedness of the Lessee after the latest Fiscal Quarter end (the net proceeds of which for purposes of this clause (iii) shall be deemed to equal the aggregate market value of the Equity Securities so issued upon such conversion or exchange), but excluding any such net proceeds of any Equity Securities (x) issued and sold to Lessee or any of its Subsidiaries, or (y) which are required to be redeemed, or which are redeemable at the option of the holder thereof, if certain events or conditions exist or otherwise.

             Section 10.3    Cooperation with the Lessee.  The Lessor, the Participants and the Agent shall, to the extent reasonably requested by the Lessee (but without assuming additional liabilities, duties or other obligations on account thereof), at the Lessee's expense, cooperate with the Lessee in connection with its covenants contained herein including, without limitation, at any time and from time to time, upon the request of the Lessee, to promptly and duly execute and deliver any and all such further instruments, documents and financing statements (and continuation statements related thereto) as the Lessee may reasonably request in order to perform such covenants.

             Section 10.4    Covenants of the Lessor.  The Lessor hereby agrees that so long as this Participation Agreement is in effect:

                           (a)         Discharge of Lien s.  The Lessor will not create or permit to exist at any time, and will, at its own cost and expense, promptly take such action as may be necessary duly to discharge, or to cause to be discharged, all Lessor Liens on the Property attributable to it;  provided, however, that the Lessor shall not be required to so discharge any such Lessor Lien while the same is being contested in good faith by appropriate proceedings diligently prosecuted so long as such proceedings shall not involve any material danger of impairment of the Liens of the Lease or the Security Documents or of the sale, forfeiture or loss of, and shall not interfere with the use or disposition of, the Property or title thereto or any interest therein or the payment of Rent; provided, further, that in the event the Lessee purchases the Property the Lessor shall discharge all such Lessor Liens on or prior to the date on which the purchase is effective under the Lease.

                           (b)        Change of Chief Place of Business.  The Lessor shall give prompt notice to the Lessee and the Agent if the Lessor's chief place of business or chief executive office, or the office where the records concerning the accounts or contract rights relating to the Property are kept, shall cease to be located at 135 South LaSalle Street, Chicago, Illinois 60603, or if it shall change its name, identity or corporate structure.

                           (c)         Use of Proceeds .  The proceeds of the purchase of the Participation Interests shall be applied by the Lessor solely in accordance with the provisions of the Operative Documents.

SECTION 11

AMENDMENTS, RELATIONSHIP OF LESSOR AND PARTICIPANTS

             Section 11.1    Amendments.  Subject to the other provisions of this Section 11, no Operative Document nor any of the terms thereof may be terminated, amended, supplemented, waived or modified with respect to the Lessee, the Lessor, the Agent or any Participant, except (a) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Lessee, the Lessor or the Agent, with the written agreement or consent of such party, (b) prior to the occurrence and continuation of an Event of Default, the Lessee's consent shall be required to amend or modify any Operative Document to which it is not a party, and (c) in the case of a termination, amendment, supplement, waiver or modification to be binding on the Participants, with the written agreement or consent of the Required Participants; provided, however, that

                           (a)         no such termination, amendment, supplement, waiver or modification shall without written agreement or consent of each Participant (other than the Tranche Y Participant except with respect to clause (vii) below):

                           (i)          modify any of the provisions of this Section 11, change the definition of "Required Participants" or modify or waive any provision of an Operative Document requiring action by the foregoing;

                           (ii)         amend, modify, waive or supplement any of the provisions of Sections 3.6, 3.7 or 3.10 through 3.20 of this Participation Agreement or the representations of such Participant in Section 7 or the covenants in Section 10 of this Participation Agreement;

                           (iii)        reduce, modify, amend or waive any fees or indemnities in favor of any Participant, including without limitation amounts payable pursuant to Section 13 (except that any Person may consent to any reduction, modification, amendment or waiver of any indemnity payable to it);

                           (iv)       modify, postpone, reduce or forgive, in whole or in part, any payment of Rent (other than pursuant to the terms of any Operative Document), any payment in respect of its Participation Interest, or any payment of Asset Termination Value, Commitment Fee, Residual Value Guarantee Amount, amounts due pursuant to Section 22.2 of the Lease, or interest or yield or, subject to clause (iii) above, any other amount payable under the Lease or this Participation Agreement, or modify the definition or method of calculation of Rent (other than pursuant to the terms of any Operative Document), Participation Interest, Asset Termination Value, Lease Balance, Commitment Fee, Shortfall Amount, Residual Value Guarantee Amount, Participant Balance, Tranche A Participant Balance, Tranche B Participant Balance, Tranche C Participant Balance or any other definition which would affect the amounts to be advanced or which are payable under the Operative Documents;

                           (v)        consent to any assignment of the Lease (other than pursuant to the terms thereof), releasing the Lessee from its obligations in respect of the payments of Rent and any Asset Termination Value or changing the absolute and unconditional character of such obligation;

                           (vi)       except as authorized by the Operative Documents, release the Lessor's interest in all or a substantial part of the Property; or

                           (vii)      increase the amount of the Commitment of such Participant; and

             (b)        no other termination, amendment, supplement, waiver or modification shall, without the written agreement or consent of the Lessor and the Required Participants, be made to the Lease or Section 6 of this Participation Agreement or the definition of "Event of Default".

             Section 11.2    Actions by Participants.  Notwithstanding the foregoing, Defaulting Participants shall have no voting or consent rights under this Section 11.2 until they cease to be Defaulting Participants.  During any period that any Defaulting Participants have no voting rights under this Section 11.2, only the Commitment Percentages of the other Participants that still have voting rights will be considered for purposes of determining the Required Participants.  Furthermore, in no event shall any Participant instigate any suit or other action directly against the Lessee with respect to the Operative Documents or the Property, even if such Participant would, but for this agreement, be entitled to do so as a third party beneficiary or otherwise under the Operative Documents.

             Section 11.3    Required Repayments. Each Participant shall repay to the Lessor, upon written request or demand by the Lessor (i) any sums paid by the Lessor to such Participant or to the Agent on behalf of such Participant under this Agreement from, or that were computed by reference to, any Rent or other amounts which the Lessor shall be required to return or pay over to another party, whether pursuant to any bankruptcy or insolvency law or proceeding or otherwise and (ii) any interest or other amount that the Lessor is also required to pay to another party with respect to such sums.  Such repayment by any Participant shall not constitute a release of such Participant's right to receive such Participant's Commitment Percentage (as then in effect) times the amount of any such Rent or any such other amount (or any interest thereon) that the Lessor may later recover in respect of such Participant's Participation Interest.

             Section 11.4    Indemnification. Each Participant agrees to indemnify and defend the Lessor (to the extent not reimbursed by the Lessee within ten (10) days after demand) from and against such Participant's Commitment Percentage (as then in effect) of any and all liabilities, obligations, claims, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this Section 11.4 collectively called "Covered Liabilities") which to any extent (in whole or in part) may be imposed on, incurred by or asserted against the Lessor growing out of, resulting from or in any other way associated with the Property or the Operative Documents (including the enforcement thereof, whether exercised upon the Lessor's own initiative or upon the direction of the Required Participants) and the transactions and events at any time associated therewith or contemplated therein.  The foregoing indemnification shall apply whether or not such Covered Liabilities are in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by the Lessor; provided, that no Participant shall be obligated under this Section 11.4 to indemnify the Lessor (i) for Covered Liabilities incurred in connection with any transfer or assignment by the Lessor of its right to receive Rent or its rights and interests in and to the Property, the Operative Documents or this Agreement to its affiliates, or (ii) for that portion or percentage, if any, of any of the Covered Liabilities which is proximately caused by:  (A) the Lessor's own gross negligence or willful misconduct; (B) any representation made by the Lessor in the Operative Documents that is false in any material respect and that the Lessor knew was false at the time of the Lessor's execution of the Operative Documents; or (C) Lessor Liens not claimed by, through or under any of the Participants.  After each Participant has paid its Commitment Percentage (as then in effect) of any Covered Liabilities, each Participant shall be entitled to payment from the Lessor of an amount equal to the Adjusted Percentage (as defined below) of any payments subsequently received by the Lessor as Excess Reimbursement (as defined below) for such Covered Liabilities.  As used in this Section "Adjusted Percentage" as of any date of determination shall equal (i) such Participant's Commitment Percentage then in effect, divided by (ii) the sum of the Commitment Percentages of all Participants who have paid the Lessor their respective shares of the Covered Liabilities at issue.  As used in this Section, the term "Excess Reimbursement" shall mean, for the Covered Liabilities at issue, amounts reimbursed or paid by the Lessee to or on behalf of the Lessor on account of such Covered Liabilities in excess of an amount equal to the product of (i) such Covered Liabilities, multiplied by (ii) the Commitment Percentages of any Participants that have not paid the Lessor their respective Percentages of such Covered Liabilities.

             Section 11.5    Agent to Exercise Lessor's Rights. The Lessor has assigned its interest in the Lease to the Agent, for the benefit of the Participants, pursuant to the Assignment of Lease.  To the extent provided therein, the rights, remedies, duties and responsibilities of the Lessor contained in this Section 11 and in the other Operative Documents with respect thereto shall be exercisable by, binding upon and inure to the benefit of the Agent, for the benefit of the Participants.

SECTION 12

TRANSFERS OF PARTICIPANTS' INTERESTS

             Section 12.1    Restrictions on and Effect of Transfer by Participants. No Participant may (without the prior written consent of the Agent, not to be unreasonably withheld) assign, convey or otherwise transfer (including pursuant to a participation) all or any portion of its right, title or interest in, to or under its Participation Interest or any of the Operative Documents or the Property, provided that (w) any Participant (other than the Tranche Y Participant) may pledge its interest without the consent of the Agent or the Lessee to any Federal Reserve Bank, (x) without the prior written consent of the Agent, any Participant (other than the Tranche Y Participant) may transfer all or any portion of its interest to any affiliate of such Participant or to any other existing Participant, (y) the Tranche Y Participant may not assign, convey or otherwise transfer any portion of its right, title or interest in, to or under its Participation Interest or any of the Operative Documents or the Property without the prior written consent of the Agent , and (z) no Tranche C Participant may assign, convey or otherwise transfer any portion of its right, title or interest in, to or under its Tranche C Equity Interest without the prior written consent of the Agent and unless the proposed transferee delivers to the Agent and the Lessee the certificate required by Section 12.1(d); provided, further, that in the case of any transfer (other than a transfer to an affiliate of the relevant Participant pursuant to clause (x) above) each of the following conditions and any other applicable conditions of the other Operative Documents are satisfied:

                           (a)         Required Notice and Effective Date.  Any Participant desiring to effect a transfer of its interest shall give written notice of each such proposed transfer to the Lessee and the Agent at least five (5) Business Days prior to such proposed transfer, setting forth the name of such proposed transferee, the percentage or interest to be retained by such Participant, if any, and the date on which such transfer is proposed to become effective.  All reasonable out–of-pocket costs (including, without limitation, legal expenses) incurred by the Lessor, the Lessee, the Agent or any Participant in connection with any such disposition by a Participant under this Section 12.1 shall be borne by such transferring Participant.  In the event of a transfer under this Section 12.1, any expenses incurred by the transferee in connection with its review of the Operative Documents and its investigation of the transactions contemplated thereby shall be borne by such transferee or the relevant Participant, as they may determine, but shall not be considered costs and expenses which the Lessee is obligated to pay or reimburse under Section 9.  Any such proposed transfer shall become effective upon the later of (i) the date proposed in the transfer notice referred to above and (ii) the date on which all conditions to such transfer set forth in this Section 12.1 shall have been satisfied.

                           (b)        Assumption of Obligations.  Any transferee pursuant to this Section 12.1 shall execute and deliver to the Agent and the Lessee an Assignment and Acceptance in substantially the form attached as Exhibit K ("Assignment and Acceptance"), duly executed by such transferee and the transferring Participant, and a letter in substantially the form of the Participant's Letter attached hereto as Exhibit L ("Participant's Letter"), and thereupon the obligations of the transferring Participant under the Operative Documents shall be proportionately released and reduced to the extent of such transfer.  Upon any such transfer as above provided, the transferee shall be deemed to be bound by all obligations (whether or not yet accrued) under, and to have become a party to, all Operative Documents to which its transferor was a party, shall be deemed the pertinent "Participant" for all purposes of the Operative Documents and shall be deemed to have made that portion of the payments pursuant to this Participation Agreement previously made or deemed to have been made by the transferor represented by the interest being conveyed; and each reference herein and in the other Operative Documents to the pertinent "Participant" shall thereafter be deemed a reference to the transferee, to the extent of such transfer, for all purposes.  Upon any such transfer, the Agent shall deliver to each Participant, the Lessor and the Lessee a new Schedule I and a new Schedule II to this Agreement, each revised to reflect the relevant information for such new Participant and the Commitment of such new Participant (and the revised Commitment of the transferor Participant if it shall not have transferred its entire interest).

                           (c)         Employee Benefit Plans.  No Participant may make any such assignment, conveyance or transfer to or in connection with any arrangement or understanding in any way involving any employee benefit plan (or its related trust), as defined in Section 3(3) of ERISA, or with the assets of any such plan (or its related trust), as defined in Section 4975(e)(1) of the Code.

                           (d)        Representations .  Notwithstanding anything to the contrary set forth above, no Participant may assign, convey or transfer its interest to any Person, unless such Person shall have delivered to the Agent and the Lessee a certificate (which certification may be contained within the Assignment and Acceptance executed and delivered by such Person) (i) confirming the accuracy of the representations and warranties set forth in Section 7 with respect to such Person (other than as such representation or warranty relates to the execution and delivery of Operative Documents), (ii) representing that such Person has, independently and without reliance upon the Agent, any other Participant or, except to the extent of the Lessee's representations made under the Operative Documents when made, the Lessee, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into this transaction, the Property and the Lessee and made its own decision to enter into this transaction , and (iii) in the case of a transferee of a Tranche C Equity Interest only, representing that no portion of the Tranche C Equity Interest to be funded or acquired by such Person has been or will thereafter be borrowed by such Person such that recourse in respect of such indebtedness is limited to such Person's interest in the Lessor (if applicable) or to collateral with an aggregate value less than the amount of such indebtedness, and that such Person has not obtained and will not obtain residual value insurance, or a comparable guarantee, with respect to its Tranche C Equity Interest.

                           (e)         Amounts; Agent's Fee.  Any transfer of Participation Interests shall be in a principal amount which is equal to or greater than $5,000,000; provided, that no such minimum transfer limitation shall be imposed on a transfer of a Tranche B Participation Interest or a Tranche C Equity Interest.  Each transferring Participant shall pay to the Agent a transfer fee of $2,500.

                           (f)         Applicable Law .  Such transfer shall comply with Applicable Law and shall not require registration under any securities law applicable thereto.

                           (g)        Effect.  From and after any transfer of its Participation Interest the transferring Participant shall be released, to the extent assumed by the transferee, from its liability and obligations hereunder and under the other Operative Documents to which such transferor is a party in respect of obligations to be performed on or after the date of such transfer.  Upon any transfer by a Participant as above provided, any such transferee shall be deemed a "Participant" for all purposes of such documents and each reference herein to a Participant shall thereafter be deemed a reference to such transferee for all purposes to the extent of such transfer, except as the context may otherwise require.  Notwithstanding any transfer as provided in this Section 12.1, the transferor shall be entitled to all benefits accrued and all rights vested prior to such transfer, including, without limitation, rights to indemnification under this Participation Agreement or any other Operative Document.

             Section 12.2    Covenants and Agreements of Participants.

                           (a)         Participations .  Each Participant covenants and agrees that it will not grant participations in its Participation Interest to any Person (a "Sub-Participant") unless such participation complies with Applicable Law and does not require registration under any securities law applicable thereto and such Sub-Participant (i) is a bank or other financial institution and (ii) represents and warrants, in writing, to such Participant for the benefit of the Participants, the Lessor and the Lessee that (A) no part of the funds used by it to acquire an interest in any Participation Interest constitutes assets of any "employee benefit plan" (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA, or "plan" (as defined in Section 4975(e)(1) of the Code) and (B) such Sub-Participant is acquiring its interest for investment purposes without a view to the distribution thereof; provided that notwithstanding the foregoing the Tranche Y Participant shall not grant any participation in its Participation Interest to any Sub-Participant without the prior written consent of the Agent.  Any such Person shall require any transferee of its interest in its Participation Interest to make the representations and warranties set forth in the preceding sentence, in writing, to such Person for its benefit and the benefit of the Participants, the Lessor and Lessee.  In the event of any such sale by a Participant of a participating interest in its Participation Interest to a Sub-Participant, such Participant's obligations under this Participation Agreement and under the other Operative Documents shall remain unchanged, such Participant shall remain solely responsible for the performance thereof, such Participant shall remain the holder of its Participation Interest for all purposes under this Participation Agreement and under the other Operative Documents, and the Lessor, the Agent and, except as set forth in Section 12.2(b), the Lessee shall continue to deal solely and directly with such Participant in connection with such Participant's rights and obligations under this Participation Agreement and under the other Operative Documents.

                           (b)        Transferee Indemnities .  Each Sub-Participant shall be entitled to the benefits of Sections 13.5, 13.6, 13.7 and 13.10 with respect to its participation in the Participation Interests outstanding from time to time; provided that no Sub-Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Participant would have been entitled to receive in respect of the amount of the participation transferred by such transferor Participant to such Sub-Participant had no such transfer or participation occurred.

             Section 12.3    Future Participants.  Each Participant shall be deemed to be bound by and, upon compliance with the requirements of this Section 12, will be entitled to all of the benefits of the provisions of, this Participation Agreement.

SECTION 13

INDEMNIFICATION

             Section 13.1    General Indemnification.  The Lessee agrees, whether or not any of the transactions contemplated hereby shall be consummated, to assume liability for, and to indemnify, protect, defend, save and keep harmless each Indemnitee, on an After Tax Basis, from and against, any and all Claims that may be imposed on, incurred by or asserted against such Indemnitee (whether because of action or omission by such Indemnitee or otherwise), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Closing Date or after the Expiration Date, in any way relating to or arising out of:

                           (a)         any of the Operative Documents or any of the transactions contemplated thereby or any violation thereof, or any investigation, litigation or proceeding in connection therewith and any amendment, modification or waiver in respect thereof;

                           (b)        the Property, the Lease, any permitted sublease or any part thereof or interest therein;

                           (c)         the purchase, design, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, ownership, management, possession, operation, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, transfer of title, redelivery, use, financing, refinancing, disposition, operation, condition, sale (including, without limitation, any sale pursuant to Sections 16.2, 16.3,  17.2(c), 17.2(e), 17.2(h) or 17.4 of the Lease or any sale pursuant to Articles XX or XXII of the Lease, except for any amounts payable pursuant to Section 13.2 hereof), return or other disposition of all or any part or any interest in the Property or any portion thereof or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) thereon, including, without limitation: (1) Claims or penalties arising from any violation of foreign, federal, state or local law, rule, regulation or order or in tort (strict liability or otherwise) arising in connection with the Property, the Operative Documents or the transactions contemplated thereunder, including Claims made by invitees of Lessee or any assignee or any sublessee of Lessee or any assignee, or by any other Person entering on or in the Property, (2) latent or other defects in, to or affecting the Property, whether or not discoverable, (3) any Claim based upon a violation or alleged violation of the terms of any restriction, easement, condition or covenant or other matter affecting title to the Property, (4) the making of any Modifications in violation of the Lease or any standards imposed by any insurance policies required to be maintained by Lessee pursuant to the Lease which are in effect at any time with respect to the Property or any part thereof, (5) any Claim for patent, trademark or copyright infringement, (6) Claims arising from any public improvements with respect to the Property resulting in any charge or special assessments being levied against the Property or any plans to widen, modify or realign any street or highway adjacent to the Property, (7) Claims based on violations or failure of title arising in connection with the zoning ordinances, rules, regulations or laws applicable to the Property, and (8) any Claim resulting from or related to the leasing or subleasing of the Property or the construction of any of the Improvements, and any amendment, modification or waiver in respect thereof;

                           (d)        the offer, issuance or sale of the Participation Interests or any interest therein in accordance with the terms of the Operative Documents;

                           (e)         the breach by the Lessee of any covenant, representation or warranty made by it or deemed made by it in any Operative Document or any certificate required to be delivered by any Operative Document;

                           (f)         the retaining or employment of any broker, finder or financial advisor by the Lessee or any Affiliate to act on its behalf in connection with this Participation Agreement, or the incurring of any fees or commissions to which the Lessor might be subjected by virtue of entering into the transactions contemplated by this Participation Agreement;

                           (g)        the existence of any Lien on or with respect to the Property, any of the Improvements, the Equipment, the Lease, the Cash Collateral, any Basic Rent or Supplemental Rent, title thereto, or any interest therein including any Liens which arise out of the possession, use, occupancy, construction, repair or rebuilding of the Property or by reason of labor or materials furnished or claimed to have been furnished to the Lessee, the Existing Owner, the Lessor or any of their contractors or agents or by reason of the financing of the Property or any personalty or equipment purchased or leased by the Lessee or any Improvements or Modifications constructed by the Lessee or any sublessee, except Lessor Liens and Liens in favor of the Agent or the Lessor;

                           (h)        the transactions contemplated hereby, by the Lease or by any other Operative Document, in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA and any prohibited transaction described in Section 4975(c) of the Code (other than any Claim resulting from a breach of representation or warranty of the Lessor or any Participant other than the Tranche Y Participant); or

                           (i)          the purchase of the Property or any portion thereof by the Lessor, or any matters arising therefrom or related thereto;

provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 13.1 for any of the following: (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (it being understood that the Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim), (2) any Claim resulting from Lessor Liens which the Lessor is responsible for discharging under the Operative Documents, (3) any Imposition or other claims for Taxes of the type(s) described in Section 13.5, (4) any Claims of the type(s) described in Sections 13.2, 13.3, 13.6, 13.7, 13.8 and 13.10 or (5) with respect to any Indemnitee, any Claims arising from the breach by such Indemnitee of its express obligations under any Operative Document, other than any such breach caused by or attributable to the Lessee's actions or failure to act.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

             Section 13.2    End of Term Indemnity.

                          (a)         If the Lessee elects the Remarketing Option and it is determined, in accordance with the provisions of Section 22.1(j) of the Lease, that there would, after giving effect to the proposed remarketing transaction, be a Shortfall Amount, then as a condition to the Lessee's right to complete the remarketing of the Property pursuant to Section 22.1 of the Lease, the Lessee shall cause to be delivered to the Lessor at least 30 days prior to the Expiration Date, at the Lessee's sole cost and expense, a report from an appraiser selected by the Lessor and reasonably satisfactory to the Agent, the Required Participants and the Lessee and in form and substance reasonably satisfactory to the Lessor, the Agent and the Required Participants (the "End of the Term Report") which shall state the appraiser's conclusions as to the reason for any decline in the Fair Market Sales Value of the Property from that anticipated for such date in the Appraisal delivered on the Closing Date.

                           (b)        On the Expiration Date, the Lessee shall pay to the Lessor an amount (not to exceed the Shortfall Amount) equal to the portion of the Shortfall Amount that the End of the Term Report demonstrates was the result of a decline in the Fair Market Sales Value of the Property due to:

                           (i)          extraordinary wear and tear, excessive usage, failure to maintain, to repair, to restore, to rebuild or to replace, failure to comply with the Lease and all applicable laws, failure to use, workmanship, method of installation or removal or maintenance, repair, rebuilding or replacement (excepting in each case ordinary wear and tear); or

                           (ii)         any Modification made to, or any rebuilding of, the Property or any part thereof by the Lessee or any sublessee; or

                           (iii)        the existence of any Hazardous Activity, Hazardous Substance or Environmental Violations (but excluding any decline in the Fair Market Sales Value of the Property resulting from or attributable to any failure of Lockheed to pay or perform its express obligations under the Lockheed Indemnification Agreements); or

                           (iv)       any restoration or rebuilding carried out by the Lessee or any sublessee; or

                           (v)        any condemnation of any portion of the Property pursuant to Article XV of the Lease; or

                           (vi)       any use of the Property or any part thereof by the Lessee or any sublessee other than as facilities of the type described in Recital A to this Agreement; or

                           (vii)      any grant, release, dedication, transfer, annexation or amendment made pursuant to Section 12.2 of the Lease; or

                           (viii)     the failure of the Lessor to have a good and marketable fee estate in the Property or any portion thereof, as required by the Operative Documents, free and clear of all Liens (including Permitted Liens) and exceptions to title, except (A) such Liens or exceptions to title that existed on the relevant Land Interest Acquisition Date and were disclosed in the relevant title report delivered in respect of such portion of the Property and approved by the Agent; (B) Liens that would be released as a result of consummation of the Remarketing Option or other required sale of the Property; (C) Lessor Liens and (D) easements, rights-of-way, agreements and other rights permitted by Section 12.2 of the Lease.

             Section 13.3    Environmental Indemnity. Without limitation of the other provisions of this Section 13, the Lessee hereby agrees to indemnify, hold harmless and defend each Indemnitee, on an After Tax Basis, from and against any and all claims (including without limitation third party claims for personal injury or real or personal property damage), losses (including but not limited to any loss of value of the Property), damages, liabilities, fines, penalties, charges, administrative and judicial proceedings (including informal proceedings) and orders, judgments, remedial action, requirements, enforcement actions of any kind, and all reasonable and documented costs and expenses incurred in connection therewith (including but not limited to reasonable and documented attorneys' and/or paralegals' fees and expenses), including, but not limited to, all costs incurred in connection with any investigation or monitoring of site conditions or any clean–up, remedial, removal or restoration work by any foreign, federal, state or local government agency, which such Indemnitee becomes subject to because of its involvement with the Property, the transactions contemplated by the Operative Documents or any other matter referred to in paragraphs (a) through (i) of Section 13.1 arising in whole or in part, out of:

                           (a)         the presence on or under the Property of any Hazardous Substances, or any Releases or discharges of any Hazardous Substances on, under, from or onto the Property;

                           (b)        any activity, including, without limitation, construction, carried on or undertaken on or off the Property, and whether by the Lessee, the Lessor, the Existing Owner, any predecessor in title or any sublessee or any employees, agents, contractors or subcontractors of the Lessee, the Lessor, the Existing Owner or any predecessor in title, or any other Persons (including such Indemnitee), in connection with the handling, treatment, removal, storage, decontamination, cleanup, transport or disposal of any Hazardous Substances that at any time are located or present on or under or that at any time migrate, flow, percolate, diffuse or in any way move onto or under the Property;

                           (c)         loss of or damage to any property or the environment (including, without limitation, cleanup costs, response costs, remediation and removal costs, cost of corrective action, costs of financial assurance, fines and penalties and natural resource damages), or death or injury to any Person, and all expenses associated with the protection of wildlife, aquatic species, vegetation, flora and fauna, and any mitigative action required by or under Environmental Laws;

                           (d)        any claim concerning lack of compliance with Environmental Laws, or any act or omission causing an environmental condition that requires remediation or would allow any Governmental Authority to record a Lien on the land records;

                           (e)         any residual contamination on or under the Property, or affecting any natural resources, or any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Substances, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Environmental Laws; or

                           (f)         any material inaccuracies, misrepresentations, misstatements, and omissions and any conflicting information contained in or omitted from the Environmental Audit;

provided, however, the Lessee shall not be required to indemnify any Indemnitee under this Section 13.3 for (1) any Claim to the extent resulting from the willful misconduct or gross negligence of such Indemnitee (it being understood that the Lessee shall be required to indemnify an Indemnitee even if the ordinary (but not gross) negligence of such Indemnitee caused or contributed to such Claim), (2) any Imposition or other claims for Taxes of the type(s) described in Section 13.5, (3) any Claims of the type(s) described in Sections 13.2, 13.6, 13.7, 13.8 and 13.10 or (4) any Claim in respect of the Pre-Existing Environmental Conditions, provided that clause (4) shall not be deemed or construed so as to limit Lessor's rights and remedies under the Lockheed Indemnification Agreements.  It is expressly understood and agreed that the indemnity provided for herein shall survive the expiration or termination of and shall be separate and independent from any remedy under the Lease or any other Operative Document.

             Section 13.4    Proceedings in Respect of Claims. With respect to any amount that the Lessee is requested by an Indemnitee to pay by reason of Section 13.1 or 13.3, such Indemnitee shall, if so requested by the Lessee and prior to any payment, submit such additional information to the Lessee as the Lessee may reasonably request and which is in the possession of such Indemnitee to substantiate properly the requested payment.

             In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall notify the Lessee of the commencement thereof, and the Lessee shall be entitled, at its expense, to participate in, and, to the extent that the Lessee desires to, assume and control the defense thereof; provided, however, that the Lessee shall have acknowledged in writing its obligation to fully indemnify such Indemnitee in respect of such action, suit or proceeding, and the Lessee shall keep such Indemnitee fully apprised of the status of such action, suit or proceeding and shall provide such Indemnitee with all information with respect to such action, suit or proceeding as such Indemnitee shall reasonably request, and provided further, that the Lessee shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, (A) in the reasonable opinion of such Indemnitee, (x) such action, suit or proceeding involves any possibility of imposition of criminal liability or any risk of material civil liability on such Indemnitee or will involve a material risk of the sale, forfeiture or loss of, or the creation of any Lien (other than a Permitted Exception) on, the Property or any part thereof unless, in the case of civil liability or Lien, the Lessee shall have posted a bond or other security satisfactory to the relevant Indemnitee in respect to such risk or (y) the control of such action, suit or proceeding would involve an actual or potential conflict of interest, (B) such proceeding involves Claims not fully indemnified by the Lessee which the Lessee and the Indemnitee have been unable to sever from the indemnified claim(s), or (C) an Event of Default under the Lease has occurred and is continuing.  The Indemnitee may participate in a reasonable manner at its own expense and with its own counsel in any proceeding conducted by the Lessee in accordance with the foregoing.  The Lessee shall not enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Indemnitee which consent shall not be unreasonably withheld in the case of a money settlement not involving an admission of liability of such Indemnitee.

             Each Indemnitee shall at the expense of the Lessee cooperate with and supply the Lessee with such information and documents reasonably requested by the Lessee as are necessary or advisable for the Lessee to participate in any action, suit or proceeding to the extent permitted by Section 13.1 or 13.3.  Unless an Event of Default shall have occurred and be continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim which is entitled to be indemnified under Section 13.1 or 13.3 without the prior written consent of the Lessee, which consent shall not be unreasonably withheld, unless such Indemnitee waives its right to be indemnified under Section 13.1 or 13.3 with respect to such Claim.

             Upon payment in full of any Claim by the Lessee pursuant to Section 13.1 or 13.3 to or on behalf of an Indemnitee, the Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto (other than claims in respect of insurance policies maintained by such Indemnitee at its own expense), and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise cooperate with the Lessee and give such further assurances as are necessary or advisable to enable the Lessee vigorously to pursue such claims.

             Any amount payable to an Indemnitee pursuant to Section 13.1 or 13.3 shall be paid to such Indemnitee promptly upon receipt of a written demand therefor from such Indemnitee, accompanied by a written statement describing in reasonable detail the basis for such indemnity and the computation of the amount so payable.

             Section 13.5    General Impositions Indemnity.

                           (a)         Indemnification .  The Lessee shall pay and assume liability for, and does hereby agree to indemnify, protect and defend the Property and all Indemnitees, and hold them harmless against, all Impositions on an After Tax Basis.

                           (b)        Payments.

                           (i)          Subject to the terms of Section 13.5(f), the Lessee shall pay or cause to be paid all Impositions directly to the taxing authorities where feasible and otherwise to the Indemnitee, as appropriate, and the Lessee shall at its own expense, upon such Indemnitee's reasonable request, furnish to such Indemnitee copies of official receipts or other satisfactory proof evidencing such payment.

                           (ii)         In the case of Impositions for which no contest is conducted pursuant to Section 13.5(f) and which the Lessee pays directly to the taxing authorities, the Lessee shall pay such Impositions prior to the latest time permitted by the relevant taxing authority for timely payment.  In the case of Impositions for which the Lessee reimburses an Indemnitee, the Lessee shall do so within twenty (20) days after receipt by the Lessee of demand by such Indemnitee describing in reasonable detail the nature of the Imposition and the basis for the demand (including the computation of the amount payable), but in no event shall the Lessee be required to pay such reimbursement prior to thirty (30) days before the latest time permitted by the relevant taxing authority for timely payment.  In the case of Impositions for which a contest is conducted pursuant to Section 13.5(f), the Lessee shall pay such Impositions or reimburse such Indemnitee for such Impositions, to the extent not previously paid or reimbursed pursuant to Section 13.5(a), prior to the latest time permitted by the relevant taxing authority for timely payment after conclusion of all contests under Section 13.5(f).

                           (iii)        Impositions imposed with respect to the Property for a billing period during which the Lease expires or terminates (unless the Lessee has exercised the Renewal Option or the Purchase Option with respect to the Property) shall be adjusted and prorated on a daily basis between the Lessee and the Lessor, whether or not such Imposition is imposed before or after such expiration or termination and each party shall pay or reimburse the other for each party's pro rata share thereof.

                           (c)         Reports and Returns.  (i) The Lessee shall be responsible for preparing and filing any real and personal property or ad valorem tax returns in respect of the Property.  In case any other report or tax return shall be required to be made with respect to any obligations of the Lessee under or arising out of Section 13.5(a) and of which the Lessee has knowledge or should have knowledge, the Lessee, at its sole cost and expense, shall notify the relevant Indemnitee of such requirement and (except if such Indemnitee notifies the Lessee that such Indemnitee intends to file such report or return) (A) to the extent required or permitted by and consistent with Applicable Law, make and file in its own name such return, statement or report; and (B) in the case of any other such return, statement or report required to be made in the name of such Indemnitee, advise such Indemnitee of such fact and prepare such return, statement or report for filing by such Indemnitee or, where such return, statement or report shall be required to reflect items in addition to any obligations of the Lessee under or arising out of Section 13.5(a), provide such Indemnitee at the Lessee's expense with information sufficient to permit such return, statement or report to be properly made with respect to any obligations of the Lessee under or arising out of Section 13.5(a).  Such Indemnitee shall, upon the Lessee's request and at the Lessee's expense, provide any data maintained by such Indemnitee (and not otherwise available to or within the control of the Lessee) with respect to the Property which the Lessee may reasonably require to prepare any required tax returns or reports.  Each Indemnitee agrees to use its best efforts to send to the Lessee a copy of any written request or other notice that the Indemnitee receives with respect to any reports or returns required to be filed with respect to the Property or the transactions contemplated by the Operative Documents, it being understood that no Indemnitee shall have any liability for failure to provide such copies.

                           (d)        Income Inclusions .  If as a result of the payment or reimbursement by the Lessee of any expenses of the Lessor or the payment of any Transaction Expenses incurred in connection with the transactions contemplated by the Operative Documents, the Lessor or any Indemnitee or affiliate shall suffer a net increase in any federal, state,  local or foreign income tax liability, the Lessee shall indemnify such Persons (without duplication of any indemnification required by Section 13.5(a)) on an After Tax Basis for the amount of such increase.  The calculation of any such net increase shall take into account any current or future tax savings realized or reasonably expected to be realized by such Person in respect thereof, as well as any interest, penalties and additions to tax payable by the Lessor, or any Indemnitee or such affiliate, in respect thereof.

                           (e)         Withholding Taxes .  As between the Lessee on one hand, and the Lessor or the Agent or any Participant on the other hand, the Lessee shall be responsible for, and, subject to the provisions of Sections 13.5(g) and (h), the Lessee shall indemnify and hold harmless the Lessor, the Agent and the Participants (without duplication of any indemnification required by Section 13.5(a)) on an After Tax Basis against, any obligation for United States or foreign withholding taxes imposed in respect of payments with respect to the Participation Interests or with respect to Rent payments under the Lease or payments of the Asset Termination Value, Lease Balance or Purchase Option Price (and, if the Lessor, the Agent or any Participant receives a demand for such payment from any taxing authority, the Lessee shall discharge such demand on behalf of the Lessor, the Agent or such Participant).

                           (f)         Contests of Impositions.

                           (i)          If a written claim is made against any Indemnitee or if any proceeding shall be commenced against such Indemnitee (including a written notice of such proceeding), for any Impositions, such Indemnitee shall promptly notify the Lessee in writing and shall not take action with respect to such claim or proceeding without the consent of the Lessee for thirty (30) days after the receipt of such notice by the Lessee; provided, however, that, in the case of any such claim or proceeding, if action shall be required by law or regulation to be taken prior to the end of such thirty (30)-day period, such Indemnitee shall, in such notice to the Lessee, inform the Lessee of such shorter period, and no action shall be taken with respect to such claim or proceeding without the consent of the Lessee before two (2) days before the end of such shorter period; provided, further, that the failure of such Indemnitee to give the notices referred to this sentence shall not diminish the Lessee's obligation hereunder except to the extent such failure precludes the Lessee from contesting all or part of such claim.

                           (ii)         If, within thirty (30) days of receipt of such notice from the Indemnitee (or such shorter period as the Indemnitee has notified the Lessee is required by law or regulation for the Indemnitee to commence such contest), the Lessee shall request in writing that such Indemnitee contest such Imposition, the Indemnitee shall, at the expense of the Lessee, in good faith conduct and control such contest (including, without limitation, by pursuit of appeals) relating to the validity, applicability or amount of such Impositions (provided, however, that (A) if such contest involves a tax other than a tax on net income and can be pursued independently from any other proceeding involving a tax liability of such Indemnitee, the Indemnitee, at the Lessee's request, shall allow the Lessee to conduct and control such contest and (B) in the case of any contest, the Indemnitee may request the Lessee to conduct and control such contest) by, in the sole discretion of the Person conducting and controlling such contest, (1) resisting payment thereof, (2) not paying the same except under protest, if protest is necessary and proper, (3) if the payment be made, using reasonable efforts to obtain a refund thereof in appropriate administrative and judicial proceedings, or (4) taking such other action as is reasonably requested by the Lessee from time to time.

                           (iii)        The party controlling any contest shall consult in good faith with the non–controlling party and shall keep the non–controlling party reasonably informed as to the conduct of such contest; provided, that all decisions ultimately shall be made in the sole discretion of the controlling party.  The parties agree that an Indemnitee may at any time decline to take further action with respect to the contest of any Imposition and may settle such contest if such Indemnitee shall waive its rights to any indemnity from the Lessee that otherwise would be payable in respect of such claim (and any future claim by any taxing authority, the contest of which is precluded by reason of such resolution of such claim) and shall pay to the Lessee any amount previously paid or advanced by the Lessee pursuant to this Section 13.5 by way of indemnification or advance for the payment of an Imposition other than expenses of such contest.

                           (iv)       Notwithstanding the foregoing provisions of this Section 13.5, an Indemnitee shall not be required to take any action and the Lessee shall not be permitted to contest any Impositions in its own name or that of the Indemnitee unless (A) the Lessee shall have agreed to pay and shall pay to such Indemnitee on demand and on an After Tax Basis all reasonable costs, losses and expenses that such Indemnitee actually incurs in connection with contesting such Impositions, including, without limitation, all reasonable legal, accounting and investigatory fees and disbursements, (B) in the case of a claim that must be pursued in the name of an Indemnitee (or an affiliate thereof), the amount of the potential indemnity (taking into account all similar or logically related claims that have been or could be raised in any audit involving such Indemnitee for which the Lessee may be liable to pay an indemnity under this Section 13.5) exceeds $100,000, (C) the Indemnitee shall have reasonably determined that the action to be taken will not result in any material danger of sale, forfeiture or loss of the Property, or any part thereof or interest therein, will not interfere with the payment of Rent, and will not result in risk of criminal liability, (D) if such contest shall involve the payment of the Imposition prior to the contest, the Lessee shall provide to the Indemnitee an interest–free advance in an amount equal to the Imposition that the Indemnitee is required to pay (with no additional net after–tax cost to such Indemnitee), (E) in the case of a claim that must be pursued in the name of an Indemnitee (or an affiliate thereof), the Lessee shall have provided to such Indemnitee an opinion of independent tax counsel selected by the Indemnitee and reasonably satisfactory to the Lessee stating that a reasonable basis exists to contest such claim (or, in the case of an appeal of an adverse determination, an opinion of such counsel to the effect that there is substantial authority for the position asserted in such appeal) and (F) no Event of Default hereunder shall have occurred and be continuing.  In no event shall an Indemnitee be required to appeal an adverse judicial determination to the United States Supreme Court.  In addition, an Indemnitee shall not be required to contest any claim in its name (or that of an affiliate) if the subject matter thereof shall be of a continuing nature and shall have previously been decided adversely by a court of competent jurisdiction pursuant to the contest provisions of this Section 13.5, unless there shall have been a change in law (or interpretation thereof) and the Indemnitee shall have received, at the Lessee's expense, an opinion of independent tax counsel selected by the Indemnitee and reasonably acceptable to the Lessee stating that as a result of such change in law (or interpretation thereof), it is more likely than not that the Indemnitee will prevail in such contest.

                           (g)        Documentation of Withholding Status.  Each Participant (or any successor thereto or transferee thereof) that is organized under the laws of a jurisdiction outside of the United States of America shall:

                           (i)          on or before the date it becomes a party to any Operative Document, deliver to the Lessor and the Lessee any certificates, documents, or other evidence that shall be required by the Code or Treasury Regulations issued pursuant thereto to establish its exemption from United States Federal withholding requirements, including two valid, duly completed, original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or successor applicable form, properly and duly executed, certifying in each case that such party is entitled to receive payments pursuant to the Operative Documents without deduction or withholding of United States Federal income taxes and is a foreign person thereby entitled to an exemption from the United States backup withholding taxes; and

                           (ii)         on or before the date that any such form described above expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent such form previously delivered to the Lessor and the Lessee, deliver to the Lessor and the Lessee two further valid, duly  completed, original copies of any such form or certification, properly and duly executed.

                           (h)        Limitation on Tax Indemnification.  Subject to Section 13.10, the Lessee shall not be required to indemnify any Indemnitee, or to pay any increased amounts to any Indemnitee or tax authority with respect to any Impositions pursuant to this Section 13.5 to the extent that (i) any obligation to withhold, deduct, or pay amounts with respect to Tax existed on the date such Indemnitee became a party to any Operative Document (and, in such case, the Lessee may deduct and withhold such Tax from payments pursuant to the Operative Documents), or (ii) such Indemnitee fails to comply with the provisions of Section 13.5(g) (and, in such case, the Lessee may deduct and withhold all Taxes required by law as a result of such noncompliance from payments made by the Lessee pursuant to the Operative Documents).  With respect to any transferee of any Participant (including a transfer resulting from any change in the designation of the lending office of a Participant), the transferee shall not be entitled to any greater payment or indemnification under this Section 13.5 than the transferor would have been entitled to.

             Section 13.6    Funding Losses.  If any payment of any Advance or any portion of any Participation Interest is made on any day other than the last day of an Interest Period applicable thereto, or if the Lessee fails to utilize the proceeds of any purchase of Participation Interests after notice has been given to the Lessor or any Participant in accordance with Section 3 or 4, the Lessee shall reimburse the Lessor and each Participant on an After Tax Basis within fifteen (15) days after demand for any resulting loss or expense incurred by it, including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that the Lessor or such Participant, as the case may be, shall have delivered to the Lessee a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.  The Lessor or such Participant, as applicable, will, at the request of the Lessee, furnish such additional information concerning the determination of such loss as the Lessee may reasonably request.

             Section 13.7    Regulation D Compensation.  For so long as the Lessor or any Participant is required to increase its existing reserve percentage against "Eurocurrency Liabilities" (or any other category of liabilities which include deposits by reference to which the interest rate on its Participation Interest in any Advance is determined or any category of extensions of credit or other assets which includes loans by a non–United States office of the Lessor or such Participant, as applicable, to United States residents), and, as a result, the cost to the Lessor or such Participant (or such Participant's Funding Office) of purchasing or maintaining its Participation Interest in any Advance is increased, then the Lessor or such Participant may require the Lessee to pay, on an After Tax Basis, contemporaneously with each payment of interest on the Advances an additional amount on the Participation Interest of such Participant in the Advances at a rate per annum up to but not exceeding the excess of (i) (A) the applicable Eurodollar Rate divided by (B) one minus the Eurocurrency Reserve Requirements over (ii) the applicable Eurodollar Rate.

             Section 13.8    Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period:

                           (a)         deposits in Dollars (in the applicable amounts) are not being offered to the Agent in the relevant market for such Interest Period or any Participant shall advise the Agent that the Eurodollar Rate as determined by the Agent will not adequately and fairly reflect the cost to such Participant of funding its Participation Interest in any Advance for such Interest Period; or

                           (b)        any Participant determines that, by reason of the adoption, on or after the date of this Participation Agreement, of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its Funding Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or governmental agency, it is restricted, directly or indirectly, in the amount it may hold of (i) a category of liabilities that includes deposits by reference to which, or on the basis of which, the interest rate applicable to Advances based on the Eurodollar Rate is directly or indirectly determined, or (ii) the category of assets which includes Advances based on the Eurodollar Rate;

the Agent shall forthwith give notice thereof to the Lessee and the Participants, whereupon the obligation of the Participants to provide funding at rates based upon the Eurodollar Rate shall be suspended and, until the Agent notifies the Lessee that the circumstances giving rise to such suspension no longer exist, each outstanding Advance shall begin to bear interest at the Alternate Base Rate on the last day of the then current Interest Period applicable thereto.

             Section 13.9    Illegality. If, on or after the date of this Participation Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Participant (or its Funding Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Participant (or its Funding Office) to purchase, maintain or fund its Participation Interest in any Advance and such Participant shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Participants and the Lessee, whereupon until such Participant notifies the Lessee and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Participant to purchase its Participation Interest in any Advance shall be suspended.  Before giving any notice to the Agent pursuant to this Section, such Participant shall, if practicable, with the consent of the Lessee (which consent shall not unreasonably be withheld), designate a different Funding Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Participant, be otherwise disadvantageous to such Participant.  If such notice is given (i) the Lessee shall be entitled upon its request to a reasonable explanation of the factors underlying such notice and (ii) each outstanding Participation Interest in any Advance of such Participant then outstanding shall begin to bear interest at the Alternate Base Rate either (a) on the last day of the then current Interest Period applicable to such Advance if such Participant may lawfully continue to maintain and fund such Participation Interest to such day or (b) immediately if such Participant shall determine that it may not lawfully continue to maintain and fund such Participation Interest to such day.

             Section 13.10   Increased Cost and Reduced Return.

                           (a)         In the event that the adoption of any applicable law, rule or regulation, or any change therein or in the interpretation or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Lessor or any Participant with any request or directive after the date hereof (whether or not having the force of law) of any such authority, central bank or comparable agency:

                           (i)          does or shall subject the Lessor or such Participant to any additional tax of any kind whatsoever with respect to the Operative Documents or any Advance made by such Person or any purchase of a Participation Interest in any Advance, or change the basis or the applicable rate of taxation of payments to the Lessor or such Participant of its Participation Interest or any other amount payable hereunder (except for the imposition of or change in any tax on or measured by the overall net income of the Lessor or such Participant (other than any such tax imposed by means of withholding));

                           (ii)         does or shall impose, modify or hold applicable any reserve, special deposit, insurance assessment, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lessor or such Participant which are not otherwise included in determination of the rate of interest on Advances hereunder; or

                           (iii)        does or shall impose on the Lessor or such Participant any other condition;

and the result of any of the foregoing is to increase the cost to the Lessor or such Participant of making or maintaining its Advances or purchasing or maintaining its Participation Interest in any Advance or to reduce any amount receivable hereunder with respect thereto, then, in any such case the Lessee shall promptly pay the Lessor or such Participant, as the case may be, upon its demand, on an After Tax Basis any additional amounts necessary to compensate the Lessor or such Participant for such increased cost or reduced amount receivable which the Lessor or such Participant deems to be material as determined by the Lessor or such Participant.

                           (b)        If the Lessor or any Participant shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on capital of the Lessor or such Participant, as the case may be (or any entity directly or indirectly controlling the Lessor or such Participant), as a consequence of the Lessor's or such Participant's obligations under the Operative Documents to a level below that which the Lessor or such Participant (or any entity directly or indirectly controlling the Lessor or such Participant), as applicable, could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Lessor or such Participant to be material, then from time to time, within 15 days after demand by the Lessor or such Participant (with a copy to the Agent), the Lessee shall pay to the Lessor or such Participant, as the case may be, on an After Tax Basis, such additional amount or amounts as will compensate such Participant (or its parent) or the Lessor for such reduction.

                           (c)         The Lessor and each Participant will promptly notify the Lessee and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle the Lessor or such Participant, as the case may be, to compensation pursuant to this Section and will, if practicable, with the consent of the Lessee (which consent shall not unreasonably be withheld), designate a different Funding Office or take any other reasonable action if such designation or action will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of the Lessor or such Participant, as applicable, be otherwise disadvantageous to the Lessor or  such Participant.  A certificate of the Lessor or any Participant claiming compensation under this Section and setting forth in reasonable detail its computation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Lessor or such Participant, as the case may be,  may use any reasonable averaging and attribution methods.  This Section shall survive the termination of this Participation Agreement and payment of the outstanding Advances and Participation Interests.

             Section 13.11   Substitution of Participant. If (i) the obligation of any Participant to purchase or maintain its Participation Interest has been suspended pursuant to this Section 13, or (ii) any Participant has demanded compensation or given notice of its intention to demand compensation under Section 13.10, the Lessee shall have the right, with the assistance of the Agent, to seek one or more mutually satisfactory substitute banks or financial institutions (which may be one or more of the Participants) to replace such Participant under the Operative Documents.

             Section 13.12   Indemnity Payments in Addition to Residual Value Guarantee Amount.  The Lessee acknowledges and agrees that its obligations to make indemnity payments under this Section 13 are separate from, in addition to, and do not reduce, its obligation to pay, the Residual Value Guarantee Amount under the Lease; provided, that in the event the Lessee elects the Remarketing Option, the Lessee shall only be required to pay any Shortfall Amount to the extent set forth in Section 13.2 hereof.

SECTION 14

THE AGENT

             Section 14.1    Appointmen t. Each Participant hereby irrevocably designates and appoints the Agent as the agent of such Participant under this Agreement and the other Operative Documents, and each Participant irrevocably authorizes the Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Operative Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Operative Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Participant or any other party to the Operative Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Operative Document or otherwise exist against the Agent.

             Section 14.2    Delegation of Duties.  The Agent may execute any of its duties under this Agreement and the other Operative Documents by or through agents or attorneys–in–fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys–in–fact selected by it with reasonable care.

             Section 14.3    Exculpatory Provisions.  Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in–fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Operative Document (except for its or such Person's own gross negligence or willful misconduct or negligence with respect to the handling of funds) or (b) responsible in any manner to any of the Participants or any other party to the Operative Documents for any recitals, statements, representations or warranties made by the Lessor, or the Lessee or any officer thereof contained in this Agreement or any other Operative Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Operative Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Operative Document or for any failure of the Lessor or the Lessee to perform its obligations hereunder or thereunder.  The Agent shall not be under any obligation to any Participant or any other party to the Operative Documents to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Operative Document, or to inspect the properties, books or records of the Lessor or the Lessee.

             Section 14.4    Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Lessor or the Lessee), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Operative Document unless it shall first receive such advice or concurrence of the Required Participants as it deems appropriate or it shall first be indemnified to its satisfaction by the Participants against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Operative Documents in accordance with a request of the Required Participants, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Participants.

             Section 14.5    Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Participant, the Lessor or the Lessee describing such Default or Event of Default and stating that such notice is a "notice of default".  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the other parties hereto.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Participants; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Participants.

             Section 14.6    Non-Reliance on Agent and Other Participants. Each Participant expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys–in–fact or affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of the Lessor or the Lessee, shall be deemed to constitute any representation or warranty by the Agent to any Participant.  Each Participant represents to the Agent that it has, independently and without reliance upon the Agent or any other Participant, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Lessor, the Lessee and the Property and made its own decision to purchase its Participation Interest hereunder and enter into this Agreement.  Each Participant also represents that it will, independently and without reliance upon the Agent, the Lessor or any other Participant, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Operative Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Lessor and the Lessee.  Except for notices, reports and other documents expressly required to be furnished to the Participants by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Participant with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Lessor or the Lessee which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys–in–fact or affiliates.

             Section 14.7    Indemnification.  The Participants agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Lessee and without limiting the obligation of the Lessee to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section 14.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Participation Interests shall have been paid in full, ratably in accordance with their Commitment Percentages in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Participation Interests) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, the Commitments, this Agreement, the Property, any of the other Operative Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any of them under or in connection with any of the foregoing; provided that no Participant shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent.  The agreements in this Section 14.7 shall survive the payment of the Participation Interests and all other amounts payable hereunder.

             Section 14.8    Agent in its Individual Capacity.  The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Lessor or the Lessee as though the Agent were not the  Agent hereunder and under the other Operative Documents.  With respect to its Participation Interest purchased by it, the Agent shall have the same rights and powers under this Agreement and the other Operative Documents as any Participant and may exercise the same as though it were not the Agent, and the terms "Participant" and "Participants" shall include the Agent in its individual capacity.

             Section 14.9    Successor Agent.  The Agent may resign as Agent upon thirty (30) days' notice to the Participants, the Lessor and the Lessee.  If the Agent shall resign as Agent under this Agreement and the other Operative Documents, then the Required Participants shall appoint a successor Agent for the Participants.  Any such successor Agent shall be a commercial bank organized under the laws of the United States of America or any State thereof or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $100,000,000 (provided that so long as no Default or Event of Default exists, the successor Agent shall be approved by the Lessee (which approval shall not be unreasonably withheld)).  Upon such appointment (a) such successor Agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor Agent effective upon such appointment, and (b) the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is thirty (30) days following a resigning Agent's notice of resignation, the resigning Agent's resignation shall nevertheless thereupon become effective and the Participants shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Participants appoint a successor Agent as provided above.  After any retiring Agent's resignation as Agent, all of the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Operative Documents.

SECTION 15

MISCELLANEOUS

             Section 15.1    Survival of Agreements.  The representations, warranties, covenants, indemnities and agreements of the parties provided for in the Operative Documents, and the parties' obligations under any and all thereof, shall survive the execution and delivery of this Participation Agreement, the transfer of the Property to the Lessor, any disposition of any interest of the Lessor in the Property or any portion thereof, payment of the Advances and the Participation Interests and any disposition thereof and shall be and continue in effect notwithstanding any investigation made by any party or the fact that any party may waive compliance with any of the other terms, provisions or conditions of any of the Operative Documents.  Except as otherwise expressly set forth herein or in other Operative Documents, the indemnities of the parties provided for in the Operative Documents shall survive the expiration or termination of any thereof.

             Section 15.2    No Broker, etc.  Each of the parties hereto represents to the others that it has not retained or employed any broker, finder or financial adviser to act on its behalf in connection with this Participation Agreement or the transactions contemplated herein, nor has it authorized any broker, finder or financial adviser retained or employed by any other Person so to act.  Any party who is in breach of this representation shall indemnify and hold the other parties harmless on an After Tax Basis from and against any liability arising out of such breach of this representation.

             Section 15.3    Notices.  Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be given in writing and delivered (i) personally, (ii) by a nationally recognized overnight courier service, (iii) by mail (by registered or certified mail, return receipt requested, postage prepaid) or (iv) by facsimile, in each case directed to the address of such Person as indicated on Schedule II.  Any such notice shall be effective upon receipt or refusal.  From time to time any party may designate a new address for purposes of notice hereunder by written notice to each of the other parties hereto in accordance with this Section.

             Section 15.4    Counterparts.  This Participation Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

             Section 15.5    Headings, etc. The Table of Contents and headings of the various Sections of this Agreement are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

             Section 15.6    Parties in Interest. Except as expressly provided herein, none of the provisions of this Participation Agreement are intended for the benefit of any Person except the parties hereto.  Subject to the provisions of  Section 25.1 of the Lease, the Lessee shall not assign or transfer any of its rights or obligations under the Operative Documents without the prior written consent of the Lessor, the Agent and the Participants.

             Section 15.7    GOVERNING LAW. THIS PARTICIPATION AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAW OF THE STATE OF CALIFORNIA (EXCLUDING ANY CONFLICT–OF–LAW OR CHOICE-OF-LAW RULES WHICH MIGHT LEAD TO THE APPLICATION OF THE INTERNAL LAWS OF ANY OTHER JURISDICTION) AS TO ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE.

             Section 15.8    Severability. Any provision of this Participation Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

             Section 15.9    Liability Limited.

                           (a)         The Lessee, the Agent, and the Participants each acknowledge and agree that the Lessor shall not be liable or accountable under any circumstances whatsoever in its individual capacity for or on account of any statements, representations, warranties, covenants or obligations stated to be those of the Lessor, except for its own gross negligence or willful misconduct or negligence in the handling of funds and as otherwise expressly provided herein or in the other Operative Documents, and it is understood and agreed that all obligations of the Lessor to the Lessee, the Agent and any Participant under the Operative Documents are solely nonrecourse obligations (except as otherwise expressly provided therein) enforceable only against the Lessor's interest in the Property.

                           (b)        No Participant shall have any obligation to any other Participant or to the Lessee, the Lessor or the Agent with respect to transactions contemplated by the Operative Documents, except those obligations of such Participant expressly set forth in the Operative Documents or except as set forth in the instruments delivered in connection therewith, and no Participant shall be liable for performance by any other party hereto of such other party's obligations under the Operative Documents except as otherwise so set forth.

             Section 15.10  Further Assurances . The parties hereto shall promptly cause to be taken, executed, acknowledged or delivered, at the sole expense of the Lessee, all such further acts, conveyances, documents and assurances as the other parties may from time to time reasonably request in order to carry out and effectuate the intent and purposes of this Participation Agreement, the other Operative Documents, and the transactions contemplated hereby and thereby (including, without limitation, the preparation, execution and filing of any and all Uniform Commercial Code financing statements and other filings or registrations which the parties hereto may from time to time request to be filed or effected).  The Lessee, at its own expense and without need of any prior request from any other party, shall take such action as may be necessary (including any action specified in the preceding sentence), or (if the Lessor shall so request) as so requested, in order to maintain and protect all security interests provided for hereunder or under any other Operative Document.

             Section 15.11  Submission to Jurisdiction.  The Lessee hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of California and of any California court sitting in Santa Clara County for purposes of all legal proceedings arising out of or relating to the Operative Documents or the transactions contemplated hereby.  The Lessee irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

             Section 15.12  Confidentiality.  The Lessor, the Agent and each Participant (other than the Tranche Y Participant) represent that they will maintain the confidentiality of the transactions contemplated by, and of any written or oral information provided under, the Operative Documents by or on behalf of the Lessee, and of any information obtained pursuant to exercise of inspection rights provided under the Operative Documents (hereinafter collectively called "Confidential Information"), subject to the Lessor's, the Agent's and each such Participant's (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, affiliates, auditors, counsel and other professional advisors and to other Participants, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Participants and the Lessee or any of its Subsidiaries and Affiliates and (d) right to provide such information to Sub-Participants, prospective Sub-Participants to which sales of participating interests are permitted pursuant to this Participation Agreement and prospective assignees to which assignments of interests are permitted pursuant to this Participation Agreement, but only if (i) such Sub-Participant, prospective Sub-Participant or prospective assignee agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a "Participant" party hereto and (ii) the Lessee receives copies of such written agreement prior to the release of such information.  Notwithstanding the foregoing, any such information supplied to a Participant, Sub-Participant, prospective Sub-Participant or prospective assignee under this Participation Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it becomes a matter of public knowledge.

             Section 15.13  WAIVER OF JURY TRIAL .  EACH OF THE LESSEE, THE AGENT, THE LESSOR, AND EACH PARTICIPANT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE OPERATIVE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

             IN WITNESS WHEREOF, the parties hereto have caused this Participation Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

YAHOO! INC., as Lessee
By: /s/ Susan L. Decker
Name: Susan L. Decker
Title: Senior Vice President, Finance and Administration and Chief Financial Officer
LEASE PLAN NORTH AMERICA, INC.,
as Lessor and as a Participant
By: /s/ David M. Shipley
Name: David M. Shipley
Title: Vice President
ABN AMRO BANK N.V., as Agent
By: /s/ David M. Shipley
Name: David M. Shipley
Title: Vice President
By: /s/ Elizabeth M. Walker
Name: Elizabeth M. Walker
Title: Vice President
ABN AMRO BANK N.V., as a Participant
By: /s/ David M. Shipley
Name: David M. Shipley
Title: Vice President
By: /s/ Elizabeth M. Walker
Name: Elizabeth M. Walker
Title: Vice President
YAHOO! INC., as Tranche Y Participant
By: /s/ Susan L. Decker
Name: Susan L. Decker
Title: Senior Vice President, Finance and Administration and Chief Financial Officer

APPENDIX 1
to
Participation Agreement,
Master Lease and Mortgage
each dated as of March 16, 2001
(Sunnyvale, California Corporate Headquarters)

DEFINITIONS AND INTERPRETATION

             A.         Interpretation. In each Operative Document, unless a clear contrary intention appears:

             (i)          the singular number includes the plural number and vice versa;

             (ii)         reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

             (iii)        reference to any gender includes each other gender;

             (iv)       reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

             (v)        reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

             (vi)       reference in any Operative Document to any Article, Section, Appendix, Schedule, or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

             (vii)      "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

             (viii)     "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

             (ix)        "or" is not exclusive; and

                (x)         relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

             B.          Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

             C.          Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

             D.         Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Documents to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

             E.          Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

             "Account" is defined in Section 3.10 of the Participation Agreement.

             "Accountants" means PriceWaterhouseCoopers LLP, or such other firm of independent certified public accountants of recognized national standing selected by the Lessee.

             "Acquisition Request" is defined in Section 3.3 of the Participation Agreement.

             "Acquisition/Funding Condition" is defined in Section 6.5 of the Participation Agreement.

             "Adjusted Percentage" is defined in Section 11.4 of the Participation Agreement.

             "Advance" means an advance of funds by the Lessor pursuant to Section 3.2 of the Participation Agreement which will be used to pay Property Costs.

             "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Lessee or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority (including any Environmental Claims), pending against the Lessee or any of its Subsidiaries or any property of the Lessee or any of its Subsidiaries.

             "Affiliate" shall mean, with respect to any Person, each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; provided, however, that in no case shall the Lessor, the Agent or any Participant (other than the Tranche Y Participant) be deemed to be an Affiliate of the Lessee or any of its Subsidiaries for purposes of the Operative Documents.  For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

             "After Tax Basis" means, with respect to any payment to be received, the amount of such payment increased so that, after deduction of the amount of all taxes (assuming for this purpose that the recipient of such payment is subject to taxes at the then maximum marginal rates generally applicable to Persons of the same type as the recipient) required to be paid by the recipient (less any tax savings realized as a result of the payment of the indemnified amount) with respect to the receipt by the recipient of such amounts, such increased payment (as so reduced) is equal to the payment otherwise required to be made.

             "Agent" means ABN AMRO Bank N.V., as Agent for the Participants pursuant to the Participation Agreement, or any successor or additional Agent appointed in accordance with the terms of the Participation Agreement.

             "Agent Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to perfect a security interest in favor of the Agent for the ratable benefit of the Participants in any Improvements on the Property.

             "Aggregate Commitments"  means the aggregate Commitments of all Participants collectively.

             "Alternate Base Rate" means, for any period an interest rate per annum equal to the higher of (a) the rate of interest most recently announced by the Agent in the United States from time to time as its prime rate for calculating interest on certain loans, which need not be the lowest interest rate charged by the Agent and (b) the Federal Funds Effective Rate most recently determined by the Agent plus .50%.  If either of the aforesaid rates or equivalent changes from time to time after the date of the Participation Agreement, the Alternate Base Rate shall be automatically increased or decreased, if appropriate and as the case may be, without notice to the Lessee or the Lessor, as of the effective time of each change.

             "Alternate Base Rate Advance" means as of any date of determination all Advances or portions thereof (and related purchases of Tranche C Equity Interests therein) which then bear interest or accrue yield by reference to the Alternate Base Rate.

             "Applicable Law" means all existing and future domestic and foreign applicable laws, rules, regulations (including Environmental Laws), statutes, treaties, codes, ordinances, permits, certificates, covenants, restrictions, requirements, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including, without limitation, wetlands) and those pertaining to the construction, use or occupancy of the Property) and any restrictive covenant or deed restriction or easement affecting all or any portion of the Property.

             "Applicable Margin" shall mean the following per annum percentages expressed in basis points as set forth below:

Applicable Margin Table

Tranche A	Tranche B	Tranche C

0 bps	30.0 bps	180.0 bps

             "Appraisal" means, with respect to the Property, an appraisal, prepared by a reputable appraiser approved by the Lessor and the Agent, which in the judgment of counsel to the Lessor and the Agent, complies with all of the provisions of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, the rules and regulations adopted pursuant thereto, and all other applicable Requirements of Law, which appraisal will (i) appraise the Fair Market Sales Value of the Property as built in accordance with the Plans and Specifications for the Phase I Facility and the Phase II Facility as of the Closing Date and as of the Expiration Date; and (ii) contain an estimate of the useful life of each of the Phase I Improvements and the Phase II Improvements as of each such date, all in a form satisfactory to the Lessor and the Agent.

             "Appurtenant Rights" means (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to any Land Interest or any Improvements, including, without limitation, the use of any streets, ways, alleys, passages, sewer rights, waters, water courses, water rights and powers, vaults or strips of land adjoining, abutting, adjacent or contiguous to any Land Interest or any Improvements (now existing or to be designed and constructed by the Existing Owner pursuant to the Property Purchase Agreement) and (ii) all permits, licenses and rights, whether or not of record, appurtenant to any Land Interest.

             "Architect" means a duly licensed architect and/or an architectural firm providing architectural design services in respect of the Improvements, which architect or firm shall be reasonably acceptable to the Lessor and the Lessee.

             "Arrangement Fee" is defined in Section 4.2 of the Participation Agreement.

             "Arranger" means ABN AMRO Bank N.V.

             "Asset Termination Value" means, as of any date of determination, an amount equal to the sum of the aggregate outstanding principal amount of the Advances, all accrued and unpaid interest and yield thereon, and all other amounts owing by the Lessee under the Operative Documents.

             "Assignment and Acceptance" is defined in Section 12.1(b) of the Participation Agreement.

             "Assignment of Lease" means the Assignment of Lease, dated as of the Closing Date, from the Lessor to the Agent for the benefit of the Participants, and consented to by the Lessee pursuant to that certain Lessee's Consent, dated as of the Closing Date (the "Consent to Assignment") by the Lessee, as obligor, in favor of the Agent for the benefit of the Participants, in each case in the respective forms set forth in Exhibit H to the Participation Agreement.

             "Assignment of Property Purchase Agreement" means the Assignment of Purchase Agreement, dated as of the Closing Date, between Yahoo! Inc. and Lessor with respect to the Property Purchase Agreement.

             "Available Commitments" means as to any Participant at any time, an amount equal to the excess, if any, of (a) the amount of such Participant's Commitment over (b) the aggregate amount of its Participation Interest in all Advances made by the Lessor then outstanding.

             "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect.

             "Basic Rent" means the sum of the interest and yield on Advances due on any Payment Date as set forth in Section 3.7 of the Participation Agreement.

             "Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

             "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in Chicago, Illinois, New York, New York, Santa Clara, California, or (if interest is being determined by reference to the Eurodollar Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

             "Capital Asset" shall mean with respect to any Person, any tangible fixed or capital asset owned or leased (in the case of a Capital Lease) by such Person, or any expense incurred by such Person that is required by GAAP to be reported as a non-current asset on such Person's balance sheet.

             "Capital Expenditures" shall mean with respect to the Lessee and its Subsidiaries and any period, all expenses accrued by the Lessee and its Subsidiaries during such period for the acquisition of Capital Assets (including all indebtedness incurred or assumed in connection with Capital Leases).

             "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

             "Cash" means money, currency or a credit balance in any demand or Deposit Account.

             "Cash Collateral" is defined in Section 2.1 of the Cash Collateral Agreement.

             "Cash Collateral Agreement" means the Cash Collateral Agreement dated as of the Closing Date among the Lessee, the Lessor, the Agent and ABN AMRO Bank N.V. as Depositary Bank in the form of Exhibit I to the Participation Agreement.

             "Cash Equivalents" means, as at any date of determination:

(a)         Direct obligations of, or obligations the principal and interest on which are unconditionally guaranteed by, the United States of America or obligations of any agency of the United States of America to the extent such obligations are backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof,

(b)        Certificates of deposit maturing within one year from the date of acquisition thereof issued by a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Participant, provided that (A) such deposits are denominated in Dollars, (B) such bank or trust company has capital, surplus and undivided profits of not less than $1,000,000,000 and (C) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody's;

(c)         Open market commercial paper maturing within one year from the date of acquisition thereof issued by a corporation organized under the laws of the United States of America or a state thereof, provided such commercial paper is rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody's; and

(d)        Any repurchase agreement entered into with a commercial bank or trust company organized under the laws of the United States of America or a state thereof or that is a Participant, provided that (A) such bank or trust company has capital, surplus and undivided profits of not less than $1,000,000,000, (B) such bank or trust company has certificates of deposit or other debt obligations rated at least A-1 (or its equivalent) by S&P or P-1 (or its equivalent) by Moody's, (C) the repurchase obligations of such bank or trust company under such repurchase agreement are fully secured by a perfected security interest in a security or instrument of the type described in clause (a), (b) or (c) above and (D) such security or instrument so securing the repurchase obligations has fair market value at the time such repurchase agreement is entered into of not less than 100% of such repurchase obligations.

             "Casualty" means any damage to or destruction of all or any portion of the Property as a result of fire, flood, earthquake, or other natural cause; the actions or inactions of any Person or Person(s) (whether willful or unintentional and whether or not constituting negligence); or any other cause.

             "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

             "Certifying Party" is defined in Section 26.1 of the Lease.

             "Change of Control" shall mean, with respect to the Lessee, (a) the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) of (i) beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC the Exchange Act) of thirty-three percent (33%) or more of the outstanding Equity Securities of the Lessee entitled to vote for members of the board of directors of the Lessee, or (ii) all or substantially all of the assets of the Lessee and its Subsidiaries taken as a whole or (b) during any period of twelve (12) consecutive calendar months, individuals who are directors of the Lessee on the first day of such period ("Initial Directors") and any directors of the Lessee who are specifically approved by two-thirds of the Initial Directors and previously-approved Directors shall cease to constitute a majority of the Board of Directors of the Lessee before the end of such period.

             "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including, without limitation, reasonable legal fees and expenses) of any nature whatsoever, including, as they relate to issues involving any Environmental Law or Environmental Violation, those for which indemnification is provided pursuant to Section 13.3 of the Participation Agreement.

             "Closing Date" is defined in Section 2 of the Participation Agreement.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

             "Commitment" means (i) as to any Participant, the obligation of such Participant to purchase a Participation Interest in Advances to be made by the Lessor under the Participation Agreement, in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Participant's name on Schedule I to the Participation Agreement, as such amount may be adjusted from time to time in accordance with the provisions of the Participation Agreement, and (ii) as to the Lessor, the obligation of the Lessor to make Advances from amounts received from the Participants pursuant to the purchase of Participation Interests under the Participation Agreement.

             "Commitment Fee" is defined in Section 4.1 of the Participation Agreement.

             "Commitment Fee Payment Date" means March 15th, June 15th, September 15th and December 15th of each year and the last day of the Commitment Period or such earlier date as the Commitments shall terminate as provided in the Operative Documents.

             "Commitment Fee Rate" means a per annum rate equal to 25 basis points.

             "Commitment Percentage" means, with respect to each Participant, the percentage which such Participant's Commitment then constitutes of the aggregate Commitments of the Participants to purchase a Participation Interest in Advances, as set forth on Schedule I to the Participation Agreement (or at any time after the Commitments of the Participants to purchase Participation Interests in Advances shall have expired or terminated, the percentage which the aggregate amount of such Participant's Advances (or related purchases of Participation Interests therein) then outstanding constitutes of the aggregate amount of the Advances (or related purchases of Participation Interests therein) then outstanding).

             "Commitment Period" means the period from and including the Closing Date to but not including the earlier of (a) the Land Interest Acquisition Date with respect to the Phase II Facility, (b) July 31, 2001, or (c) such earlier date on which the Commitments shall terminate as provided in the Operative Documents.

             "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to the Property or any portion thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, but not including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, the Property or any portion thereof or alter the pedestrian or vehicular traffic flow to the Property or any portion thereof so as to result in change in access to the Property or such portion so long as adequate ingress and egress remains with respect to the Property or such portion, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action.  A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title is taken.

             "Confidential Information" is defined in Section 15.12 of the Participation Agreement.

             "Consent to Assignment" is defined in the definition of the term "Assignment of Lease".

             "Consolidated Assets" means, at any date of determination, the total assets of the Lessee and its Subsidiaries on a consolidated basis in conformity with GAAP.

             "Consolidated Liabilities" means, at any date of determination, the total consolidated liabilities of the Lessee and its Subsidiaries on a consolidated basis in accordance with GAAP.

             "Consolidated Net Worth" shall mean, with respect to the Lessee at any time, the net worth of the Lessee and its Subsidiaries, determined as Consolidated Assets minus Consolidated Liabilities as determined in accordance with GAAP.

             "Contingent Obligation" shall mean, with respect to any Person, (a) any Guaranty Obligation of that Person; and (b) any direct or indirect obligation or liability, contingent or otherwise, of that Person (i) in respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments, (ii) as a partner or joint venturer in any partnership or joint venture, (iii) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (iv) in respect to any Rate Contract that is not entered into in connection with a bona fide hedging operation that provides offsetting benefits to such Person.  The amount of any Contingent Obligation shall (subject, in the case of Guaranty Obligations, to the last sentence of the definition of "Guaranty Obligation") be deemed equal to the maximum amount in respect thereof required to be booked as a liability in accordance with GAAP, and shall with respect to item (b)(iv) of this definition be marked to market on a current basis.

             "Contractual Obligation" of any Person shall mean any indenture, note, lease, loan agreement, security, deed of trust, mortgage, security agreement, guaranty, instrument, contract, agreement or other form of contractual obligation or undertaking to which such Person is a party or by which such Person or any of its property is bound.

             "Covered Liabilities" is defined in Section 11.4 of the Participation Agreement.

             "Deed" with respect to the Phase I Facility or the Phase II Facility is defined in Section 6.2(e) of the Participation Agreement.

             "Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute an Event of Default.

             "Defaulting Participant" means, at any time, any of the Participants which at such time has (i) failed to make a payment when due to the Lessor equal to its Commitment Percentage of an Advance, (ii) has been notified of such failure by the Lessor, and (iii) has not cured such failure by making such payment, together with interest at the Late Payment Rate.

             "Deposit Account" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

             "Designated Payment Date" means the Expiration Date, the Termination Date or other date of termination of the Lease.

             "Dollar" and "$" mean dollars in lawful currency of the United States of America.

             "Domestic Subsidiary" means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia.

             "EBITDA" shall mean, with respect to the Lessee for any period, the sum, determined on a consolidated basis in accordance with GAAP, of the following:

(a)         The net income or net loss of the Lessee and its Subsidiaries for such period;

             plus

(b)        The sum (to the extent deducted in calculating net income or loss in clause (a) above) of (i) all Interest Expenses of the Lessee and its Subsidiaries accruing during such period net of all interest income of the Lessee and its Subsidiaries during such period, (ii) all depreciation and amortization expenses of the Lessee and its Subsidiaries accruing during such period, (iii) all rental expenses (including operating and capital lease expenses recognized in accordance with GAAP) of the Lessee and its Subsidiaries accruing during such period, (iv) all income tax expense of the Lessee and its Subsidiaries in respect of such period, and (v) all non-cash expenses recognized in accordance with GAAP in the Lessee's consolidated financial statements that resulted from acquisitions , investment impairments or restructurings (such items will include but not be limited to in-process research and development, goodwill, goodwill impairments, acquired intangible assets, acquired intangible asset impairments and deferred compensation) by the Lessee or its Subsidiaries after the Closing Date.

             "Employee Benefit Plan" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Lessee, any of its Subsidiaries or any of their respective ERISA Affiliates.

             "End of the Term Report" is defined in Section 13.2 of the Participation Agreement.

             "Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of the Property to be acquired by the Lessor on the Land Interest Acquisition Dates or of the Property to be remarketed under the Remarketing Option under the Lease.

             "Environmental Certificate" is defined in Section 6.2(c) of the Participation Agreement.

             "Environmental Claim" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Substance or any actual or alleged Hazardous Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

             "Environmental Law" means, whenever enacted or promulgated, any applicable federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, criteria, guideline, administrative or court order, judgment, decree, injunction, code or requirement or any agreement with a Governmental Authority:

             (a)         relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

             (b)        concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity;

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed.  Applicable laws include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321; the Refuse Act, 33 U.S.C. §§ 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. §§ 1801-1812; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

             "Environmental Violation" means any activity, occurrence or condition or omission that violates or results in non-compliance with, or could reasonably be expected to give rise to liability under, any Environmental Law.

             "Equipment" means equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by the Lessor using the proceeds of the Participation Interests in the Advances now or subsequently attached to, contained in or used or usable in any way in connection with any operation or letting of the Property, including but without limiting the generality of the foregoing, all screens, awnings, shades, blinds, curtains, draperies, carpets, rugs, storm doors and windows, heating, electrical, and mechanical equipment, lighting, switchboards, plumbing, ventilation, air conditioning and air-cooling apparatus, refrigerating, and incinerating equipment, escalators, elevators, loading and unloading equipment and systems, cleaning systems (including window cleaning apparatus), telephone wiring, sprinkler systems and other fire prevention and extinguishing apparatus and materials, security systems,  pipes, pumps, tanks, conduits, fittings and fixtures of every kind and description.

             "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

             "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time or any successor Federal statute.

             "ERISA Affiliate" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of the Lessee or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of the Lessee or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Lessee or such Subsidiary and with respect to liabilities arising after such period for which the Lessee or such Subsidiary could be liable under the Code or ERISA.

             "ERISA Event" means (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against the Lessee, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; or (ii) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code.

             "Eurocurrency Reserve Requirements" means, for any day as applied to an Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

             "Eurodollar Rate" means, with respect to each day during each Interest Period, the rate per annum determined by the Agent to be the offered rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Telerate Page 3750 (or any successor page), or if such offered rate is not available, then the rate per annum at which deposits in Dollars appear with respect to such Interest Period on the Reuters Screen LIBOR Page (or any successor page) in each case as of 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period or in the event that the foregoing offered rates are not available, then the average (rounded upward to the nearest whole multiple of one sixteenth of one percent per annum, if such average is not such a multiple) of the respective rates notified to the Agent by each of the Participants (other than the Tranche Y Participant) as the rates at which such Participant's Funding Office is offered Dollar deposits at or about 11:00 a.m.  (London time), two Business Days prior to the beginning of such Interest Period in the interbank Eurodollar market for delivery on the first day of such Interest Period for the number of days comprised therein in an amount comparable to the amount of its Participation Interest to be outstanding during such Interest Period.

             "Eurodollar Rate Advance" means as of any date of determination all Advances or portions thereof (and related purchases of Tranche C Equity Interests therein) which then bear interest or accrue yield by reference to a Eurodollar Rate.

             "Event of Default" is defined in Section 17.1 of the Lease.

             "Excepted Payments" means:

             (a)         all indemnity payments (including indemnity payments made pursuant to Section 13 of the Participation Agreement) to which the Lessor, or any of its Affiliates, agents, officers, directors or employees is entitled;

             (b)        any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 16.2, Section 16.3 or Articles XVII, XX or XXII of the Lease) payable under any Operative Document to reimburse the Lessor or any of its respective Affiliates (including the reasonable expenses of the Lessor incurred in connection with any such payment) for performing or complying with any of the obligations of the Lessee under and as permitted by any Operative Document, except to the extent that one or more Participants have indemnified the Lessor with respect thereto pursuant to the Participation Agreement;

             (c)         any amount payable to the Lessor by any Participant or transferee permitted under the Operative Documents of the interest of the Lessor as the purchase price of such purchasing Participant's Participation Interest;

             (d)        any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) to which the Lessor is entitled under liability policies other than such proceeds or payments payable to the Agent;

             (e)         any insurance proceeds under policies maintained by the Lessor;

             (f)         Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of the Lessor; and

             (g)        any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above.

             "Excess Proceeds" means the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the sum of (a) the aggregate Asset Termination Value paid by the Lessee pursuant to Articles XIV and XV of the Lease with respect to such Casualty or Condemnation, plus (b) any unindemnifiable losses, costs, liabilities or expenses incurred by any Lessor Party.

             "Excess Reimbursement" is defined in Section 11.4 of the Participation Agreement.

             "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

             "Existing Owner" means Sunnyvale Mathilda Land, L.L.C., a Delaware limited liability company.

             "Expiration Date" means, as of any date of determination, the later of the Initial Expiration Date or, if a Renewal Term has been granted, the Extended Expiration Date then in effect.

             "Expiration Date Purchase Obligation" means the Lessee's obligation, pursuant to Section 20.2 of the Lease, to purchase all (but not less than all) of the Property on the Expiration Date.

             "Extended Expiration Date" means a date following the Initial Expiration Date, in the event a Renewal Term, as applicable, has been granted pursuant to Section 21.1 of the Lease, which date shall be as set forth in the most recent Extension Notice delivered by the Agent pursuant to Section 3.6(b) of the Participation Agreement.

             "Extended Maturity Date" means a date following the Initial Maturity Date, in the event the Initial Maturity Date has been extended pursuant to Section 3.6(b) of the Participation Agreement, which date shall be as set forth in the most recent Extension Notice delivered by the Agent pursuant to Section 3.6(b) of the Participation Agreement.

             "Extension Effective Date" is defined in Section 3.6(b) of the Participation Agreement and Section 21.1 of the Lease.

             "Extension Notice" is defined in Section 3.6(b) of the Participation Agreement.

             "Extension Request" is defined in Section 3.6(b) of the Participation Agreement.

             "Extension Response Date" is defined in Section 3.6(b) of the Participation Agreement.

             "Fair Market Sales Value" means, with respect to the Property, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of the Property.  The Fair Market Sales Value of the Property shall be determined based on the assumption that, except for purposes of Article XVII of the Lease and Section 13.2 of the Participation Agreement, the Property is in the condition and state of repair required under Section 10.1 of the Lease and the Lessee is in compliance with the other requirements of the Operative Documents.

             "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transaction received by the Agent from three Federal funds brokers of recognized standing selected by it.

             "Fee Letter" means that certain commitment and fee letter dated [November ___, 2000] between the Agent and the Lessee.

             "Fiscal Quarter" means a fiscal quarter of any Fiscal Year.

             "Fiscal Year" means the fiscal year of the Lessee and its Subsidiaries ending on December 31 of each calendar year.

             "Fixed Charges" shall mean, for any period, the sum, without duplication, determined on a consolidated basis of (a) Interest Expense of the Lessee and its Subsidiaries for the four Fiscal Quarters ended as of the last day of such period, plus (b) twenty percent (20%) of the outstanding principal balance of all Funded Indebtedness of the Lessee and its Subsidiaries as of the last day of such period, plus (c) all taxes paid or payable in cash by the Lessee and its Subsidiaries to any Governmental Authority during the four Fiscal Quarters ended as of the last day of such period plus (d) the principal component of all obligations in respect of Capital Leases paid or payable by the Lessee and its Subsidiaries during the four Fiscal Quarters ended as of the last day of such period.

             "Fixed Charge Coverage Ratio" shall mean, with respect to the Lessee as of any day, the ratio, determined on a consolidated basis, of (a) EBITDA for the period of four consecutive Fiscal Quarters of the Lessee ending on, or most recently preceding, such day, to (b) Fixed Charges for such period.

             "Fixtures" means all fixtures relating to the Improvements, including all components thereof, located in or on the Improvements, together with all replacements, modifications, alterations and additions thereto.

             "Foreclosure Sale" is defined in Section 17.4 of the Lease.

             "Foreign Subsidiary" means any Subsidiary that is not a Domestic Subsidiary.

             "Funded Indebtedness" of any Person shall mean, without duplication the following, provided that in no event shall the obligations of the Tranche Y Participant to purchase its Participation Interest in the Advances or of the Lessee with respect to payment of the Participation Interest of the Tranche Y Participant be construed as "Funded Indebtedness" of the Tranche Y Participant:

(a)         All obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)        All obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price and obligations under "synthetic" leases), other than trade payables incurred by such Person in the ordinary course of its business on ordinary terms and overdue.

(c)         All obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property); and

(d)        All obligations of such Person as lessee under or with respect to Capital Leases.

             "Funding Date" means any Business Day on which Advances are funded or deemed funded pursuant to the Participation Agreement.

             "Funding Office" means the office of each Participant identified on Schedule II to the Participation Agreement as its Funding Office.

             "Funding Request" is defined in Section 3.4 of the Participation Agreement.

             "GAAP" means United States generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied.

             "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Law, and shall include, without limitation, all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Property.

             "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Guaranty Obligation" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.  The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

             "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

             "Hazardous Condition" means any condition that violates or threatens to violate, or that results in or threatens noncompliance with, any Environmental Law.

             "Hazardous Substance" means any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant  that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

             "Historical Financial Statements" means as of the Closing Date, (i) the audited financial statements of the Lessee and its Subsidiaries as filed with the SEC, for the immediately preceding three Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders' equity and cash flows for such Fiscal Years, (ii) the unaudited financial statements of the Lessee and its Subsidiaries as filed with the SEC as at the most recently ended Fiscal Quarter, consisting of a balance sheet and the related consolidated statements of income, stockholders' equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date.

             "Impositions" means, except to the extent described in the following sentence, any and all liabilities, losses, expenses, costs, charges and Liens of any kind whatsoever for fees, taxes, levies, imposts, duties, charges, assessments or withholdings ("Taxes") including (i) real and personal property taxes, including personal property taxes on any property covered by the Lease that is classified by Governmental Authorities as personal property, and real estate or ad valorem taxes in the nature of property taxes; (ii) sales taxes, use taxes and other similar taxes (including rent taxes and intangibles taxes); (iii) any excise taxes; (iv) real estate transfer taxes, mortgage taxes, conveyance taxes, stamp taxes and documentary recording taxes and fees; (v) taxes that are or are in the nature of franchise, income, value added, gross receipts, privilege and doing business taxes, license and registration fees; (vi) assessments on the Property, including all assessments for public improvements or benefits, whether or not such improvements are commenced or completed within the Term; and (vii) any tax, Lien, assessment or charge asserted, imposed or assessed by the PBGC or any Governmental Authority succeeding to or performing functions similar to, the PBGC, and in each case all interest, additions to tax and penalties thereon, which at any time prior to, during or with respect to the Term or in respect of any period for which the Lessee shall be obligated to pay Supplemental Rent, may be levied, assessed or imposed by any Governmental Authority upon or with respect to (a) the Property or any portion thereof or interest therein; (b) the leasing, financing, refinancing, demolition, construction, substitution, subleasing, assignment, control, condition, occupancy, servicing, maintenance, repair, ownership, possession, activity conducted on or in, delivery, insuring, use, operation, improvement, transfer of title, return or other disposition of the Property or any portion thereof or interest therein; (c) the Participation Interests with respect to the Property or any portion thereof or interest therein; (d) the rentals, receipts or earnings arising from the Property or any portion thereof or interest therein; (e) the Operative Documents, the performance thereof, or any payment made or accrued pursuant thereto; (f) the income or other proceeds received with respect to the Property or any portion thereof or interest therein upon the sale or disposition thereof; (g) any contract (including the Property Purchase Agreement) relating to the construction, acquisition or delivery of any of the Improvements or any portion thereof or interest therein; or (h) otherwise in connection with the transactions contemplated by the Operative Documents.

             The term "Imposition" shall not mean or include:

             (i)          Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed on an Indemnitee by the United States federal government or any foreign government that are based on or measured by the net income (including taxes based on capital gains and minimum taxes) of such Person; provided, that this clause (i) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made, and provided further that this clause (i) shall not limit or expand the Lessee's obligations under Section 13.5(e), (g) or (b) or Section 13.10 of the Participation Agreement.

             (ii)         Taxes and impositions (other than Taxes that are, or are in the nature of, sales, use, transfer or property taxes) that are imposed by any state or local jurisdiction or taxing authority within any state or local jurisdiction and that are franchise taxes or are based upon or measured by the net income or net receipts except that this clause (ii) shall not apply to (and thus shall not exclude) any such Taxes and impositions imposed on an Indemnitee with respect to the transactions contemplated by the Operative Documents by a state (or any local taxing authority thereof or therein) by reason of the transactions contemplated by the Operative Documents being characterized by such state or local authority as something other than a loan; provided that this clause (ii) shall not be interpreted to prevent a payment from being made on an After Tax Basis if such payment is otherwise required to be so made;

             (iii)        any Tax or imposition to the extent, but only to such extent, it relates to any act, event or omission that occurs after the termination of the Lease and redelivery or sale of the Property in accordance with the terms of the Lease (but not any Tax or imposition that relates to any period prior to such termination and redelivery);

             (iv)       any Tax or imposition for so long as, but only for so long as, it is being contested in accordance with the provisions of Section 13.5 of the Participation Agreement; or

             (v)        any Taxes which are imposed on an Indemnitee as a result of the gross negligence or willful misconduct of such Indemnitee itself, but not Taxes imposed as a result of ordinary negligence of such Indemnitee.

Any Tax excluded from the defined term "Imposition" in any one of the foregoing clauses (i) through (v) shall not be construed as constituting an Imposition by any provision of any other of the aforementioned clauses.

             "Improvements" means all buildings, structures, Fixtures, Equipment, and other improvements of every kind existing and/or at any time and from time to time and purchased with amounts advanced by the Participants pursuant to the Participation Agreement (or those becoming the property of the Lessor pursuant to Article XI of the Lease) on or under any Land Interest, Improvements, including the Phase I Improvements and the Phase II Improvements, together with any and all appurtenances to such buildings, structures, or improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

             "Indebtedness" of any Person shall mean, without duplication the following, provided that in no event shall the obligations of the Tranche Y Participant to purchase its Participation Interest in the Advances or of the Lessee with respect to payment of the Participation Interest of the Tranche Y Participant be construed as "Indebtedness" of the Tranche Y Participant:

(a)         all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments and all other obligations of such Person for borrowed money (including obligations to repurchase receivables and other assets sold with recourse);

(b)        all obligations of such Person for the deferred purchase price of property or services (including obligations under letters of credit and other credit facilities which secure or finance such purchase price and obligations under "synthetic" leases);

(c)         all obligations of such Person under conditional sale or other title retention agreements with respect to property acquired by such Person (to the extent of the value of such property if the rights and remedies of the seller or lender under such agreement in the event of default are limited solely to repossession or sale of such property);

(d)        all obligations of such Person as lessee under or with respect to Capital Leases;

(e)         all non-contingent payment or reimbursement obligations of such Person under or with respect to Surety Instruments;

(f)         all net obligations of such Person, contingent or otherwise, under or with respect to Rate Contracts;

(g)        all Guaranty Obligations of such Person with respect to the obligations of other Persons of the types described in clauses (a)-(f) above and all other Contingent Obligations of such Person; and

(h)        all obligations of other Persons of the types described in clauses (a)-(f) above to the extent secured by (or for which any holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien in any property (including accounts and contract rights) of such Person, even though such Person has not assumed or become liable for the payment of such obligations.

             "Indemnitee" means the Lessor, the Agent, the Participants, their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents, provided that in no event shall the Lessee or the Tranche Y Participant be or be deemed to be an Indemnitee under the Operative Documents.

             "Initial Expiration Date" means the fifth anniversary of the Closing Date.

             "Initial Maturity Date" means the fifth anniversary of the Closing Date.

             "Insurance Requirements" means all terms and conditions of any insurance policy required by the Lease to be maintained by the Lessee, and all requirements of the issuer of any such policy.

             "Interest Expense" means, with respect to any Person for any period, the sum determined on a consolidated basis in accordance with GAAP, of (a) all interest accruing on the Indebtedness of such Person during such period (including, without limitation, interest attributable to Capital Leases) plus (b) all fees in respect of outstanding letters of credit payable by such Person and accruing during such period.

             "Interest Payment Advance" means any Advance made to fund the payment of interest or yield accruing on the Advances prior to the initial Land Interest Acquisition Date.

             "Interest Period" means

(i)              with respect to the Tranche C Equity Interests in any Advance:

(a)         initially, (1) in the case of any Alternate Base Rate which the Lessee has elected to convert to a Eurodollar Rate Advance, the period commencing three Business Days after the date on which the Lessee gives irrevocable written notice pursuant to Section 3.7(a) of the Participation Agreement of the Lessee's election to convert such Alternate Base Rate Advance to a Eurodollar Rate Advance, or (2) in the case of any Advance which the Lessee has elected be made as a Eurodollar Rate Advance in the relevant Funding Request delivered at least three (3) Business Days prior to the Funding Date for such Advance, the period commencing on such Funding Date, and ending, in the case of either clause (1) or clause (2), one, two, three or six months thereafter, as selected by the Lessee in such irrevocable written notice or Funding Request, as the case may be, given with respect thereto; and

(b)        thereafter, so long as the Lessee has elected to continue such Advance as a Eurodollar Rate Advance, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Advance and ending one, two, three or six months thereafter, as selected by the Lessee by irrevocable notice to the Lessor and the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(ii)             with respect to the Tranche A Participation Interests and Tranche B Participation Interests in any Advance:

(a)         initially, the period commencing on the Funding Date of such Advance or portion thereof and ending on the date which is one year thereafter; and

(b)        thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Advance or portion thereof and ending one year thereafter;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

             (i)          if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

             (ii)         any Interest Period that would otherwise extend beyond the Expiration Date shall end on the Expiration Date;

             (iii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

             (iv)       the Lessee shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Rate Advance during an Interest Period for such Eurodollar Rate Advance; and

             (v)        if the Lessee shall fail to specify the length of any Interest Period for any Eurodollar Rate Advance, such Eurodollar Rate Advance shall have an Interest Period of one month until such time as the Lessee shall specify an Interest Period therefor.

             "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including any Guaranty Obligations of such Person and any indebtedness of such Person of the type described in clause (h) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include (a) accounts receivable or other indebtedness owned by customers of such Person which are current assets and arose from sales of inventory in the ordinary course of such Person's business or (b) prepaid expenses of such Person incurred and prepaid in the ordinary course of business.

             "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

             "Joint Venture" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

             "Land Interest" means the Phase I Land Interest or the Phase II Land Interest or both, collectively, as the context may require.

             "Land Interest Acquisition Date" means, with respect to the Phase I Facility or the Phase II Facility, each date on which the Lessor acquires such portion of the Property, which date shall be specified in the relevant Acquisition Request.

             "Late Payment Rate" means (a) for each day (other than as set forth in clause (b) of this definition) the Federal Funds Effective Rate or (b) for the purpose of computing interest on past due payments for each day following the fifth day after such payments first became due, a rate of two percent (2%) per annum in excess of the Alternate Base Rate then in effect; provided, the Late Payment Rate shall not, notwithstanding anything to the contrary herein contained, exceed the maximum rate of interest permitted by applicable law.

             "Lease" means the Master Lease, dated as of the Closing Date, between the Lessor and the Lessee, together with the Lease Supplements thereto.

             "Lease Balance" means, as of any date of determination, an amount equal to the aggregate sum of the outstanding amount of the Advances, plus (without duplication) all accrued and unpaid Basic Rent and all Supplemental Rent owing by the Lessee under the Operative Documents.

             "Lease Commencement Date" means with respect to the Phase I Facility or the Phase II Facility, the Land Interest Acquisition Date therefor.

             "Lease Supplement" means a Lease Supplement in the form attached as Exhibit A to the Lease, dated as of a Land Interest Acquisition Date, between the Lessor and the Lessee, together with all attachments and schedules thereto, as any such Lease Supplement may be supplemented, amended, modified or restated from time to time.

             "Lessee" means Yahoo! Inc., a Delaware corporation, as lessee under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

             "Lessor" means Lease Plan North America, Inc., as Lessor under the Lease.

             "Lessor Financing Statements" means UCC financing statements appropriately completed and executed for filing in the applicable jurisdiction in order to protect the Lessor's interest under the Lease to the extent the Lease is a security agreement.

             "Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against the Lessor not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of the Lessor which is not required by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against the Lessor with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify the Lessor, pursuant to Sections 9  or 13.5 of the Participation Agreement, (d) any claim against the Lessor arising out of any transfer by the Lessor of all or any portion of the interest of the Lessor in the Property or the Operative Documents other than the transfer of title to or possession of the Property by the Lessor pursuant to and in accordance with the Lease or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease, or (e) the gross negligence, willful misconduct or fraud of the Lessor or any of its employees or any agent (other than the Agent) or representative of the Lessor duly authorized by the Lessor to act on its behalf.

             "Lessor Party" means the Lessor, the Agent and the Participants (excluding the Tranche Y Participant).

             "Lessor's Sale" is defined in Section 17.4 of the Lease.

             "Leverage Ratio" shall mean, with respect to the Lessee for any period, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)   Funded Indebtedness of the Lessee or its Subsidiaries for such period;

             to

(b)   EBITDA for such period.

             "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including, without limitation, any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any foreign or federal, state or local lien imposed pursuant to any Environmental Law.

             "Limited Condition Precedent" means any of the conditions precedent set forth in clause (vi) of Section 3.4 of the Participation Agreement, the second sentence of Section 6.2(b) of the Participation Agreement, Section 6.2(q)(ii) of the Participation Agreement, Section 6.2(r)(ii) of the Participation Agreement, Section 6.3(b) of the Participation Agreement and Section 6.3(d) of the Participation Agreement.

             "Limited Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Limited Event of Default.

             "Limited Event of Default" means (a) an Event of Default arising under Section 17.1(d) of the Lease, if such Event of Default arose solely due to a Material Adverse Effect which does not constitute an Objective Material Adverse Effect (including an Event of Default which arose as a result of the failure of the Lessee under Section 10.1(a)(iv) of the Participation Agreement to disclose that a Material Adverse Effect had occurred or which arose based on a breach of the representations set forth in Section 8.2(a) or 8.3(a) of the Participation Agreement solely due to a Material Adverse Effect which does not constitute an Objective Material Adverse Effect); or (b) an Event of Default arising solely under Section 17.1(e)(ii) if the holder or beneficiary of the relevant Indebtedness has not accelerated such Indebtedness; or (c) an Event of Default arising solely under Section 17.1(o) of the Lease, but excluding, for purposes of any of clause (a), clause (b) and clause (c) of this definition, (x) any Event of Default arising under any other provision of Section 17.1 of the Lease, notwithstanding that the event, condition or circumstance giving rise to such Event of Default under such other provision may also constitute an Event of Default described in clause (a), clause (b) or clause (c) of this definition, and (y) any Event of Default which arose as a result of the fraud, misapplication of funds, illegal acts or willful misconduct of the Lessee.

             "Lockheed" means Lockheed Martin Corporation, a Maryland corporation.

             "Lockheed Indemnification Agreements" means collectively that certain Seller's Indemnity Agreement dated as of August 5, 1999 between Lockheed, as seller, and the Existing Owner, as buyer, and that certain Seller's Indemnity Agreement dated as of January 14, 2000, between Lockheed, as seller, and Existing Owner, as buyer, which agreements have been assigned by the Existing Owner to the Lessor with respect to the relevant portion of the Property as of the applicable Land Interest Acquisition Date.

             "Marketing Period" means the period commencing on the date one hundred eighty (180) days prior to the Expiration Date and ending on the Expiration Date.

             "Material Adverse Effect" means (a) an adverse change in, or an adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Lessee and its Subsidiaries taken as a whole, which could reasonably be expected to result in a breach of any of the covenants set forth in Section 10.2 of the Participation Agreement; (b) an adverse effect upon the legality, validity, binding effect or enforceability of any Operative Document or any Lessor Party's security interests, Liens or other rights in the Property or the perfection or priority of such security interests, Liens or rights; or (c) an adverse effect which reduces the value of the Property by ten percent (10%) or more in the aggregate (other than as a result of ordinary wear and tear, depreciation or changes in the market for such Property).

             "Material Environmental Amount" means an amount payable by the Lessee and/or its Subsidiaries in excess of 30% of the original Property Cost for remedial costs, non-routine compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

             "Materials of Environmental Concern" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

             "Maturity Date" means, as of any date of determination, the later of the Initial Maturity Date or, if an extension of the Initial Maturity Date has been granted pursuant to Section 3.6(b) of the Participation Agreement, the Extended Maturity Date then in effect.

             "Modifications" is defined in Section 11.1(a) of the Lease.

             "Moody's" means Moody's Investor Services, Inc.

             "Mortgage" means, with respect to the Phase I Facility or the Phase II Facility, the Deed of Trust, Security Agreement and Financing Statement substantially in the form attached as Exhibit J to the Participation Agreement, made by the Lessor in favor of the Trustee for the benefit of the Agent for the benefit of the Participants and satisfactory in form and substance to the Agent and the Required Participants in order to create a first priority mortgage lien on the Lessor's fee interest in the applicable Land Interest and the Improvements thereon.

             "Multiemployer Plan" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

             "Net Proceeds" means all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which the Agent or the Lessor is entitled to be reimbursed pursuant to the Lease.

             "Net Sales Proceeds" means the gross proceeds actually received by the Lessor upon any sale by the Lessor of any part of the Property pursuant to Articles XVII or XXII of the Lease, including, without limitation, (i) any such payments made to the Lessor by the Lessee or any purchaser, (ii) any Shortfall Amount paid to the Lessor by the Lessee pursuant to Section 13.2 of the Participation Agreement, and (iii) any interest or yield paid by the Lessee to the Lessor on past due amounts under the Lease; but excluding any payments applied by the Lessor to pay, or received by the Lessor as reimbursement for, bona fide costs of the sale (including any funding losses payable pursuant to Section 13.6 of the Participation Agreement) and further excluding any excess net sales proceeds received from a purchaser that the Lessor is required to pay over to the Lessee.  In the event that for any reason whatsoever, including a default by the Lessee, the Lessor does not sell the Property pursuant to the Lease on the Designated Payment Date, "Net Sales Proceeds" shall nonetheless include any Shortfall Amount required to be paid pursuant to Section 13.2 of the Participation Agreement and actually received by the Lessor.  Further, if the Lessor does not sell the Property pursuant to the Lease, then "Net Sales Proceeds" shall also include the excess, if any, of:

(a)         all rents and all sales, condemnation and insurance proceeds actually received by the Lessor from any sale or lease after the Designated Payment Date of any interest in, or because of any subsequent taking or damage to, the Property; over

(b)        the sum of (i) all costs of collecting the rents and proceeds described in the preceding clause (a) plus (ii) all ad valorem taxes, insurance premiums and other costs of every kind incurred by the Lessor with respect to the ownership, operation or maintenance of the Property.

             "Non-Consenting Participant" means any Participant which has denied, or is deemed to have denied, an Extension Request pursuant to Section 3.6 of the Participation Agreement.

             "Objective Material Adverse Effect" shall mean (i) one or more actions, suits or proceedings (including the assessment of fines or penalties) at law or in equity brought by any Person or any Governmental Authority against the Lessee or the Property (or any portion thereof or interest therein) which (A) if adversely determined could reasonably be expected to result in monetary claims or damages (including the assessment of fines or penalties) in an amount in excess of twenty percent (20%) of the Lessee's Consolidated Net Worth, individually or in the aggregate (net of insurance coverage with respect to which the relevant insurer has acknowledged coverage), or (B) is seeking injunctive relief which could reasonably be expected to prevent the Lessee from performing a material obligation under the Operative Documents, (ii) any actual or threatened action, suit or proceeding at law or in equity brought by any Governmental Authority or other Person exercising the powers of eminent domain or condemnation in which such Governmental Authority or other Person is seeking to exercise (or is threatening to seek to exercise) such powers with respect to the Property (or any portion thereof or interest therein), (iii) any action, suit or proceeding at law or in equity brought by any Person or any Governmental Authority which, if adversely determined, could reasonably be expected (A) to invalidate any Operative Document or any material provision thereof, or (B) to prevent the Lessee from performing its obligations, or satisfying any conditions, under the Operative Documents (whether with respect to the individual event or action, suit or proceeding, or in the aggregate with respect to all such actions, suits and proceedings), (iv) any action, suit or proceeding at law or in equity brought by any Person or any Governmental Authority in which such Person or Governmental Authority is seeking to invalidate any Operative Document or any material provision thereof or is otherwise seeking any remedy, in each case, which would prevent the Lessee from performing its obligations or would prevent the Agent, the Lessor or the Participants from exercising its or their rights and remedies under the Operative Documents, or which would reduce the amounts payable thereunder by any amount, (v) any action, suit or proceeding at law or in equity brought by any Person or Governmental Authority, which could reasonably be expected to prevent the Lessor or the Agent or the Participants from enforcing the Liens created under the Lease or any Security Document; or (vii) any event which results in a decrease in the Lessee's Consolidated Net Worth as set forth on Lessee's most recent financial statements delivered pursuant to the Participation Agreement by an amount of twenty-five percent (25.0%) or more; provided, however, that for purposes of this entire definition, (x) Persons shall not include any of Agent, Lessor or the Participants, or any Affiliates thereof (other than the Tranche Y Participant) and (y) in determining whether a breach (or any Event of Default resulting therefrom) has occurred in respect of the specific provisions to which this definition is applied, the determination shall be made in a commercially reasonable manner.

             "Original Executed Counterpart" is defined in Section 31.8 of the Lease.

             "Operative Documents" means the following:

             (a)         the Participation Agreement;

             (b)        the Lease and each Lease Supplement;

             (c)         the Cash Collateral Agreement;

             (d)        the Property Purchase Agreement, the Assignment of Property Purchase Agreement and the Deeds;

             (e)         the Assignment of Lease;

             (f)         the Consent to Assignment; and

             (g)        the Mortgages.

             "Overdue Rate" means, with respect to the Advances, fees or any other payment due under the Operative Documents, the interest or yield rate then applicable to the Advances plus 2% per annum.

             "Participant Balance" means for each Participant the sum of its Tranche A Participant Balance, its Tranche B Participant Balance and its Tranche C Participant Balance.

             "Participant's Letter" is defined in Section 12.1(b) of the Participation Agreement.

             "Participants" means the Lessor, ABN AMRO Bank N.V., and each Person executing the Participation Agreement or a Participant's Letter as a Participant and purchasing a Participation Interest in the transactions contemplated by the Participation Agreement and the other Operative Documents.

             "Participation Agreement" means the Participation Agreement, dated as of the Closing Date, among the Lessee, the Lessor, the Participants and the Agent.

             "Participation Interest" means, as to the Tranche Y Participant, each other Tranche A Participant (if any) and each Tranche B Participant, a participation interest or, as to each Tranche C Participant, an equity interest, in the Advances and the Lease and the right to receive that percentage of the following payments actually received by the Lessor from or on behalf of the Lessee as is set forth on Schedule I to the Participation Agreement under the column heading "Commitments", subject to the provisions of Sections 3.10 through 3.23 and Section 11 of the Participation Agreement: (i) Basic Rent, (ii) Supplemental Rent, (iii)  Asset Termination Value, (iv) Purchase Option Price, (v) Net Sales Proceeds, (vi) Residual Value Guarantee Amount, (vii) any Shortfall Amount required to be paid pursuant to Section 13.2 of the Participation Agreement, and (viii) any other payments in respect of indemnities (to the extent such Participant is an Indemnitee) or the exercise of remedies under the Operative Documents, excluding, however, (x) any Excepted Payments and (y) as to a particular Participant, any payments on account of any Advances and interest or yield thereon for which the Lessor has not received payment from such Participant of such Participant's Commitment Percentage thereof.

             "Payment Date" means (a) any Scheduled Payment Date and (b) any date on which interest is payable pursuant to Section 3.7(b) of the Participation Agreement in connection with any prepayment of the Advances.

             "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

             "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

             "Permitted Exceptions" means (i) Liens of the type described in clause (b) of the definition of Permitted Liens set forth below, (ii) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents, including any Lien securing obligations under the Operative Documents, (iii) statutory Liens of mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business for amounts not yet overdue, (iv) Liens and exceptions to title described on the title insurance policies in respect of the Property delivered, and accepted by the Agent and the Lessor, on the applicable Land Interest Acquisition Date pursuant to Section 6.2(h) of the Participation Agreement, and (v) all non-monetary encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than any such encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title which, in the reasonable assessment of the Lessor, materially impair the value of the Property or the use of the Property for its intended purpose.

             "Permitted Liens" means the following Liens, subject however, in the case of the Property, to the terms of the Lease:

(a)         Liens in favor of the Lessor, the Agent or any Participant under the Operative Documents;

(b)        Liens for taxes, assessments or governmental charges or claims not yet due or (i) other than in the case of the Property, with respect to which the Lessee or its Subsidiaries are taking each of the actions required pursuant to Section 10.1(a)(iii) of the Participation Agreement, and (ii) in the case of the Property, which are being properly contested in accordance with Section 13.1 of the Lease, but only for so long as the requirements of Section 13.1 of the Lease continue to be satisfied;

(c)         statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)        Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto or on account thereof;

(e)         easements, rights-of-way, zoning restrictions, encroachments, imperfections and other minor defects or irregularities in title, which, individually or in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Lessee or any of its Subsidiaries;

(f)         Liens on property or assets of any corporation which becomes a Subsidiary of the Lessee or on any property or assets acquired by the Lessee or any of its Subsidiaries after the Closing Date, provided that (A) such Liens exist at the time the stock of said corporation or assets or property is or are acquired by the Lessee and (B) such Liens were not created in contemplation of such acquisition by the Lessee or Subsidiary;

(g)        any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property;

(h)        licenses of patents, trademarks and other intellectual property rights granted by the Lessee or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Lessee or such Subsidiary;

(i)          judgment liens not constituting an Event of Default pursuant to Section 17.1(h) of the Lease;

(j)          Liens described in Schedule 10.1(b)(ii) to the Participation Agreement and existing on the Closing Date;

(k)         Liens securing Indebtedness permitted pursuant to Section 10.1(b)(i)(H), 10.1(b)(i)(I) and 10.1(b)(i)(K) of the Participation Agreement; provided, in the case of Indebtedness permitted by Section 10.1(b)(i)(H) or Section 10.1(b)(i)(I) of the Participation Agreement, any Lien permitted hereby shall encumber only the asset acquired with the proceeds of  such Indebtedness and such Liens do not secure any other Indebtedness; and

(l)          any extension or replacement of any of the foregoing in accordance with the terms thereof;

provided, (i) any Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, and (ii) any Lien relating to or imposed in connection with any Environmental Claim, in each case is expressly prohibited hereunder.

             "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other entity.

             "Phase I Facility" means the Phase I Land Interest and the Phase I Improvements.

             "Phase I Improvements" means the corporate headquarters facility described in the applicable Plans and Specifications and located on the Phase I Land Interest, together with all other Improvements existing on or with respect to the Phase I Land Interest on the Land Interest Acquisition Date therefor.

             Phase I Land Interest" means fee title to the parcel of real property described on Schedule 1 of Lease Supplement delivered on the Land Interest Acquisition Date in respect of the Phase I Facility, and all Appurtenant Rights attached thereto.

             "Phase II Facility" means the Phase II Land Interest and the Phase II Improvements.

             "Phase II Improvements" means the corporate headquarters facility described in the applicable Plans and Specifications and located on the Phase II Land Interest, together with all other Improvements existing on or with respect to the Phase II Land Interest on the Land Interest Acquisition Date therefor.

             "Phase II Land Interest" means fee title to the parcel of real property described on Schedule 1 of Lease Supplement delivered on the Land Interest Acquisition Date in respect of the Phase II Facility, and all Appurtenant Rights attached thereto.

             "Plans and Specifications" means, with respect to the Phase I Improvements or the Phase II Improvements, as the case may be, the plans and specifications for such Improvements on the applicable Land Interest delivered by the Lessee to the Lessor pursuant to Section 6.2(k) of the Participation Agreement. "Project Costs" means "project costs" within the meaning of such term under GAAP in effect on the date of the Participation Agreement.

             "Pre-Existing Environmental Conditions" means those Hazardous Conditions  that are the subject of California Regional Water Quality Control Board, San Francisco Bay Region Order No. 00-124, adopted November 29, 2000.

             "Property" means (i) the Land Interests and (ii) all of the Improvements, Equipment and Fixtures at any time located on or under any such Land Interest other than Equipment and Fixtures not financed by an Advance and not becoming property of the Lessor under Article XI of the Lease.

             "Property Acquisition Cost" means, with respect to any portion of the Property, the amount funded by the Lessor under the Participation Agreement to pay the Existing Owner for the purchase price of such portion of the Property as set forth in the Acquisition Request therefor.

             "Property Cost" means with respect to the Property, the aggregate amount of the Property Acquisition Costs plus any Transaction Expenses to the extent paid or reimbursed with the proceeds of an Advance, as set forth in the Acquisition Request and Funding Requests therefor.

             "Property Purchase Agreement" means the Development and Purchase and Sale Agreement dated as of December 22, 1999, as amended as of January 5, 2001 between the Existing Owner, as seller, and Yahoo! Inc., as buyer, together in each case with all exhibits and schedules thereto, which agreement has been further assigned by Yahoo! Inc. to the Lessor pursuant to the Assignments of Property Purchase Agreement.

             "Purchase Money Indebtedness" means Indebtedness that is secured by (i) a purchase money security interest pursuant to the UCC or (ii) another lien under Applicable Law, which Indebtedness secured by such other lien has the characteristics of the Indebtedness secured by the security interest described in clause (i) of this definition.

             "Purchase Notice" is defined in Section 20.1 of the Lease.

             "Purchase Option" is defined in Section 20.1 of the Lease.

             "Purchase Option Price" is defined in Section 20.1 of the Lease.

             "Quick Ratio" shall mean, with respect to the Lessee at any time, the ratio, determined on a consolidated basis in accordance with GAAP, of:

(a)         The sum (without duplication) of all unencumbered cash, Cash Equivalents, long-term debt securities and net accounts receivable of the Lessee and its Subsidiaries at such time;

             to

(b)        the current liabilities of the Lessee and its Subsidiaries at such time (including current liabilities of the Lessee and its Subsidiaries in connection with synthetic leases and other off-balance sheet Funded Indebtedness).

             (In calculating the Quick Ratio, Cash Equivalents shall be marked to market quarterly).

             "Rate Contracts" shall mean swap agreements (as that that term is defined in Section 101 of the Federal Bankruptcy Reform Act of 1978, as amended) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

             "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

             "Remarketing Option" is defined in Section 22.1 of the Lease.

             "Renewal Effective Date" is defined in Section 21.1(a) of the Lease.

             "Renewal Option" is defined in Section 21.1(a) of the Lease.

             "Renewal Request" is defined in Section 21.1(a) of the Lease.

             "Renewal Response Date" is defined in Section 21.1(a) of the Lease.

             "Renewal Term" means a renewal term immediately following the Initial Expiration Date or the Extended Expiration Date, as the case may be, in the event the Lessee has exercised a Renewal Option pursuant to Section 21.1 of the Lease and such Renewal Request has been granted in accordance with the terms of the Lease.

             "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

             "Replacement Participant" is defined in Section 3.6(c) of the Participation Agreement.

             "Requesting Party" is defined in Section 26.1 of the Lease.

             "Required Modification" is defined in Section 11.1(a) of the Lease.

             "Required Participants" means, at any time, Participants (excluding the Tranche Y Participant) the Commitment Percentages of which aggregate at least 66-2/3% of the Total Commitments (excluding the Commitments held by the Tranche Y Participant).

             "Requirement of Law" means all Federal, foreign, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Property, any of the Improvements or the demolition, construction, use or alteration thereof, whether now or hereafter enacted and in force, including any that require repairs, modifications or alterations in or to the Property or any portion thereof or in any way limit the use and enjoyment thereof (including all building, zoning and fire codes and the Americans with Disabilities Act of 1990, 42 U.S.C. § 1201 et. seq. and any other similar Federal, foreign, state or local laws or ordinances and the regulations promulgated thereunder) and any that may relate to environmental requirements (including all Environmental Laws), and all permits, certificates of occupancy, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments which are either of record or known to the Lessee affecting the Property or any portion thereof, the Appurtenant Rights and any easements, licenses or other agreements entered into pursuant to Section 12.2 of the Lease.

             "Residual Value Guarantee Amount" means an amount equal to the Tranche A Proportionate Share of the Lease Balance.

             "Response Actions" means remove, removal, remedy, and remedial action as those terms are defined in CERCLA, 42 U.S.C. § 9601.

             "Responsible Officer" means, with respect to the Lessee, the chief executive officer, the president, any executive vice president, the chief financial officer, the treasurer, the vice president of finance and, with respect to legal matters, the general counsel..

             "Responsible Officer's Certificate" means a certificate of the Lessee signed by any Responsible Officer of the Lessee, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

             "Restricted Subsidiary" means as of any date of determination each Subsidiary of Lessee, the assets of which as of such date (as determined in accordance with GAAP) comprise ten percent (10.0%) or more of the Lessee's Consolidated Assets as of such date.

             "S&P" means Standard & Poor's Ratings Group, a division of The McGraw Hill Corporation.

             "Scheduled Payment Date" means (a) as to any Eurodollar Rate Advance having an Interest Period of one, two or three months, the last day of such Interest Period, (b) as to any Eurodollar Rate Advance having an Interest Period longer than three months, the last day of the first three month period in such Interest Period and the last day of such Interest Period, and (c) as to any Alternate Base Rate Advance, the last Business Day of each quarter.

             "SEC" means the Securities and Exchange Commission and any successor thereto.

             "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

             "Security Documents" means the collective reference to the Mortgages, the Assignment of Lease, the Cash Collateral Agreement and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Lessor to the Agent and the Participants under the Participation Agreement or of the Lessee to the Lessor under the Lease.

             "Shortfall Amount" means, as of the Expiration Date, the amount that the aggregate Asset Termination Value will exceed the aggregate of the Net Sales Proceeds and the Residual Value Guarantee Amount upon the completion of a sale of the Property pursuant to Article XXII of the Lease.

             "Significant Casualty" means (i) a Casualty that results in an insurance settlement on the basis of a total loss, or a constructive or compromised total loss, or (ii) a Casualty that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered by the Lessee to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as a commercial property of the type of such property immediately prior to such Casualty or (b) is so substantial in nature that restoration of the Property to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

             "Significant Condemnation" means (i) a Condemnation that involves a taking of the Lessor's entire title to a Land Interest, (ii) a Condemnation that results in loss of possession of the Property by the Lessee for a period in excess of one hundred eighty (180) consecutive days, or (iii) a Condemnation that in the reasonable, good faith judgment of the Lessee (as evidenced by a Responsible Officer's Certificate delivered by the Lessee to the Lessor pursuant to Section 16.1 of the Lease) either (a) renders the Property unsuitable for continued use as commercial property of the type of such property immediately prior to such Condemnation or (b) is such that restoration of the Property to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

             "Significant Event" means, as the case may be, (i) a Significant Casualty, (ii) a Significant Condemnation, (iii) an event where the restoration of the Property subject to a Casualty or Condemnation shall not be completed prior to the earlier of (A) the 180th day prior to the Expiration Date or (B) twelve (12) months following the occurrence of such Casualty or Condemnation or (iv) the occurrence of an Environmental Violation where the costs to clean up or remediate the same are reasonably estimated by the Lessee to exceed 30% of Asset Termination Value.

             "Sub-Participant" is defined in Section 12.2(a) of the Participation Agreement.

             "Subsidiary" of any Person shall mean (a) any corporation of which more than 50% of the issued and outstanding Equity Securities having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries, (b) any partnership, joint venture, or other Person of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture, business trust or other person is at the time owned and controlled by such Person, by such Person and one or more of the other Subsidiaries or by one or more of such Person's other Subsidiaries or (c) any other Person included in the financial statements of such Person on a consolidated basis.  The term "Subsidiary" as used in the Operative Documents shall refer to a Subsidiary of the Lessee unless otherwise expressly required, but shall in all events exclude Yahoo! Japan in the event such entity would ever otherwise constitute a Subsidiary under the Operative Documents.

             "Supplemental Rent" means all amounts, liabilities and obligations (other than Basic Rent) which the Lessee assumes or agrees to pay to the Lessor or any other Person under the Lease or any of the other Operative Documents, including, without limitation, and without duplication, payments of the Residual Value Guarantee Amount, any Shortfall Amount payable pursuant to Section 13.2 of the Participation Agreement and payments pursuant to Sections 16.2, 16.3, or 17.6 of the Lease and Articles XX and XXII of the Lease.

             "Surety Instruments" shall mean all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

             "Taxes" is defined in the definition of Impositions.

             "Term" is defined in Section 2.3 of the Lease.

             "Termination Date" is defined in Section 15.1(d), 16.2(a) and 17.2(e) of the Lease.

             "Termination Notice" is defined in Section 16.1 of the Lease.

             "Total Commitment" means the amount set forth as such in Schedule I to the Participation Agreement or, if such amount is reduced pursuant to Section 3.6(a) of the Participation Agreement, the amount to which so reduced.

             "Tranche A Participants" means the Tranche Y Participant and any assignee thereof consented to in writing by the Agent.

             "Tranche A Participation Interest" means, as to each Tranche A Participant as of any date of determination, such Participant's Tranche A Participation Interest Commitment Percentage then in effect, multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche A Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement.

             "Tranche A Participation Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

             "Tranche A Participation Interest Commitment Percentage" means (i) with respect to the Tranche Y Participant, 86.0% of the Aggregate Commitments.

             "Tranche A Proportionate Share" means with respect to the Residual Value Guarantee Amount 86.0% of the Aggregate Commitments.

             "Tranche B Participant Balance" means for each Tranche B Participant as of any date of determination an amount equal to the sum of such Participant's Tranche B Participation Interest as of such date in all outstanding Advances together with all accrued and unpaid interest thereon and all other amounts owed to such Tranche B Participant under the Operative Documents.

             "Tranche B Participants" means those Participants maintaining a Tranche B Participation Interest Commitment and purchasing a Tranche B Participation Interest in the Advances.

             "Tranche B Participation Interest" means, as to each Tranche B Participant as of any date of determination, such Tranche B Participant's Tranche B Participation Interest Commitment Percentage then in effect multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche B Participation Interest Commitment Percentage under Section 3.4 of the Participation Agreement.

             "Tranche B Participation Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

             "Tranche B Participation Interest Commitment Percentage" means (i) with respect to all Tranche B Participants in the aggregate, 10.45% of the Aggregate Commitments, and (ii) with respect to each Tranche B Participant, the percentage of the Aggregate Commitments set forth after such Participant's Tranche B Participation Interest Commitment in Schedule I to the Participation Agreement (as amended from time to time).

             "Tranche C Equity Interest" means, as to each Tranche C Participant as of any date of determination, such Tranche C Participant's Tranche C Equity Interest Commitment Percentage then in effect multiplied by the outstanding amount of all Advances as to which such Participant has funded its Tranche C Equity Interest Commitment Percentage under Section 3.4 of the Participation Agreement.

             "Tranche C Equity Interest Commitment" is defined in Section 3.5 of the Participation Agreement.

             "Tranche C Equity Interest Commitment Percentage" means (i) with respect to all Tranche C Participants in the aggregate at any time, 3.55% (and in no event less than 3%) of the Aggregate Commitments, and (ii) with respect to each Tranche C Participant, the percentage of the Aggregate Commitments set forth after such Participant's Tranche C Equity Interest Commitment in Schedule I to the Participation Agreement (as amended from time to time).

             "Tranche C Participant Balance" means for each Tranche C Participant as of any date of determination an amount equal to the sum of such Participant's Tranche C Equity Interest as of such date in all outstanding Advance, together with all accrued and unpaid yield thereon and all other amounts owed to such Tranche C Participant under the Operative Documents.

             "Tranche C Participants" means those Participants maintaining a Tranche C Equity Interest Commitment and purchasing a Tranche C Equity Interest in the Advances.

             "Tranche Y Participant" means Yahoo! Inc., in its capacity as a Participant maintaining a Tranche A Participation Interest Commitment and purchasing a Tranche A Participation Interest in the Advances.

             "Transaction Expenses" means all costs and expenses incurred in connection with the preparation, execution and delivery of the Operative Documents and the transactions contemplated by the Operative Documents including without limitation:

             (a)         the reasonable fees, out-of-pocket expenses and disbursements of counsel for the Lessor and the Agent, in negotiating the terms of the Operative Documents and the other transaction documents, preparing for the closing under, and rendering opinions in connection with, such transactions (including each Property acquisition closing on a Land Interest Acquisition Date) and in rendering other services customary for counsel representing parties to transactions of the types involved in the transactions contemplated by the Operative Documents;

             (b)        the reasonable fees, out-of-pocket expenses and disbursements of counsel, and (without duplication) the reasonable allocated cost of internal legal services and all disbursements of internal counsel of each of the Lessor, the Participants (other than the Tranche Y Participant) and the Agent in connection with (1) any amendment, supplement, waiver or consent with respect to any Operative Documents, and (2) any enforcement of any rights or remedies against the Lessee in respect of the Operative Documents;

             (c)         any other reasonable fees, out-of-pocket expenses, disbursements or cost of the Lessor or the Agent incurred in connection with the transactions contemplated by the Operative Documents including any amounts paid to insurance consultants;

             (d)        any and all Taxes and fees incurred in recording, registering or filing any Operative Document or any other transaction document, any deed, declaration, mortgage, security agreement, notice or financing statement with any public office, registry or governmental agency in connection with the transactions contemplated by the Operative Documents;

             (e)         any title fees, premiums and escrow costs and other expenses relating to title insurance and the closings contemplated by the Operative Documents;

             (f)         all expenses relating to all Environmental Audits;

             (g)        the Arrangement Fee;

             (h)        any and all Appraisal fees.

             "Trustee" is defined in Section 7.1(f) of the Lease.

             "UCC Financing Statements" means collectively the Agent Financing Statements and the Lessor Financing Statements.

             "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

             "Wholly-Owned Domestic Subsidiary" means a Domestic Subsidiary of the Lessee that is a Wholly-Owned Subsidiary.

             "Wholly-Owned Foreign Subsidiary" means a Foreign Subsidiary of the Lessee that is a Wholly-Owned Subsidiary.

             "Wholly-Owned Subsidiary" means a Subsidiary of the Lessee, at least 99% of the capital stock of which (other than directors' qualifying shares) is owned by the Lessee or another Wholly-Owned Subsidiary.